EXHIBIT (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock
of
U.S. Xpress Enterprises, Inc.
at
$20.10 Net Per Share
by
New Mountain Lake Acquisition Company

The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on October 11, 2007, unless the Offer is extended.

New Mountain Lake Acquisition Company, a Nevada corporation (“Purchaser”) and a wholly owned subsidiary of New Mountain Lake Holdings, LLC, a Nevada limited liability company (“Holding Company”), is offering to purchase for cash all outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Shares”), of U.S. Xpress Enterprises, Inc., a Nevada corporation (“U.S. Xpress”), other than Class A Shares already owned by Purchaser, Holding Company, and the Continuing Investors (as defined below), at a price of $20.10 per Class A Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Holding Company is owned by Patrick E. Quinn, Max L. Fuller, Quinn Family Partners, and the Max Fuller Family Limited Partnership (collectively, the “Continuing Investors”). Mr. Quinn and Mr. Fuller serve as the President and Chief Executive Officer, respectively, of U.S. Xpress and are Co-Chairmen of the U.S. Xpress board of directors. The Continuing Investors currently own approximately 26.9% of the outstanding Class A Shares and 100.0% of the outstanding shares of Class B Common Stock, par value $0.01 per share (“Class B Shares”), of U.S. Xpress. The Class A Shares have one vote per share and the Class B Shares have two votes per share, and all such shares vote together as a single class on most matters. As a result of their stock ownership, the Continuing Investors collectively hold approximately 50.8% of the voting power of all outstanding shares of common stock of U.S. Xpress.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Class A Shares that, excluding the Class A Shares beneficially owned by Purchaser, Holding Company, the Continuing Investors, and the directors and executive officers of U.S. Xpress, will constitute at least a majority of the remaining outstanding Class A Shares as of the date the Class A Shares are accepted for payment pursuant to the Offer (the “Majority of Unaffiliated Shares Condition”); (ii) there being validly tendered and not withdrawn a number of Class A Shares that, when aggregated with the Class A Shares and Class B Shares to be contributed by the Continuing Investors to Purchaser, will represent ninety percent (90%) of the issued and outstanding Class A Shares and Class B Shares combined, on a fully diluted basis, as of the date the Class A Shares are accepted for payment pursuant to the Offer (the “90% Condition”); (iii) Purchaser’s receipt of proceeds under its financing commitment from SunTrust Bank and SunTrust Robinson Humphrey, Inc. (the “Funding Condition”); (iv) the taking of all necessary action by the U.S. Xpress board of directors to render inapplicable all relevant anti-takeover statutes, including Section 78.378, et seq. of the Nevada Revised Statutes, and the continuing effectiveness of such action (the “Anti-Takeover Condition”); and (v) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the regulations thereunder (the “Antitrust Condition”). The Offer also is conditioned upon certain other conditions described in “The Tender Offer — Section 11. Conditions to the Offer”. Any of the conditions to the Offer, other than the Majority of Unaffiliated Shares Condition and the Antitrust Condition, may be waived by Purchaser. Purchaser, however, will not waive the 90% Condition without the prior consent of the special committee of U.S. Xpress’s board of directors. The Majority of Unaffiliated Shares Condition and the Antitrust Condition are not waivable.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is:

September 12, 2007

IMPORTANT

If you wish to tender all or any portion of your Class A Shares, you should do one of the following, as applicable: (i) complete and sign the enclosed Letter of Transmittal and enclose all of the documents required by it and its instructions, including your Class A Share certificates and any required signature guarantees, and mail or deliver them to LaSalle Bank National Association, the Depositary for the Offer, at the address listed on the back cover of this document; (ii) follow the procedure for book-entry transfer of Class A Shares set forth in “The Tender Offer — Section 3. Procedures for Tendering Class A Shares”; or (iii) request your broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for you. If you have Class A Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you must contact your broker, dealer, commercial bank, trust company, or other nominee if you desire to tender your Class A Shares.

If you desire to tender Class A Shares and the certificates for your Class A Shares are not immediately available, or if you cannot comply with the procedure for book-entry transfer on a timely basis, you may tender your Class A Shares by following the procedures for guaranteed delivery set forth in “The Tender Offer — Section 3. Procedures for Tendering Class A Shares”.

Questions and requests for assistance may be directed to the Information Agent or to the dealer manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks, or trust companies.

i

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE OFFER	3
INTRODUCTION	9
SPECIAL FACTORS	11
1. Background of the Offer	11
2. Purpose of the Offer; Purchaser’s Plans for U.S. Xpress; Consideration of Alternatives	24
3. Certain Effects of the Offer and Merger	26
4. Position of Purchaser, Holding Company, and the Continuing Investors Regarding Fairness of the Offer and Merger	26
5. Preliminary Report of Stifel Nicolaus to Purchaser	28
6. Conduct of the Business of U.S. Xpress if the Offer is not Completed	37
7. Appraisal Rights	38
8. Transactions and Arrangements Concerning the Class A Shares	39
9. Related Party Transactions	40
THE TENDER OFFER	42
1. Terms of the Offer	42
2. Acceptance for Payment and Payment for Class A Shares	43
3. Procedures for Tendering Class A Shares	44
4. Rights of Withdrawal	47
5. Material United States Federal Income Tax Consequences of the Offer and Merger	48
6. Price Range of the Class A Shares	50
7. Certain Information Concerning U.S. Xpress	51
8. Certain Information Concerning Purchaser, Holding Company, and the Continuing Investors	56
9. Source and Amount of Funds	56
10. Dividends and Distributions	59
11. Conditions to the Offer	60
12. Effect of the Offer on the Market for the Class A Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations	62
13. Certain Legal Matters; Regulatory Approvals	63
14. Fees and Expenses	67
15. Miscellaneous	67
SCHEDULE A — INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, THE MANAGERS OF HOLDING COMPANY, THE PARTNERS OF QUINN FAMILY PARTNERS, AND THE PARTNERS OF THE MAX FULLER FAMILY LIMITED PARTNERSHIP
A-1
SCHEDULE B — SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	B-1
SCHEDULE C — NEVADA DISSENTER’S RIGHTS STATUTES	C-1

ii

SUMMARY TERM SHEET

The following summary discusses the most material terms of New Mountain Lake Acquisition Company’s Offer to Purchase shares of Class A Common Stock, par value $0.01 per share, of U.S. Xpress Enterprises, Inc., but it is intended to be an overview only. The following summary may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire Offer to Purchase, the related Letter of Transmittal, and the other documents to which this Offer to Purchase refers. In the following summary and throughout this Offer to Purchase, we refer to New Mountain Lake Acquisition Company as “Purchaser”, to shares of Class A Common Stock as “Class A Shares”, and to U.S. Xpress Enterprises, Inc. and its subsidiaries as “U.S. Xpress”. The terms “we”, “our”, “ours”, and “us” refer to Purchaser and its affiliates, which are described in more detail below. We have included section, heading, and page references in the following summary to direct you to a more complete description of the topics discussed.

•	We propose to acquire all of the Class A Shares of U.S. Xpress not owned by us at a price of $20.10 per Class A Share, subject to the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “The Tender Offer — Section 1. Terms of the Offer” beginning on page 42 for a description of the terms of the Offer. We refer to this Offer to Purchase and the Letter of Transmittal together as the “Offer”.

•	Purchaser is the wholly owned subsidiary of New Mountain Lake Holdings, LLC, which we refer to as “Holding Company”. Holding Company, in turn, is owned by Patrick E. Quinn, Max L. Fuller, Quinn Family Partners, and the Max Fuller Family Limited Partnership, which are referred to collectively as the “Continuing Investors”. Both Purchaser and Holding Company were formed solely for purposes of making the Offer and engaging in the other related transactions described in this Offer to Purchase. Mr. Quinn and Mr. Fuller serve as the President and Chief Executive Officer, respectively, of U.S. Xpress and are Co-Chairmen of the U.S. Xpress board of directors. The Continuing Investors currently own approximately 26.9% of the outstanding Class A Shares. The Continuing Investors also own 100.0% of the outstanding shares of Class B Common Stock, par value $0.01 per share, of U.S. Xpress, which are referred to as the “Class B Shares”. The Class A Shares have one vote per share and the Class B Shares have two votes per share, and all such shares vote together as a single class on most matters. As a result of their stock ownership, the Continuing Investors collectively hold approximately 50.8% of the voting power of all outstanding shares of common stock of U.S. Xpress. See “The Tender Offer — Section 8. Certain Information Concerning Purchaser, Holding Company, and the Continuing Investors” beginning on page 56 for additional information regarding Purchaser, Holding Company, the Continuing Investors, and their stock ownership.

•	The Offer is conditioned upon, among other things:

•	There being validly tendered and not withdrawn a number of Class A Shares that, excluding the Class A Shares beneficially owned by us and by the directors and executive officers of U.S. Xpress, will constitute at least a majority of the remaining outstanding Class A Shares as of the date the Class A Shares are accepted for payment pursuant to the Offer. We refer to this condition as the “Majority of Unaffiliated Shares Condition”.

•	There being validly tendered and not withdrawn a number of Class A Shares that, when aggregated with the Class A Shares and Class B Shares to be contributed by the Continuing Investors to Purchaser, will represent ninety percent (90%) of the issued and outstanding Class A Shares and Class B Shares combined, on a fully diluted basis, as of the date the Class A Shares are accepted for payment pursuant to the Offer. We refer to this condition as the “90% Condition”.

•	Our receipt of proceeds under our financing commitment from SunTrust Bank and SunTrust Robinson Humphrey, Inc. We refer to this condition as the “Funding Condition”.

•	The taking of all necessary action by the U.S. Xpress board of directors to render inapplicable all relevant anti-takeover statutes, and the continuing effectiveness of such action. We refer to this condition as the “Anti-Takeover Condition”.

•	The expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. We refer to this condition as the “Antitrust Condition”.

The Majority of Unaffiliated Shares Condition and the Antitrust Condition cannot be waived by us, and we will not waive the 90% Condition, without the prior consent of the special committee of U.S. Xpress’s board of directors. The 90% Condition, Funding Condition, Anti-Takeover Condition, and other conditions described in “The Tender Offer — Section 11. Conditions to the Offer” are waivable at our option. See “Introduction” and “The Tender Offer — Section 11. Conditions to the Offer” beginning on pages 9 and 60, respectively, for a description of these conditions and certain other conditions to the Offer.

•	If the Offer is completed and the Anti-Takeover Condition and 90% Condition are satisfied, we will effect a merger between U.S. Xpress and Purchaser under the short-form merger provisions of Chapter 92A of the Nevada Revised Statutes, unless it is not lawful to do so. Under Section 92A.180 of the Nevada Revised Statutes, such a short-form merger may be effected without the affirmative vote of, or prior notice to, the board of directors or stockholders of U.S. Xpress upon ownership by Purchaser of at least ninety percent (90%) of the outstanding Class A Shares and Class B Shares combined. If all conditions to the Offer have been satisfied or waived, where applicable, the Continuing Investors will contribute their Class A Shares and Class B Shares to Purchaser in order to facilitate the short-form merger. See “Special Factors — Section 2. Purpose of the Offer; Purchaser’s Plans for U.S. Xpress; Consideration of Alternatives” and “Special Factors — Section 7. Appraisal Rights” beginning on pages 24 and 38, respectively, for additional information regarding the merger.

•	This is a “going private” transaction. As a result of the merger described above:

•	We would own all of the equity interests in U.S. Xpress.

•	The current stockholders of U.S. Xpress, other than us, no longer would have any interest in the future earnings or growth of U.S. Xpress.

•	U.S. Xpress would no longer be a public company, and its financial statements no longer would be publicly available.

•	The Class A Shares no longer would trade on the NASDAQ Global Select Market.

See “Special Factors — Section 3. Certain Effects of the Offer and Merger” beginning on page 26 for more information on the effects of the Offer and merger.

•	The Offer has been commenced without obtaining the prior approval of the U.S. Xpress board of directors. See “Special Factors — Section 2. Purpose of the Offer; Purchaser’s Plans for U.S. Xpress; Consideration of Alternatives” beginning on page 24 for additional information. The U.S. Xpress board of directors is required to advise holders of Class A Shares of its position on the Offer within ten (10) business days of the date of this Offer to Purchase.

•	Stockholders who tender and sell their Class A Shares in the Offer may, if the Offer is completed, receive cash for those Class A Shares sooner than stockholders who wait for the merger. However, the stockholders who tender their Class A Shares will not be entitled to a judicial appraisal of the fair value of their Class A Shares under the applicable provisions of the Nevada Revised Statutes. If the Offer is completed, any stockholders who do not tender their Class A Shares may exercise such appraisal rights in accordance with Section 92A.380 of the Nevada Revised Statutes following notice of the merger. See “Special Factors — Section 7. Appraisal Rights” beginning on page 38 and Schedule C for more information on appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Who is offering to buy my securities?

Our name is New Mountain Lake Acquisition Company. We are a Nevada corporation formed for the purpose of making this Offer for all of the Class A Shares of U.S. Xpress, other than the Class A Shares we already own. We are a wholly owned subsidiary of New Mountain Lake Holdings, LLC, a Nevada limited liability company. New Mountain Lake Holdings, LLC is owned by the Continuing Investors, who are Patrick E. Quinn, Max L. Fuller, Quinn Family Partners, and the Max Fuller Family Limited Partnership. For further information about us, see “The Tender Offer — Section 8. Certain Information Concerning Purchaser, Holding Company, and the Continuing Investors” beginning on page 56.

What are the classes and amounts of securities sought in the Offer?

We are offering to buy all of the Class A Shares not owned by us. For additional information about the terms of the Offer, see “The Tender Offer — Section 1. Terms of the Offer” beginning on page 42.

How much are you offering to pay and what is the form of payment?

We are offering to pay $20.10 for each Class A Share in cash, without interest, less any required withholding taxes. For additional information about the terms of the Offer, see “The Tender Offer — Section 1. Terms of the Offer” beginning on page 42.

Will I have to pay any fees or commissions?

If you are the record owner of your Class A Shares and you tender your Class A Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Class A Shares through a broker, dealer, bank, trust company, or other nominee, and your nominee tenders your Class A Shares on your behalf, your nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company, or other nominee to determine whether any charges will apply. For additional information about tendering your Class A Shares, see “The Tender Offer — Section 3. Procedures for Tendering Class A Shares” beginning on page 44.

Do you have the financial resources to pay for the Class A Shares?

Assuming the closing of the financing contemplated by our financing commitment from SunTrust Bank and SunTrust Robinson Humphrey, Inc., which we refer to as the “Financing Commitment”, we will have the financial resources to pay for the Class A Shares. As described in the following question and answer, the Offer is subject to a financing condition. We estimate that the total amount of funds required to purchase all of the outstanding Class A Shares (other than those already owned by us) pursuant to the Offer and to pay related fees and expenses will be approximately $197.2 million. Under the Financing Commitment, SunTrust Bank and SunTrust Robinson Humphrey, Inc. have agreed to provide us with a $50.0 million revolving credit facility, a $185.0 million tranche B term loan, and a $142.8 million liquidity facility in support of a receivables securitization commitment. The proceeds of the tranche B term loan will be used to finance the Offer and the merger and to fund transaction costs. Transaction costs also may be funded from the revolving credit facility. The balance of funds needed to finance the Offer and the merger and to pay transaction costs will be provided by U.S. Xpress’s cash on hand. The revolving credit facility, the liquidity facility, and the receivables securitization will be used after the Offer and the merger to fund working capital, to provide letters of credit, and for other general corporate purposes. The Financing Commitment is subject to certain conditions. There is a possibility that we may not obtain such funds due to these conditions. In the event that we do not receive the proceeds of the Financing Commitments, we will not be obligated to purchase your Class A Shares in the Offer. For additional information on the financing for the Offer and the merger, see “The Tender Offer — Section 9. Source and Amount of Funds” beginning on page 56.

What are the most significant conditions to the Offer?

The offer is conditioned upon satisfaction of the following conditions, among other things:

•	The Majority of Unaffiliated Shares Condition, which requires there being validly tendered and not withdrawn a majority of the Class A Shares, excluding Class A Shares owned by us and by the directors and executive officers of U.S. Xpress.

•	The 90% Condition, which requires there being validly tendered and not withdrawn a sufficient number of Class A Shares such that, upon acceptance for payment and payment for the tendered Class A Shares pursuant to the Offer, we will own at least ninety percent (90%) of the issued and outstanding Class A Shares and Class B Shares combined.

•	The Funding Condition, which requires that we have received proceeds from the Financing Commitment.

•	The Anti-Takeover Condition, which requires the U.S. Xpress board of directors to take all necessary action to render inapplicable all relevant anti-takeover statutes, including Section 78.378, et seq. of the Nevada Revised Statutes, and also requires the continuing effectiveness of such action.

•	The Antitrust Condition, which requires the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

The Majority of Unaffiliated Shares Condition and the Antitrust Condition cannot be waived by us, and we will not waive the 90% Condition without the prior consent of the special committee of U.S. Xpress’s board of directors. The 90% Condition, Funding Condition, Anti-Takeover Condition, and other conditions described in “The Tender Offer — Section 11. Conditions to the Offer” are waivable at our option. For a description of these conditions and certain other conditions to the Offer, see “The Tender Offer — Section 11. Conditions to the Offer” on page 60.

Is your financial condition relevant to my decision to tender Class A Shares in the Offer?

We do not think our financial condition is relevant to your decision whether to tender your Class A Shares in the Offer because (a) the Offer is being made solely for cash, (b) if we consummate the Offer, we will acquire all remaining shares in the merger for the same cash price, and (c) we have received the Financing Commitment to provide funds sufficient to purchase all Class A Shares not otherwise owned by us. For additional information, see “The Tender Offer — Section 8. Certain Information Concerning Purchaser, Holding Company, and the Continuing Investors” beginning on page 56.

Why are you making the Offer?

We are making the Offer in order to acquire all of the equity interests in U.S. Xpress. We believe that making the Offer directly to the public stockholders of U.S. Xpress will be significantly faster than making a proposal for consideration by the U.S. Xpress board of directors and negotiating a merger agreement with the directors. As a result, the public stockholders of U.S. Xpress will be able to receive payment for their Class A Shares more quickly. Further, we believe a shorter process will minimize business disruptions for U.S. Xpress, providing benefits to customers and employees, as well as to us. In addition, we believe that a direct offer to stockholders allows the decision regarding the proposed transaction to be made by the stockholders who actually own the Class A Shares at the time of tendering, and, accordingly, have a true economic interest in the decision. In a one-step, negotiated merger process, a vote of stockholders is required and voting rights are limited to those who held stock on a record date several weeks prior to the date of the vote and who therefore may or may not be stockholders as of the date of the vote. Finally, we believe that the vast majority of stockholders of U.S. Xpress are sophisticated investors capable of evaluating the fairness of the Offer. For additional information on the background and reasons for the Offer, see “Special Factors — Section 2. Purpose of the Offer; Purchaser’s Plans for U.S. Xpress; Consideration of Alternatives” beginning on page 24.

Is the Offer being made as a result of an agreement with U.S. Xpress?

No. We are making the Offer directly to you without any agreement with U.S. Xpress.

Has the Offer been approved by the U.S. Xpress board of directors?

No. This Offer is being made without obtaining the prior approval of the U.S. Xpress board of directors. The approval of the U.S. Xpress board of directors is not required for stockholders to tender their Class A Shares or for us to acquire Class A Shares through the Offer. However, the U.S. Xpress board of directors must take action to render certain anti-takeover statutes inapplicable in order for the Anti-Takeover Condition to be satisfied. For additional information, see “Special Factors — Section 2. Purpose of the Offer; Purchaser’s Plans for U.S. Xpress; Consideration of Alternatives” and “The Tender Offer — Section 11. Conditions to the Offer” beginning on pages 24 and 60, respectively.

What does the U.S. Xpress board of directors recommend?

The U.S. Xpress board of directors has formed a special committee, consisting solely of independent directors, that is authorized to consider and evaluate the Offer and to make a recommendation on behalf of the U.S. Xpress board of directors with respect to the Offer. The special committee has not yet made a recommendation. The special committee, acting on behalf of the U.S. Xpress board of directors, is required to advise holders of Class A Shares of its position on the Offer within ten (10) business days of the date of this Offer to Purchase.

How long do I have to decide whether to tender in the initial offering period?

You may tender your Class A Shares until 5:00 p.m., New York City time, on October 11, 2007, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period or provide a subsequent offering period. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in “The Tender Offer — Section 3. Procedures for Tendering Class A Shares” beginning on page 44.

Can the Offer be extended, and how will I be notified if the Offer is extended?

Yes, we may elect to extend the Offer. We can do so by issuing a press release no later than 9:00 a.m., New York City time, on the business day following the scheduled expiration date of the Offer, stating the extended expiration date and the approximate number of Class A Shares tendered to date. For additional information about extension of the Offer, see “The Tender Offer — Section 1. Terms of the Offer” beginning on page 42.

Will there be a subsequent offering period?

Following the satisfaction or waiver of all conditions to the Offer and the acceptance of and payment for all of the Class A Shares tendered during the offering period, we may elect to provide a subsequent offering period of at least three (3) business days, during which time stockholders whose Class A Shares have not been accepted for payment may tender, but not withdraw, their Class A Shares and receive the Offer consideration. We are not permitted under the federal securities laws to provide a subsequent offering period of more than twenty (20) business days. For more information concerning a subsequent offering period, see “The Tender Offer — Section 1. Terms of the Offer” and “The Tender Offer — Section 4. Rights of Withdrawal” beginning on pages 42 and 47, respectively.

How do I tender my Class A Shares?

If you hold the certificates for your Class A Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates and any required signature guarantees, and send them to LaSalle Bank National Association, the “Depositary” for the Offer, at the address listed on the back cover of this Offer to Purchase. You also may tender your Class A Shares by following the procedures for book-entry transfer of Class A Shares, or by having a broker, dealer, commercial bank, trust company, or other nominee effect the transaction for you. If your broker holds your Class A Shares for you in “street name”, you must instruct your broker to tender your Class A Shares on your behalf. If you cannot comply with any of these procedures, you still may be able to tender your Class A Shares by using the guaranteed delivery procedures described in this Offer to Purchase. In any case, the Depositary must receive all required documents prior to the expiration date of the Offer which is 5:00 p.m., New York City time, on October 11, 2007, unless extended. For more information on the procedures for tendering your Class A Shares, see “The Tender Offer — Section 3. Procedures for Tendering Class A Shares” beginning on page 44.

If I accept the Offer, when will I get paid?

If the conditions are satisfied and we consummate the Offer and accept your validly tendered Class A Shares for payment, you will receive a check in an amount equal to the number of Class A Shares you tendered multiplied by the offer price of $20.10, without interest thereon and less any required withholding taxes, promptly following expiration of the Offer. For more information on tendering Class A Shares and receiving payment, see “The Tender Offer — Section 3. Procedures for Tendering Class A Shares” beginning on page 44.

Until what time can I withdraw previously tendered Class A Shares?

The tender of your Class A Shares may be withdrawn at any time prior to the expiration date of the Offer. There will be no withdrawal rights during any subsequent offering period. For more information, see “The Tender Offer — Section 4. Rights of Withdrawal” beginning on page 47.

How do I withdraw previously tendered Class A Shares?

You (or your broker if your shares are held in “street name”) must notify the Depositary at the address and telephone number listed on the back cover of this Offer to Purchase, and the notice must include the name of the stockholder that tendered the Class A Shares, the number of Class A Shares to be withdrawn, and the name in which the tendered Class A Shares are registered. For more complete information about the procedures for withdrawing your previously tendered Class A Shares, see “The Tender Offer — Section 4. Rights of Withdrawal” beginning on page 47.

May I tender shares that I hold indirectly through the U.S. Xpress XPRE$$AVINGS 401(k) Plan?

We have been advised by the plan administrator for the U.S. Xpress XPRE$$AVINGS 401(k) Plan, which is referred to as the “401(k) Plan”, that participants may direct the 401(k) Plan trustee to tender Class A Shares held for their benefit in the 401(k) Plan. You will receive a Tender Offer Instruction Form, which we refer to as the “Instruction Form”, that includes directions on how to make such a direction regarding Class A Shares in your 401(k) Plan. Your directions must be received by Ellen Philip Associates, Inc., the “Independent Tabulator”, by 5:00 p.m., New York City time, on October 9, 2007. If the Offer is not completed because any conditions to the Offer are not satisfied, or the transaction otherwise fails to close, any Class A Shares that 401(k) Plan participants have instructed the Trustee to tender will be returned to the 401(k) Plan participants’ accounts from the Depositary promptly following expiration of the Offer. However, if the conditions are satisfied, or waived where applicable, and the Offer closes, the 401(k) Plan will receive a value equivalent to the number of Class A Shares tendered multiplied by the offer price of $20.10, without interest thereon, promptly following expiration of the Offer. Participants in the 401(k) Plan who wish to withdraw their direction to tender Class A Shares must submit a new Instruction Form indicating the withdrawal by 5:00 p.m., New York City time, on October 9, 2007. For more information on the procedures for tendering and withdrawing Class A Shares held through the 401(k) Plan, see “The Tender Offer — Section 3. Procedures for Tendering Class A Shares “ and “The Tender Offer — Section 4. Rights of Withdrawal” beginning on pages 44 and 47, respectively.

If I decide not to tender, how will the Offer affect my Class A Shares?

If you do not tender your Class A Shares, the Offer might not be consummated because we may not be able to satisfy either the Majority of Unaffiliated Shares Condition or, if not waived, the 90% Condition. If the Majority of Unaffiliated Shares Condition is not satisfied, we will not acquire any Class A Shares through this Offer. Similarly, if the 90% Condition is not satisfied or waived, or if we are unable to obtain the consent of the special committee to such waiver, we will not acquire any Class A Shares through this Offer. If the Offer is not consummated, you will remain a stockholder of U.S. Xpress. If you do not tender your Class A Shares and we consummate the Offer after satisfying the 90% Condition and the Anti-Takeover Condition, we will effect the short-form merger without the vote or approval of the U.S. Xpress board of directors or stockholders, and your Class A Shares will be subject to the merger. For additional information on the merger, see the following question and answer.

If the Offer is consummated, what are your plans with respect to the Class A Shares that are not tendered in the Offer?

If we consummate the Offer, we will effect a merger between U.S. Xpress and Purchaser under the short-form merger provisions of Chapter 92A of the Nevada Revised Statutes, unless it is not lawful to do so. As a result of this merger, any remaining stockholders of U.S. Xpress will receive an amount of cash per Class A Share equal to the amount to be paid in this Offer. For additional information on the merger, see “Special Factors — Section 2. Purpose of the Offer; Purchaser’s Plans for U.S. Xpress; Consideration of Alternatives” and “Special Factors — Section 7. Appraisal Rights” beginning on pages 24 and 38, respectively.

Will I have the right to have my Class A Shares appraised?

If you tender your Class A Shares in the Offer, you will not be entitled to exercise statutory appraisal rights under Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. If you do not tender your Class A Shares in the Offer, and if the subsequent merger of U.S. Xpress and Purchaser occurs, you will have a statutory right to demand payment of the appraised fair value of your Class A Shares plus a fair rate of interest, if any, from the date of the merger. This value may be more or less than, or the same as, the $20.10 per share cash consideration in the Offer and the merger. For additional information on appraisal rights, see “Special Factors — Section 7. Appraisal Rights” beginning on page 38.

What is the market value of my Class A Shares as of a recent date?

On September 11, 2007, the last full trading day prior to the date of this Offer to Purchase, the reported closing price on the NASDAQ Global Select Market was $19.20 per Class A Share. On June 22, 2007, the last full trading day prior to the public announcement of the proposed Offer, the reported closing price was $14.20 per Class A Share. For the ten (10), thirty (30), and sixty (60) trading days ended on June 22, 2007, the average reported closing prices were $13.79, $13.87, and $14.83 per Class A Share, respectively. The $20.10 per Class A Share price represents a 41.5% premium over the June 22, 2007 closing price and premiums of 45.8%, 44.9%, and 35.5% over the average reported closing price for the ten (10), thirty (30), and sixty (60) trading days ended on June 22, 2007, respectively. You should obtain a recent market quotation for Class A Shares in deciding whether to tender your Class A Shares. For recent high and low sales prices for the Class A Shares, see “The Tender Offer — Section 6. Price Range of the Class A Shares” beginning on page 50.

What are your plans with respect to the employees of U.S. Xpress?

We believe that the employees of U.S. Xpress are important to the success of the business and operations of U.S. Xpress, and we do not expect any material changes to the workforce as a result of the Offer or the merger. We plan to provide an incentive program for key U.S. Xpress employees following completion of the Offer and the merger. At this time, we have not finalized any particular incentive plans, but we intend to work with management of U.S. Xpress to minimize any disruption to the U.S. Xpress team.

How will my stock options be treated in the Offer and the merger?

If you hold vested stock options issued by U.S. Xpress, you may tender, prior to the expiration of the Offer, the Class A Shares issued upon exercise of such options by validly exercising your U.S. Xpress options and tendering the Class A Shares issued upon such exercise. To the extent you do not exercise your U.S. Xpress options, following the completion of the Offer, it is our intent to cause all of your remaining U.S. Xpress options to be cancelled, regardless of whether those options are vested or unvested. In exchange, you will receive a cash payment from U.S. Xpress with respect to each share subject to each such option in an amount equal to the excess, if any, of $20.10, without interest thereon and less any required withholding taxes, over the exercise price of each such option, as such price may have been adjusted. For additional information on the treatment of options, see “Special Factors — Section 2. Purpose of the Offer; Purchaser’s Plans for U.S. Xpress; Consideration of Alternatives” beginning on page 24.

What will happen to my restricted stock in the Offer and the merger?

If you have Class A Shares that have been awarded to you as restricted stock under the equity compensation plans of U.S. Xpress and those restricted Class A Shares are unvested, you will not be able to tender those Class A Shares in the Offer. If the Offer is completed, our purchase of Class A Shares will constitute a “change in control” under the restricted stock award agreements, and your restricted Class A Shares will vest in full and become free of restrictions upon completion of the purchase. Upon completion of the short-form merger, those Class A Shares will be canceled and converted into the right to receive $20.10 per Class A Share, without interest and less any applicable withholding taxes.

What are the material U.S. federal income tax consequences of the Offer?

The receipt of cash by you in exchange for your Class A Shares pursuant to the Offer or the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, or foreign tax laws. In general, you will recognize, for U.S. federal income tax purposes, capital gain or loss equal to the difference between your adjusted tax basis in the Class A Shares surrendered and the amount of cash you receive for those Class A Shares. You should consult your tax advisor on the tax implications of tendering your Class A Shares. For additional information on material U.S. federal income tax consequences, see “The Tender Offer — Section 5. Material United States Federal Income Tax Consequences of the Offer and Merger” beginning on page 48.

Whom can I call with questions about the Offer?

You may call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or Stifel, Nicolaus & Company, Incorporated at (410) 454-5381 (direct dial) or (800) 424-8870 (toll-free). MacKenzie Partners, Inc. is acting as the “Information Agent” and Stifel, Nicolaus & Company, Incorporated is acting as the dealer manager for the Offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

General.  New Mountain Lake Acquisition Company, a Nevada corporation (“Purchaser”) and a wholly owned subsidiary of New Mountain Lake Holdings, LLC, a Nevada limited liability company (“Holding Company”), is offering to purchase for cash all outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Shares”), of U.S. Xpress Enterprises, Inc., a Nevada corporation (“U.S. Xpress”), other than Class A Shares already owned by Purchaser, Holding Company, and the Continuing Investors (as defined below), at a price of $20.10 per Class A Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Holding Company is owned by Patrick E. Quinn, Max L. Fuller, Quinn Family Partners, and the Max Fuller Family Limited Partnership (collectively, the “Continuing Investors”). Mr. Quinn and Mr. Fuller serve as the President and Chief Executive Officer, respectively, of U.S. Xpress and are Co-Chairmen of the U.S. Xpress board of directors. The Continuing Investors currently own approximately 26.9% of the outstanding Class A Shares and 100.0% of the outstanding shares of Class B Common Stock, par value $0.01 per share, of U.S. Xpress (the “Class B Shares”). The Class A Shares have one vote per share and the Class B Shares have two votes per share, and all such shares vote together as a single class on most matters. As a result of their stock ownership, the Continuing Investors collectively hold approximately 50.8% of the voting power of all outstanding shares of common stock of U.S. Xpress, and all such shares vote together as a single class on all matters.

Stockholders of record who tender Class A Shares directly to the Depositary (as defined herein) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Class A Shares by Purchaser pursuant to the Offer. Stockholders who hold their Class A Shares through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of twenty-eight percent (28%) of the gross proceeds payable in the Offer. Purchaser will pay all fees and expenses of Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”), which is acting as the dealer manager for the Offer, LaSalle Bank National Association, which is acting as the depositary for the Offer (in such capacity, the “Depositary”), and MacKenzie Partners, Inc., which is acting as information agent for the Offer (in such capacity, the “Information Agent”), incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between Purchaser and each such person. See “The Tender Offer — Section 14. Fees and Expenses”.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Class A Shares that, excluding the Class A Shares beneficially owned by Purchaser, Holding Company, the Continuing Investors, and the directors and executive officers of U.S. Xpress, will constitute at least a majority of the remaining outstanding Class A Shares as of the date the Class A Shares are accepted for payment pursuant to the Offer (the “Majority of Unaffiliated Shares Condition”); (ii) there being validly tendered and not withdrawn a number of Class A Shares that, when aggregated with the Class A Shares and Class B Shares to be contributed by the Continuing Investors to Purchaser, will represent ninety percent (90%) of the issued and outstanding Class A Shares and Class B Shares combined, on a fully diluted basis, as of the date the Class A Shares are accepted for payment pursuant to the Offer (the “90% Condition”); (iii) Purchaser’s receipt of proceeds under its financing commitment from SunTrust Bank and SunTrust Robinson Humphrey, Inc. (the “Funding Condition”); (iv) the taking of all necessary action by the U.S. Xpress board of directors to render inapplicable all relevant anti-takeover statutes, including Section 78.378, et seq. of the Nevada Revised Statutes, and the continuing effectiveness of such action (the “Anti-Takeover Condition”); and (v) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the regulations thereunder (the “Antitrust Condition”). The Offer also is conditioned upon certain other conditions described in “The Tender Offer — Section 11. Conditions to the Offer”.

For purposes of the Offer (other than in the context of financial statement information), on a “fully diluted basis” means, as of any date, the number of Class A Shares and Class B Shares outstanding plus the number of Class A Shares and Class B Shares that U.S. Xpress is required to issue pursuant to obligations outstanding at that date under convertible securities, warrants, stock options, or otherwise upon conversion or exercise thereof.

Purpose of the Offer; The Merger.  The purpose of the Offer is for Purchaser to acquire for cash as many Class A Shares as are necessary for Purchaser to own at least ninety percent (90%) of the issued and outstanding Class A Shares and Class B Shares combined as a first step in acquiring all of the equity interests in U.S. Xpress not owned by Purchaser, Holding Company, or the Continuing Investors. If all of the conditions to the Offer are satisfied or waived, where applicable, the Continuing Investors will transfer all of the Class A Shares and Class B Shares held by them to Purchaser and, upon consummation of the Offer, will cause Purchaser to merge with U.S. Xpress through a short-form merger (the “Merger”) in accordance with the applicable provisions of Chapter 92A of the Nevada Revised Statutes, unless it is not lawful to do so, without a vote of the stockholders of the U.S. Xpress. Upon contribution of Class B Shares by the Continuing Investors to Purchaser, such Class B Shares will be converted on a one-for-one basis into Class A Shares. Pursuant to the Merger, each issued and outstanding Class A Share (other than Class A Shares held by Purchaser and Class A Shares held by stockholders who have properly exercised appraisal rights under Nevada law) will be converted into and represent the right to receive the Offer Price.

Prior to the date of this Offer to Purchase, the board of directors of U.S. Xpress has not approved the Offer or the Merger. Under applicable law, no approval by the U.S. Xpress board of directors is necessary for Purchaser to commence or complete the Offer or, if it owns ninety percent (90%) or more of the outstanding Class A Shares and Class B Shares and the Anti-Takeover Condition is satisfied, to complete the Merger. The U.S. Xpress board of directors must take action to render certain anti-takeover statutes inapplicable in order for the Anti-Takeover Condition to be satisfied. See “Special Factors — Section 1. Background of the Offer” for additional information on certain actions that have been requested by Purchaser to render such statutes inapplicable. Further, the board of directors of U.S. Xpress is required to file with the Securities Exchange Commission (“SEC”) and provide to stockholders, within ten (10) business days from the date of this document, a “Solicitation/Recommendation Statement” on Schedule 14D-9. The board of directors of U.S. Xpress has appointed a special committee of independent directors authorized to analyze the Offer and to take any actions necessary to satisfy the Anti-Takeover Condition and to make a recommendation with respect to the position, if any, that U.S. Xpress should take in connection with the Schedule 14D-9. Upon concluding its analysis, the special committee will then advise stockholders whether it recommends acceptance or rejection of the tender offer, expresses no opinion, remains neutral with respect to the tender offer, or is unable to take a position with respect to the tender offer and will set forth its decision in the Schedule 14D-9. The Schedule 14D-9 also will contain other important information, and Purchaser recommends that holders of Class A Shares review it carefully when it becomes available.

Majority of Unaffiliated Shares Condition; 90% Condition.  The Offer is conditioned on, among other things, (1) the Majority of Unaffiliated Shares Condition being satisfied, and (2) the 90% Condition being satisfied. See “The Tender Offer — Section 11. Conditions to the Offer”. For purposes of the Majority of Unaffiliated Shares Condition, the officers of U.S. Xpress are those management personnel qualifying as “officers” of U.S. Xpress, as applicable, within the meaning of Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). U.S. Xpress has informed Purchaser that, as of August 1, 2007, there were 12,508,228 Class A Shares issued and outstanding, including 378,130 restricted Class A Shares, and 3,040,262 Class B Shares issued and outstanding. U.S. Xpress also has informed Purchaser that, as of August 1, 2007, (a) there were 548,115 total options outstanding, and (b) the directors and executive officers of U.S. Xpress (other than Messrs. Quinn and Fuller) beneficially owned 401,190 Class A Shares, with 246,400 of those Class A Shares issuable upon exercise of outstanding stock options.

Based on the foregoing, Purchaser, Holding Company, and the Continuing Investors believe there could be up to approximately 9,136,227 Class A Shares outstanding at the Expiration Date (assuming the exercise of all outstanding options), excluding shares owned by Purchaser, Holding Company, the Continuing Investors, and the directors and executive officers of U.S. Xpress. Accordingly, Purchaser, Holding Company, and the

Continuing Investors believe that satisfaction of the Majority of Unaffiliated Shares Condition could require the valid tender of up to approximately 4,568,114 Class A Shares prior to the Expiration Date. Further, based on the foregoing, Purchaser, Holding Company, and the Continuing Investors believe there are up to approximately 16,096,605 outstanding Class A Shares and Class B Shares combined on a fully diluted basis. Accordingly, Purchaser, Holding Company, and the Continuing Investors believe that the 90% Condition would be satisfied if at least approximately 7,927,757 Class A Shares are validly tendered prior to the Expiration Date. Purchaser, Holding Company, and the Continuing Investors have not updated or verified this share capitalization information, and the actual number of Class A Shares necessary to satisfy the Majority of Unaffiliated Shares Condition and 90% Condition may vary significantly from the number reported in this Offer to Purchase.

Information Concerning U.S. Xpress.  The information contained in this Offer to Purchase concerning U.S. Xpress was obtained from publicly available sources or made available by U.S. Xpress to Purchaser, Holding Company, or the Continuing Investors. Neither Purchaser, Holding Company, nor any of the Continuing Investors takes any responsibility for the accuracy of such information.

Stockholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Class A Shares.

SPECIAL FACTORS

1.	Background of the Offer.

Having spent their entire professional careers in the trucking industry, and following more than ten (10) years in various executive leadership positions with other companies, Patrick E. Quinn and Max L. Fuller formed U.S. Xpress in 1985 and commenced operations in the transportation business in 1986. Since founding U.S. Xpress, Messrs. Quinn and Fuller have served continuously as officers and directors of U.S. Xpress. Currently, Mr. Fuller is the Chief Executive Officer and Mr. Quinn is the President of U.S. Xpress, with both serving as Co-Chairmen of the U.S. Xpress board of directors.

In October 1994, U.S. Xpress completed an initial public offering of Class A Shares. In this offering, 2,500,000 Class A Shares were sold by U.S. Xpress and 835,000 shares were sold by certain of U.S. Xpress’s stockholders, including Messrs. Quinn and Fuller. The primary purposes of the initial public offering were to raise capital for U.S. Xpress in order to reduce outstanding debt and fund additional growth, and to provide liquidity for the selling stockholders. In conjunction with the initial public offering, the Class A Shares were registered under the Securities Act of 1933, as amended (the “Securities Act”), and were listed for trading on the NASDAQ National Market under the symbol “XPRSA”. Today the Class A Shares are listed for trading under the same symbol on the NASDAQ Global Select Market (“NASDAQ”).

Between October 1994 and November 2004, U.S. Xpress conducted one additional public offering in August 1997, in which 3,910,000 Class A shares (including over-allotment shares) were sold at a price of $19.00 per share. U.S. Xpress sold 2,885,000 Class A Shares in this offering, which generated net proceeds to U.S. Xpress of approximately $51.7 million. As selling stockholders, Mr. Quinn sold 405,084 Class A Shares and Quinn Family Partners sold 44,916 Class A Shares of U.S. Xpress, receiving approximately $7.3 million and $0.8 million in net proceeds, respectively. Additionally, as selling stockholders in the August 1997 offering, Mr. Fuller sold 575,000 Class A Shares receiving approximately $10.4 million in net proceeds.

In December 2004, U.S. Xpress completed its third and most recent public offering. In this December 2004 underwritten public offering, 4,600,000 Class A Shares (including over-allotment shares) were sold at a price of $25.25 per share. U.S. Xpress sold 2,000,000 Class A Shares in this offering, which generated net proceeds to U.S. Xpress of approximately $47.7 million. As selling stockholders, Mr. Quinn sold 950,000 Class A Shares and Quinn Family Partners sold 100,000 Class A Shares of U.S. Xpress, receiving approximately $22.8 million and $2.4 million in net proceeds, respectively. Additionally, as selling stockholders in the December 2004 offering, Mr. Fuller sold 1,450,000 Class A Shares and Fuller Family Partners, the

predecessor to the Max Fuller Family Limited Partnership, sold 100,000 Class A Shares, receiving approximately $34.9 million and $2.4 million in net proceeds, respectively.

The board of directors of U.S. Xpress has authorized various stock repurchase plans over the years. Under the most recent authorizations from U.S. Xpress’s board of directors, U.S. Xpress repurchased 140,000, 948,686, and 50,000 Class A Shares for approximately $2.5 million, $12.4 million, and $0.7 million in 2006, 2005, and 2004, respectively. In January 2007, the board of directors of U.S. Xpress authorized U.S. Xpress to repurchase up to $15.0 million of Class A Shares on the open market or in privately negotiated transactions at any time until January 26, 2008. During the first quarter ended March 31, 2007, U.S. Xpress purchased 200,000 Class A Shares at an average price per share of $18.59. U.S. Xpress did not purchase any Class A Shares during the second quarter ended June 30, 2007.

Currently, the Continuing Investors own 3,358,926 Class A Shares, or approximately 26.9% of the outstanding Class A Shares as of August 1, 2007, and 3,040,262 Class B Shares, representing all of the outstanding Class B Shares. The Class A Shares and Class B Shares are substantially identical in all respects, with the exception that holders of Class A Shares are entitled to one vote per share, while holders of Class B Shares are entitled to two votes per share. Once the Class B Shares are no longer held by Mr. Quinn, Mr. Fuller, or certain members of their families, Class B Shares will be converted automatically into Class A Shares on a one-for-one basis. The Class A Shares and Class B Shares owned by the Continuing Investors represent a majority of the voting power of all of U.S. Xpress’s outstanding common stock. See “The Tender Offer — Section 8. Certain Information Concerning Purchaser, Holding Company, and the Continuing Investors”.

On multiple occasions prior to U.S. Xpress’s 2004 public offering, Messrs. Quinn and Fuller were approached on an unsolicited basis by third parties wanting to finance a “going private” transaction in which Messrs. Quinn and Fuller would acquire all Class A Shares not then owned by them. On all such occasions, Messrs. Quinn and Fuller chose not to entertain the idea of “going private” based on various market considerations at the time of these unsolicited approaches, including the terms thought to be available in the debt market, the market price of Class A Shares, as well as other factors.

In late November or early December 2006, representatives of SunTrust Bank and SunTrust Capital Markets, Inc. (together with SunTrust Robinson Humphrey, Inc., “SunTrust”) approached Messrs. Quinn and Fuller on an unsolicited basis and requested a meeting to discuss the possibility of taking U.S. Xpress private. Messrs. Quinn and Fuller agreed to meet with these representatives, and the meeting was held on December 5, 2006. Ray Harlin, Executive Vice President of Finance and Chief Financial Officer of U.S. Xpress, and Ryan Rogers, Vice President and Treasurer of U.S. Xpress, also attended this meeting. Shortly after this meeting, and after brief consultation with their financial and legal advisors, Messrs. Quinn and Fuller informed SunTrust that they were not interested in pursuing a “going private” transaction. As a financial matter, the market price of the Class A Shares, and the debt levels that would have been imposed on U.S. Xpress to finance a “going private” transaction at a premium to the market price, made such a transaction unattractive to Messrs. Quinn and Fuller at that time. Further, Messrs. Quinn and Fuller personally were unwilling in December 2006 to begin the time-consuming process of initiating such a transaction.

From the time they informed SunTrust of their decision not to pursue a “going private” transaction until May 2007, Messrs. Quinn and Fuller did not actively consider or discuss such a transaction. During this period, neither took any steps in furtherance of such a transaction.

On April 19, 2007, U.S. Xpress announced its results of operations for the quarter ended March 31, 2007. U.S. Xpress reported that results in this first quarter were adversely impacted by lower than expected freight demand, severe winter weather in key high-traffic markets that hampered tractor utilization, and rising fuel prices in the second half of the quarter. As a result, U.S. Xpress reported a net loss of $2.6 million, or $0.17 per share, for the first quarter of 2006, compared with net income of $734,000, or $0.05 per diluted share, in the prior-year period. Following the announcement of first quarter results, the Class A Shares traded on NASDAQ at significantly lower prices. For example, in the thirty (30) calendar day period ended April 19, 2007, the average closing price for the Class A Shares on NASDAQ was $17.07, while the average closing price in the thirty (30) calendar days after April 19, 2007 was $14.65.

In May 2007, the market price of the Class A Shares and the terms anticipated to be available in the debt market, as well as other factors and conditions, were such that Messrs. Quinn and Fuller decided to initiate further discussions regarding the possibility of taking U.S. Xpress private and acquiring all Class A Shares not owned by the Continuing Investors. Accordingly, Messrs. Quinn and Fuller began a preliminary review of U.S. Xpress’s operations as a publicly traded entity and future strategy regarding the business, including consideration of the advantages to U.S. Xpress of becoming a private company. Among the advantages to U.S. Xpress perceived by Messrs. Quinn and Fuller were the following:

•	Reducing the amount of public information available to competitors regarding U.S. Xpress’s business and strategy by terminating U.S. Xpress’s reporting obligations under the Exchange Act.

•	Eliminating additional burdens on U.S. Xpress’s management who have public reporting and other duties resulting from U.S. Xpress’s public company status, including, for example, the dedication of time and resources necessary to prepare and review SEC documents, to maintain communications with analyst and investor communities, and to respond to analyst and investor inquiries.

•	Eliminating costs associated with being a public company, including professional fees associated with filing quarterly, annual, and other periodic reports with the SEC, the substantial internal and external costs of compliance with the Sarbanes-Oxley Act of 2002, the expense of publishing and distributing annual reports and proxy statements to stockholders, and the costs of compensating independent directors. Purchaser, Holding Company, and the Continuing Investors estimate that U.S. Xpress incurred approximately $1.0 million of public company costs in each of 2005 and 2006, excluding costs of internal labor.

•	Gaining the ability to communicate financial results and statistics to a broader base of employees without concern for violating applicable securities laws.

•	Increasing the ability of U.S. Xpress’s management to focus on long-term business goals, as a non-reporting company, as opposed to the more short-term focus resulting from the quarterly filing requirements of the SEC and earnings expectations resulting therefrom.

In addition to the perceived advantages to U.S. Xpress becoming a private company, Messrs. Quinn and Fuller also reconsidered their original reasons for taking U.S. Xpress public and noted that as a company with limited public float, U.S. Xpress’s ability to use stock as an acquisition currency was extremely limited. Additionally, Messrs. Quinn and Fuller noted that any future public offering of Class A Shares could cause their voting power to decrease to a level below fifty percent (50%). This was not an intended result or consideration when Messrs. Quinn and Fuller initially decided to “go public” in 1994, and it is not a result that Messrs. Quinn or Fuller view favorably at the present time.

On May 18, 2007, Messrs. Quinn and Fuller asked Mr. Harlin to contact SunTrust to arrange a meeting to discuss the possibility of providing funding and post-closing financing for a potential merger or tender offer.

On May 18, 2007, Messrs. Quinn and Fuller contacted a representative of Scudder Law Firm, P.C., L.L.O. (“Scudder”) to obtain additional information necessary to evaluate the feasibility of a possible “going private” transaction and to discuss the implications of such a transaction, including, without limitation, the structure of the transaction, timing, costs, duties, rights, and other important legal considerations related to the potential transaction.

On June 1, 2007, Messrs. Quinn, Fuller, Harlin, and Rogers met with representatives of SunTrust to discuss the financing that would be involved in the proposed transaction and potential terms that might be offered by SunTrust for such financing. Also participating in this meeting was Lisa Pate, who is Vice President — General Counsel of U.S. Xpress, the daughter of Mr. Quinn, and a partner of Quinn Family Partners.

On June 5, 2007, following a regular meeting of the U.S. Xpress board of directors, Messrs. Quinn and Fuller advised the independent directors that they were considering making a proposal to take U.S. Xpress private, but had not engaged a financial advisor, obtained a financing commitment, evaluated a price, or made a decision whether or not to proceed. Messrs. Quinn and Fuller stated their intention to keep the other board members informed about their plans.

On June 7, 2007, Messrs. Quinn, Fuller, Harlin, and Rogers and Ms. Pate again met with representatives of SunTrust. In this meeting, the discussion focused on the process of “going private”, rather than the terms of a transaction or the financing for a transaction. Following this meeting, Mr. Harlin requested a draft of a financing commitment from SunTrust for review and consideration.

On June 8, 2007, Mr. Fuller contacted a representative of Stifel Nicolaus seeking general information on the premiums in the market and the process of a possible “going private” transaction. At this time, Mr. Fuller also requested a meeting with Stifel Nicolaus to further discuss the proposed transaction.

On June 13, 2007, Messrs. Quinn, Fuller, Harlin, and Rogers and Ms. Pate met with representatives of Stifel Nicolaus. These representatives gave a presentation to the group that was based solely on publicly available information. The presentation included a description of the trading range of the Class A Shares, the trading valuations of various peers, and other information related to U.S. Xpress’s financial position and performance. The representatives of Stifel Nicolaus also discussed their views concerning the “going private” process. The presentation did not include any recommended price or fairness evaluation.

SunTrust provided Mr. Harlin with a draft of a financing commitment for a possible “going private” transaction on June 15, 2007, and Mr. Harlin discussed this proposed commitment with Messrs. Quinn, Fuller, and Rogers, Ms. Pate, and representatives of Scudder.

On June 15, 2007, Messrs. Quinn and Fuller called a special meeting of the board of directors for June 22, 2007, to update the other board members regarding the possibility of making a proposal to take U.S. Xpress private. Also on this date, the two interviewed an investment banking firm regarding the possibility of providing financial advice and assistance in such a potential transaction. It was the intention of Messrs. Quinn and Fuller to make a decision whether to proceed with a “going private” transaction prior to the June 22 board meeting.

On June 18, 2007, Messrs. Quinn, Fuller, and Harlin, Ms. Pate, and representatives of Scudder met to discuss in detail the proposed financing commitment and possible acquisition scenarios. These scenarios included both a negotiated merger and a non-negotiated, two-step transaction involving a tender offer followed by a short-form merger.

On June 18, 2007, Messrs. Quinn and Fuller requested that Stifel Nicolaus prepare a preliminary report to serve as a guide for discussion with the board of directors in connection with a potential acquisition of the outstanding Class A Shares not owned by the Continuing Investors and began negotiating an engagement letter with Stifel Nicolaus. The engagement of Stifel Nicolaus as exclusive financial advisor was later formalized in a letter dated June 22, 2007, as revised and amended by the letter dated August 30, 2007 by and between Stifel Nicolaus and Purchaser. The financial analyses of Stifel Nicolaus are discussed under “Special Factors — Section 5. Preliminary Report of Stifel Nicolaus to Purchaser”.

On June 20, 2007, Messrs. Harlin and Rogers, Ms. Pate, and representatives of Scudder engaged in a telephone conference with representatives of SunTrust to negotiate the final terms of a commitment letter regarding the funding and post-closing financing related to the proposed transaction.

On June 20, 2007, following internal discussions between Messrs. Quinn and Fuller, as well as discussions with representatives of Stifel Nicolaus, Scudder, and SunTrust, as described above, Messrs. Quinn and Fuller determined that if they were to proceed with a transaction to acquire all Class A Shares not owned by the Continuing Investors, such transaction would be structured as a cash tender offer followed by a short-form merger. For additional information on the reasons for structuring the transaction in this manner, see “Special Factors — Section 2. Purpose of the Offer; Purchaser’s Plans for U.S. Xpress; Consideration of Alternatives”.

On June 20, 2007 and June 21, 2007, respectively, Messrs. Quinn and Fuller caused two corporations, Mountain Lake Acquisition Company (“MLAC”) and Mountain Lake Holding Company (“MLHC”) to be formed for the purpose of conducting a tender offer and engaging in related transactions. In order to avoid any inadvertent or technical noncompliance with certain Nevada anti-takeover statutes, it subsequently was decided that Purchaser and Holding Company, rather than MLAC and MLHC, would conduct this Offer and engage in the related transactions described in this Offer to Purchase.

On the morning of June 22, 2007, prior to the meeting of the board of directors, representatives of Stifel Nicolaus met with Messrs. Quinn and Fuller to discuss Stifel Nicolaus’s analysis and deliver a draft of their preliminary report in substantially final form to Messrs. Quinn and Fuller. The substance of this draft was not materially different from the definitive version of the preliminary report delivered by Stifel Nicolaus and described below under “Special Factors — Section 5. Preliminary Report of Stifel Nicolaus to Purchaser”. Additionally, prior to the meeting of the board of directors, SunTrust delivered a signed financing commitment (the “Original Financing Commitment”) to Messrs. Quinn and Fuller. Messrs. Quinn and Fuller also met with representatives of Scudder to review a draft of a letter to the board of directors regarding the proposed transaction and a draft of a related press release. Messrs. Quinn, Fuller, and representatives of Scudder also discussed general procedural matters relating to the meeting of the board of directors scheduled for later in the day and prepared for that meeting and the announcement of the proposed tender offer. At this time, based on the preliminary report of Stifel Nicolaus, the Original Financing Commitment, and other factors, Messrs. Quinn and Fuller decided to proceed with a tender offer.

On June 22, 2007, Messrs. Quinn and Fuller delivered the following letter to the other members of the U.S. Xpress board of directors:

June 22, 2007

The Board of Directors
U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, Tennessee 37421

Gentlemen:

On behalf of our company, Mountain Lake Acquisition Company (“MLAC”), we are pleased to announce the intention to pursue a “going-private” transaction in which MLAC would obtain 100% ownership of U.S. Xpress Enterprises, Inc. (the “Company”) by purchasing all unaffiliated shares for cash at $20.00 per share. MLAC has obtained a commitment letter from SunTrust Bank and SunTrust Capital Markets to fund the transaction and has retained Stifel Nicolaus as its financial advisor in connection with determining the offer price. The price represents a premium of 44% over the $13.88 per share average reported closing price of U.S. Xpress’s Class A common stock for the 30 trading days ended on June 21, 2007, and a 41% premium over the $14.23 per share reported closing price on June 21, 2007.

We intend to pursue the transaction through a tender offer we expect to be commenced as soon as practicable. We have formed MLAC to conduct the tender offer. Promptly following the completion of the tender offer MLAC expects to cause a “short-form” merger in which it would acquire at $20.00 per share any Class A common stock of U.S. Xpress that was not acquired in the tender offer.

Currently, we and certain affiliated entities who intend to contribute our shares to MLAC beneficially own approximately 28% of the outstanding Class A common stock of U.S. Xpress, as well as 100% of U.S. Xpress’s outstanding Class B common stock, for an aggregate of approximately 42% of the outstanding Class A and Class B common shares. The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to two votes per share. We and the affiliated entities that will join us do not intend to tender in the offer, nor will we consider any offer to purchase these shares.

The tender offer will be condition upon, among other things, (1) there having been validly tendered and not withdrawn prior to the expiration date of the tender offer at least that number of shares of U.S. Xpress’s Class A common stock that would, when aggregated with the shares of all Class A and Class B common stock owned by us and certain affiliated entities, represent at least

90% of all U.S. Xpress’s Class A and Class B common stock then outstanding, (2) there having been validly tendered and not withdrawn prior to the expiration date of the tender offer at least that number of shares of U.S. Xpress’s Class A common stock that represent at least a majority of the total number of shares of U.S. Xpress’s Class A and Class B common stock outstanding on such date that are not held by us, our affiliated entities, or the directors and executive officers of U.S. Xpress, and (3) MLAC’s receipt of proceeds under its financing commitment. The conditions will be set forth in detail in the tender offer statement on Schedule TO and related documents to be filed with the Securities and Exchange Commission.

As a general matter, use of the tender offer structure is expected to enable U.S. Xpress’s stockholders to receive payment for their shares earlier than would be the case if the parties sought to negotiate a merger agreement. In order to promptly and fully realize these benefits for U.S. Xpress’s stockholders, MLAC would like to complete the acquisition of U.S. Xpress’s public shares as quickly as possible. Therefore, following completion of the tender offer, MLAC intends to utilize a short-form merger procedure, assuming it attains the requisite share ownership.

We believe it would be desirable for U.S. Xpress’s three independent directors to be constituted as a special committee to respond to our proposal on behalf of U.S. Xpress’s public stockholders. As members of U.S. Xpress’s Board of Directors, we will vote in favor of that delegation of authority. We also encourage the special committee, once it is formed, to retain legal and financial advisors to assist it in its review.

A copy of the press release announcing MLAC’s intention to commence a tender offer is attached for your information. We expect to issue the press release after the market closes today.

Very truly yours,

Mountain Lake Acquisition Company

By:	/s/ Max L. Fuller
     Max L. Fuller
     Chief Executive Officer

By:	/s/ Patrick E. Quinn
     Patrick E. Quinn
     President

Messrs. Quinn and Fuller stated their intention to abstain from any participation in the deliberations of the board of directors regarding the proposed tender offer. At this meeting, the board of directors established a committee of the disinterested directors (the “Special Committee”), which committee consists of John W. Murrey, III, James E. Hall, and Robert J. Sudderth, Jr., each of whom is a holder of Class A Shares and/or options to purchase Class A Shares. The Special Committee was given authority to consider the proposed tender offer for purposes of establishing a view as to the fairness of such offer, to negotiate the terms of the proposed tender offer, to make a recommendation regarding such offer to the stockholders (including any actions related to the Anti-Takeover Condition), and to retain independent counsel and an independent financial advisor to assist it with its deliberations.

After the close of the stock market on June 22, 2007, Messrs. Quinn and Fuller, issued a press release announcing that they had advised the U.S. Xpress board of directors that they intended to commence a tender offer as soon as practicable, pursuant to which they would offer to purchase for cash any and all of the outstanding shares of Class A Shares not presently owned by the Continuing Investors at an offer price of $20.00 per Class A Share, subject to certain conditions as detailed in the letter delivered to the board of directors. Messrs. Quinn and Fuller also informed the Special Committee that they would not entertain offers from any third party for the sale of U.S. Xpress.

On July 10, 2007, the Special Committee informed Messrs. Quinn, Fuller, and representatives of Scudder that it had retained Troutman Sanders LLP (“Troutman”) as its legal counsel.

On July 13, 2007, a representative of Troutman contacted a representative of Scudder and requested on behalf of the Special Committee that Messrs. Quinn and Fuller refrain from formally commencing the tender offer for a short time to allow the Special Committee time to retain a financial advisor, to perform an evaluation of the proposed offer price, and to be in a better position to respond. Following this conversation, representatives of Scudder contacted Messrs. Quinn and Fuller to discuss the Special Committee’s request.

On July 16, 2007, SunTrust provided Mr. Harlin and representatives of Scudder with a draft of a revised financing commitment. Between the date of the Original Financing Commitment and July 16, 2007, SunTrust believed changes had occurred in the debt market. As a result, SunTrust sought to modify the Original Financing Commitment, among other things, to eliminate the synthetic letter of credit facility and second lien term loan features that were included in the Original Financing Commitment. From July 16, 2007 to August 29, 2007, the parties negotiated the terms of this revised financing commitment.

On July 17, 2007, a representative of Scudder contacted a representative of Troutman and communicated the willingness of Messrs. Quinn and Fuller to grant the Special Committee’s request for deferral of any tender offer to allow the Special Committee additional time to conduct its analysis and deliberations.

On July 20, 2007, a representative of Scudder contacted a representative of Troutman and requested that the Special Committee consider resolutions consenting to the formation of Purchaser and Holding Company and the transfer of Class A Shares and Class B Shares by the Continuing Investors to Purchaser and Holding Company at an appropriate time. These resolutions were requested as a precautionary measure to protect against any inadvertent or technical noncompliance with Section 78.411, et seq. of the Nevada Revised Statutes. For additional information regarding Section 78.411, et seq. of the Nevada Revised Statutes and Nevada’s anti-takeover statutes generally, see “The Tender Offer — Section 13. Certain Legal Matters; Regulatory Approvals”.

On July 27, 2007, Stifel Nicolaus delivered to Messrs. Quinn and Fuller the definitive version of its preliminary report described below under “Special Factors — Section 5. Preliminary Report of Stifel Nicolaus to Purchaser”.

On July 27, 2007, a special meeting of the board of directors was held for the purpose of discussing the timing of a tender offer, the status of preparations for a tender offer, and the status of the Special Committee’s proceedings. All members of the board of directors attended this meeting, along with representatives of Scudder and Troutman. Also in attendance were Mr. Harlin and Ms. Pate. At this meeting, the Special Committee informed Messrs. Quinn and Fuller that it was in the process of negotiating an engagement letter with Wachovia Securities (“Wachovia”), pursuant to which Wachovia would act as financial advisor to the Special Committee. The Special Committee also provided Messrs. Quinn and Fuller with a general summary of the financial terms being negotiated with Wachovia. At this meeting, the board of directors also discussed the general terms of indemnification arrangements to be entered into by U.S. Xpress for the benefit of each of the directors, including Messrs. Quinn and Fuller and each member of the Special Committee. As discussed below, these indemnification arrangements were finalized between August 9, 2007, when U.S. Xpress entered into indemnification agreements with each member of the board of directors (collectively, the “Indemnification Agreements”), and August 23, 2007, when U.S. Xpress entered into an escrow agreement with LaSalle Bank National Association and each member of the board of directors, including Messrs. Quinn and Fuller and each member of the Special Committee (the “Escrow Agreement”).

Immediately following the meeting of the board of directors on July 27, 2007, a meeting of the Special Committee was held. The Special Committee subsequently informed Messrs. Quinn and Fuller that it had approved resolutions consenting to the formation of Purchaser and Holding Company at this meeting, and on August 28, 2007, a representative of Troutman provided Scudder with a certified copy of these resolutions, as adopted by the Special Committee at its July 27, 2007 meeting.

On July 30, 2007, the Special Committee informed Messrs. Quinn, Fuller, and representatives of Scudder that it had retained Wachovia as its financial advisor.

On August 1, 2007, Mr. Fuller met with representatives of Wachovia. In these meetings, Mr. Fuller answered questions related to the business, financial condition, and prospects of U.S. Xpress. Additionally, Mr. Harlin met with representatives of Wachovia to discuss financial projections related to U.S. Xpress, prepared by management of U.S. Xpress, including the financial forecast summarized below in “The Tender Offer — Section 7. Certain Information Concerning U.S. Xpress”. Mr. Fuller thereafter responded to representatives of Wachovia regarding additional due diligence inquiries.

Effective August 9, 2007, U.S. Xpress entered into the Indemnification Agreements with each member of its board of directors, including Messrs. Quinn and Fuller and each member of the Special Committee. The Indemnification Agreements provide, among other terms, that:

•	U.S. Xpress will indemnify and hold harmless each director, to the fullest extent permitted by law, against any and all liabilities and assessments arising out of or related to any threatened, pending, or completed action, suit, proceeding, inquiry, or investigation, whether civil, criminal, administrative, or other (an “Action”), including, but not limited to, judgments, fines, penalties, and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes, or other charges paid or payable in connection with or in respect of any of the foregoing (a “Liability”), incurred by the director and arising out of his status as a director or member of a committee of the board of directors, or by reason of anything done or not done by the director in such capacities.

•	U.S. Xpress will indemnify and hold harmless each director, to the full extent permitted by law, against any and all attorneys’ fees and other costs, expenses, and obligations, and any interest, assessments, excise taxes, or other charges paid or payable in connection with or in respect of any of the foregoing (an “Expense”) arising out of or relating to any Action.

•	U.S. Xpress will not be liable under the Indemnification Agreements for payment of any Liability or Expense incurred by a director if the director has not met the standard of conduct for indemnification set forth in Section 78.7502 (or any statutes cross-referenced therein) of the Nevada Revised Statutes.

•	Subject to certain limitations, U.S. Xpress will advance all Expenses incurred by the director in connection with any Action.

•	U.S. Xpress will establish and maintain an escrow for the benefit of all members of the board of directors by depositing into escrow an amount in cash equal to $250,000 for the payment of sums payable by U.S. Xpress under the Indemnification Agreements and to cover certain deductible amounts payable under the policy of directors’ and officers’ liability insurance maintained by U.S. Xpress.

On August 10, 2007, a representative of Wachovia contacted a representative of Stifel Nicolaus to discuss the position of the Special Committee with respect to the price and structure of the proposed tender offer. The representative of Wachovia indicated that the Special Committee was not inclined to recommend in favor of the proposed tender offer based on the presently proposed price and terms. The representative of Wachovia further indicated that the Special Committee would consider the overall combination of price and terms and requested that Messrs. Quinn and Fuller consider increasing the proposed offer price of $20.00 per Class A Share. The representative of Wachovia noted that Wachovia’s analysis supported an offer price in a range of value that included $23.00 per Class A Share. The representative of Wachovia also requested the opportunity to discuss the status of the financing for the proposed tender offer with SunTrust. With respect to structural aspects of the proposed tender offer, the Wachovia representative communicated the Special Committee’s position that it would view the proposed tender offer more favorably if the following terms were incorporated:

•	The tender offer would need to include a 90% Condition that was waivable only with the prior consent of the Special Committee;

•	Messrs. Quinn and Fuller would need to commit themselves to making a contribution of their Class A Shares and Class B Shares to the purchasing corporation in the tender offer in order to facilitate a short-form merger;

•	In making the tender offer, Messrs. Quinn and Fuller would need to confirm their unwillingness to sell their Class A Shares and Class B Shares to an alternate, competing bidder; and

•	The purchasing corporation in the tender offer would state in the offer that U.S. Xpress is expected to be solvent following consummation of the tender offer and the short-form merger.

On August 13, 2007, Scudder provided a preliminary draft of this Offer to Purchase to a representative of Troutman in order to provide Troutman with additional information concerning the structure of the proposed tender offer.

On August 14, 2007, a representative of Stifel Nicolaus contacted a representative of Wachovia to obtain additional information regarding Wachovia’s analysis of U.S. Xpress. In particular, the Stifel Nicolaus representative inquired as to the methodologies used. In this and subsequent conversations between Stifel Nicolaus and Wachovia between August 14 and August 31, Stifel Nicolaus came to the conclusion that there was substantial overlap in the methodologies and ranges employed by both Wachovia and Stifel Nicolaus in their analyses. Stifel Nicolaus concluded that the main factors contributing to their differing views resulted, in substantial part, from Wachovia’s view of the intrinsic value of U.S. Xpress based on its discounted cash flow analysis and other factors. According to Wachovia’s representative, when applied to the financial forecast prepared by U.S. Xpress’s management, which forecast is summarized below in “The Tender Offer — Section 7. Certain Information Concerning U.S. Xpress”, Wachovia’s discounted cash flow analysis produced ranges of valuation in excess of the $20.00 per Class A Share offer price. Stifel Nicolaus had not prepared such an analysis. Stifel Nicolaus also concluded that Wachovia placed some emphasis on estimated valuation multiples for the recent acquisition of a privately held truckload carrier by Con-Way, Inc. for which historical information is unavailable to the public, Wachovia, and Stifel Nicolaus. In this conversation and subsequent conversations, Wachovia declined to provide its written analysis for review by Stifel Nicolaus, Messrs. Quinn and Fuller, or Purchaser, and Wachovia also declined to discuss the details of its analysis.

Based on its understanding of the basis for the divergence in analyses, Stifel Nicolaus communicated three main points to Wachovia. First, Stifel Nicolaus and Messrs. Quinn and Fuller were not inclined to place any weight on estimated acquisition values of a private company. Second, the lack of access to Wachovia’s written materials made it difficult for Stifel Nicolaus and Messrs. Quinn and Fuller to place significant weight on Wachovia’s analysis. Third, Stifel Nicolaus commented on the general decline in freight volume and in expected financial results for trucking companies in general, and asset-based truckload carriers in particular, since the June 22, 2007, announcement date. For these reasons, Messrs. Quinn and Fuller determined that the limited information provided by Wachovia did not provide a basis for any increase in the offer price at that time.

On August 18, 2007, Troutman contacted Scudder to provide comments to the preliminary draft of this Offer to Purchase. The comments provided by Troutman reflected the Special Committee’s structural requirements for the tender offer, as communicated by Wachovia to Stifel Nicolaus on August 10, 2007, as described in more detail above. In addition, Troutman requested the removal of certain conditions proposed to be included in the tender offer, other than the Majority of Unaffiliated Shares Condition, 90% Condition, Funding Condition, Anti-Takeover Condition, and Antitrust Condition. Among the conditions to which Troutman objected were conditions related to the following:

•	The non-occurrence of any condition, event, or development with respect to U.S. Xpress that caused, or might be expected to cause, a material diminution in value of the Class A Shares;

•	The non-occurrence of certain changes in the general economic or market conditions in the United States or abroad; and

•	The non-occurrence of certain employee benefit-related events.

A representative of Scudder contacted a representative of Troutman on August 20, 2007 to discuss the Special Committee’s structural requests with respect to the proposed tender offer, the comments provided by Troutman to the draft Offer to Purchase, and the views of Messrs. Quinn and Fuller as to the offer price. In this discussion, the representative of Scudder reported that Messrs. Quinn and Fuller were willing to consider the Special Committee’s structural requests and were willing to increase the offer price to $20.10 per Class A Share if doing so would elicit the Special Committee’s support for the tender offer. The representative of Troutman agreed to communicate the position of Messrs. Quinn and Fuller to the Special Committee.

On August 23, 2007, a representative of Troutman contacted a representative of Scudder to convey the Special Committee’s initial view of the proposal made on August 20, 2007. The representative of Troutman stated that the Special Committee was inclined to view an increase in the proposed offer price to $20.10 per Class A Share alone as insufficient to justify a recommendation by the Special Committee in favor of the proposed tender offer. However, during this conversation and subsequent conversations, the representative of Troutman stated that the Special Committee did not wish to take any action that would deny the holders of Class A Shares the ability to consider the proposed tender offer should Messrs. Quinn and Fuller decide to proceed with the proposed tender offer. The representative of Troutman invited a comprehensive proposal from Messrs. Quinn and Fuller reflecting an increase in offer price and addressing the Special Committee’s structural concerns. According to the Troutman representative, such a comprehensive proposal would need to include evidence of SunTrust’s continued commitment to financing a tender offer at the price proposed.

Also on August 23, 2007, U.S. Xpress entered into the Escrow Agreement. By entering into the Escrow Agreement and depositing $250,000 in cash with the escrow agent, U.S. Xpress satisfied its obligations under the Indemnification Agreements with respect to the establishment of an escrow.

On August 24, 2007, Messrs. Quinn and Fuller reached an agreement in principle with SunTrust with respect to the terms of a revised financing commitment. On August 28, 2007, SunTrust delivered the Financing Commitment in a form ready for signature to Messrs. Quinn and Fuller. Messrs. Quinn and Fuller took the draft of the Financing Commitment under advisement pending further discussions with the Special Committee.

On August 28, 2007, Messrs. Quinn and Fuller caused Purchaser and Holding Company to be formed for the purpose of conducting this Offer and engaging in the related transactions described in this Offer to Purchase. The Continuing Investors together own all of the outstanding membership interests of Holding Company, and Holding Company owns all of the outstanding shares of capital stock of Purchaser.

On August 28, 2007, a representative of Troutman contacted a representative of Scudder to discuss the proposed offer price for the Class A Shares and to set forth additional structural requests for the proposed tender offer. In particular, the representative of Troutman sought confirmation that Messrs. Quinn and Fuller expected statutory appraisal rights to be available under Nevada law in connection with the proposed short-form merger. The representative of Scudder indicated his belief that such rights would be available to U.S. Xpress stockholders in connection with that merger.

On August 29, 2007, a representative of Scudder contacted a representative of Troutman to provide a comprehensive proposal from Messrs. Quinn and Fuller as requested on August 23, 2007. In delivering this proposal, the representative of Scudder provided copies of the Financing Commitment in a form ready for signature and a revised draft of this Offer to Purchase. The representative of Scudder invited Wachovia to contact SunTrust in the event that there were any questions concerning the Financing Commitment.

In the proposal made on August 29, 2007, Messrs. Quinn and Fuller responded to structural requests, among others, from the Special Committee as follows:

•	Purchaser would make the 90% Condition waivable only with the prior consent of the Special Committee (which Purchaser has done elsewhere in this Offer to Purchase);

•	Messrs. Quinn and Fuller would commit to making a contribution of their Class A Shares and Class B Shares to Purchaser upon satisfaction or waiver of the conditions to closing in order to facilitate the Merger and would cause the Merger to be effected unless it were not lawful to do so (and Messrs. Quinn and Fuller hereby commit to do so);

•	Messrs. Quinn and Fuller would confirm in this Offer to Purchase their unwillingness to sell their Class A Shares and Class B Shares to an alternate or competing bidder (and Messrs. Quinn and Fuller hereby make such confirmation);

•	Purchaser would state in this Offer to Purchase that U.S. Xpress is expected to be solvent following consummation of this Offer and the Merger (and Purchaser hereby makes such statement); and

•	Purchaser would confirm its view that appraisal rights were available in connection with the Merger under Nevada law (and Purchaser hereby makes such confirmation).

In addition, the representative of Scudder indicated that Messrs. Quinn and Fuller would agree to remove a substantial number of the conditions to the tender offer that the Special Committee found objectionable on August 18, 2007. The conditions that would be removed included the conditions related to diminution in value, general economic changes, and employee benefit-related matters described above.

In terms of the offer price, the representative of Scudder informed the representative of Troutman on August 29, 2007 that Messrs. Quinn and Fuller would reaffirm their willingness to increase the Offer Price to $20.10 per Class A Share but would not further increase the Offer Price at this time. Among the reasons cited for this decision were the following:

•	Turmoil in the financial markets subsequent to June 22, 2007, the date of the original tender offer proposal, had contributed to higher borrowing costs, limitations on sources of financing, and slowing economic activity;

•	Decreases in freight demand in the trucking industry in recent weeks had called into question the likelihood of achieving the near term results reflected in the financial forecast prepared by U.S. Xpress’s management, which forecast is summarized below in “The Tender Offer — Section 7. Certain Information Concerning U.S. Xpress”; and

•	Decreases in the S&P 500 and the Dow Jones Transport Index subsequent to June 21, 2007, the last trading date prior to the original tender offer proposal, indicated a material decrease in the market value of the companies included in those indices.

The representative of Scudder stated his belief that the increase in offer price should be considered meaningful by the Special Committee in light of the negative economic and financial occurrences since the June 22, 2007, announcement date.

In delivering the proposal on August 29, 2007, the representative of Scudder indicated that certain actions would be requested of the Special Committee if it chose to support the proposal. Specifically, the Special Committee would be expected to recommend in favor of the tender offer. Additionally, immediately prior to the Merger, the members of the Special Committee would be asked to resign from the U.S. Xpress board of directors upon consummation of the Offer. Further, to satisfy the Anti-Takeover Condition, the Special Committee would be asked to adopt an amendment to the bylaws of U.S. Xpress to render Section 78.378 et seq. of the Nevada Revised Statutes inapplicable to the Offer. For additional information regarding Section 78.378 et seq. of the Nevada Revised Statutes and Nevada’s anti-takeover statutes in general, see “The Tender Offer — Section 13. Certain Legal Matters; Regulatory Approvals”. The representative of Scudder communicated that, in view of increased financing costs, a slowing economy, and uncertainty surrounding the Special Committee’s response with respect to the present offer, Messrs. Quinn and Fuller had not decided whether to proceed if the Special Committee decided not to support the proposed tender offer.

On August 30, 2007, a representative of Wachovia contacted SunTrust to confirm the certainty of financing and the amount of financing available to consummate the proposed transaction under the Financing Commitment.

On August 31, 2007, a representative of Troutman contacted a representative of Scudder to communicate the Special Committee’s response to the proposal delivered on August 29, 2007. Among other things, the representative of Troutman indicated that, at the present time, the Special Committee did not expect to take any action to prevent or impede the proposed tender offer. However, the Special Committee, at the present time, did not expect to recommend in favor of a tender offer at a price below $21.00 per Class A Share. The representative of Troutman indicated that one reason for the Special Committee’s decision was Wachovia’s assessment that the Financing Commitment contained sufficient availability to fund an increase in the proposed offer price to at least $21.00 per Class A Share. The representative of Troutman stated that Wachovia’s assessment was based on Wachovia’s discussions with representatives of SunTrust on August 30, 2007. The representative of Scudder disagreed with Wachovia’s assessment of the Financing Commitment and inquired whether the $21.00 per Class A Share price communicated by the Special Committee was based on Wachovia’s assessment of the Financing Commitment and whether the Special Committee’s present unwillingness to recommend in favor of an offer price below $21.00 per Class A Share might change if Wachovia’s assessment of the Financing Commitment were to change. While first emphasizing that Wachovia’s discounted cash flow analysis produced ranges of value in excess of $21.00 per Class A Share, the representative of Troutman stated that the Wachovia analysis also included values of less than $21.00 per Class A Share. During further discussion, the representative of Troutman indicated that, depending on the valuation measures emphasized by the Special Committee, portions of the Wachovia analysis might be read to support a recommendation in favor of an offer price less than $21.00 per Class A Share. The representative of Troutman pointed out, however, that neither the Special Committee nor Wachovia had made any such determination.

A conference call was arranged and held later on August 31, 2007. Participating in this call were representatives from Wachovia, SunTrust, Stifel Nicolaus, and Scudder. Also participating was Mr. Harlin from U.S. Xpress. The purpose of the conference call was to clarify the terms of the Financing Commitment, including the amount of post-closing liquidity available under the Financing Commitment that could be used to fund an increased offer price. During this call, the representative of SunTrust stated that the post-closing liquidity portion of the Financing Commitment was not intended to be available to fund payment of the Offer Price and that any increase in the commitment to fund a higher offer price would require approval of SunTrust’s credit committee.

Additionally, during this call, Mr. Harlin advised the representatives of Wachovia that, based on anticipated results for July and August, he did not expect U.S. Xpress to achieve the near-term level of performance reflected in management’s financial forecast for 2007, which forecast had been prepared in June 2007 and is summarized below in “The Tender Offer — Section 7. Certain Information Concerning U.S. Xpress”. Specifically, Mr. Harlin stated that he expected U.S. Xpress to achieve operating income of between $12.0 million and $13.0 million for the third quarter of 2007, rather than the projected $15.8 million contained in management’s financial forecast. Mr. Harlin attributed the expected level of performance to an industry-wide decline in freight tonnage and accompanying rate pressure from many shippers. At the end of the conference call, a representative of Wachovia indicated that he would communicate the additional information provided to the Special Committee for their consideration.

On September 4, 2007, Mr. Murrey returned a phone message from Mr. Fuller to discuss the Offer Price and other terms of the proposal communicated on August 29, 2007. In this conversation, Mr. Murrey indicated that the Special Committee would recommend in favor of a tender offer at an offer price of $21.00 per Class A Share. Mr. Murrey indicated, though, that the Special Committee would not prevent the consummation of the Offer at the Offer Price of $20.10 per Class A Share if the Majority of Unaffiliated Shares Condition and the 90% Condition were satisfied. Later on September 4, 2007, a representative of Troutman contacted a representative of Scudder and conveyed a message similar to that given by Mr. Murrey to Mr. Fuller.

On September 5, 2007, a representative of Scudder contacted a representative of Troutman to obtain more specific information on the Special Committee’s position with respect to the Offer at the Offer Price of $20.10 per Class A Share. In response, the representative of Troutman indicated the following:

•	At the Offer Price of $20.10 per Class A Share, the Special Committee presently intended to express no opinion and remain neutral with respect to the Offer in its Schedule 14D-9;

•	Regardless of the Special Committee’s ultimate recommendation with respect to the Offer at the Offer Price of $20.10 per Class A Share, the Special Committee did not expect to take any action that would prevent the Offer, if commenced, from being considered by the holders of Class A Shares; and

•	At the Offer Price of $20.10 per Class A Share, the Special Committee did not expect to take any action, or fail to take any action, that would prevent the Offer from being completed so long as the number of Class A Shares tendered would satisfy the Majority of Unaffiliated Shares Condition and the

90% Condition. Specifically, the Special Committee would adopt an amendment to the bylaws of U.S. Xpress to satisfy the Anti-Takeover Condition, and the members of the Special Committee would resign as directors upon consummation of the Offer.

In the course of the conversation on September 5, 2007, the representative of Scudder also sought to obtain clarification from the representative of Troutman concerning the Special Committee’s prior communication that it would recommend in favor of a tender offer at $21.00 per Class A Share. Specifically, the representative of Scudder asked whether, in addition to stating that it would recommend in favor of a tender offer at $21.00 per Class A Share, the Special Committee intended to convey that it would not recommend in favor of a tender offer at any offer price that was less than $21.00 per Class A Share. During the conversation, the representative of Scudder reminded the representative of Troutman that the top of the Stifel Nicolaus price range had been $20.50 per Class A Share and the representative of Scudder stated that, even with a recommendation of the Special Committee in favor of the tender offer, he could not envision an offer price in excess of the Stifel Nicolaus price range, particularly into declining freight and financing markets. The representative of Troutman remarked that Wachovia’s analysis suggested values higher than the Stifel Nicolaus analysis. However, the representative of Troutman went on to say that the Special Committee had not addressed the issue of whether it would consider recommending in favor of any tender offer at a price below $21.00 per Class A Share. Accordingly, the representative of Troutman stated a need to consult further with the Special Committee. The representative of Scudder then suggested that the Special Committee may wish to consider whether it would recommend in favor of a tender offer with a price near $20.50 per Class A Share, since that was the top of the Stifel Nicolaus price range. The representative of Scudder added that he had no authority from Messrs. Quinn and Fuller to make such an offer.

On September 6, 2007, the representative of Troutman informed the representative of Scudder that a Special Committee meeting would be held on September 7, 2007 to consider the question posed.

On September 7, 2007, a representative of Troutman contacted a representative of Scudder and informed him that the Special Committee had met and, while the Special Committee did not wish to discourage the proposed tender offer, the Special Committee currently could not commit to recommend in favor of any tender offer at an offer price less than $21.00 per Class A Share. The representative of Troutman further stated that if Purchaser proceeded with a tender offer at an offer price less than $21.00 per Class A Share, the Special Committee would make a final recommendation concerning the tender offer in accordance with its obligations. The representative of Scudder indicated that, based on the Special Committee’s response, he expected Purchaser to commence the Offer at the Offer Price of $20.10 per Class A Share sometime during the week of September 10, 2007.

Later on September 7, 2007, SunTrust, Purchaser, and Messrs. Quinn and Fuller executed the Financing Commitment, which Financing Commitment replaced and superseded the Original Financing Commitment in its entirety. Thereafter, Purchaser, Holding Company, and the Continuing Investors determined to proceed with this Offer at the Offer Price of $20.10 per Class A Share.

On September 9, 2007, a representative of Scudder delivered a draft of a press release to be issued by Messrs. Quinn and Fuller on September 10, 2007, to the representatives of Troutman.

On September 10, 2007, a representative of Scudder called a representative of Troutman to inquire whether Troutman had any comments with regard to the draft press release. The representative of Troutman indicated that he did not have any comments, but that he had not yet spoken to the members of the Special Committee.

Later on September 10, 2007, the representative of Troutman called the representative of Scudder to indicate that the Special Committee did not have any comments regarding the draft press release. The representative of Troutman further stated that the Special Committee was not prepared to agree in advance to recommend in favor of any tender offer at a price less than $21.00 per Class A Share. If Messrs. Quinn and Fuller commenced a tender offer at an offer price of less than $21.00 per Class A Share, the Special Committee would make its recommendation within the legal timeframe after considering the tender offer. Because the willingness of Messrs. Quinn and Fuller to agree to increase the offer price to $20.10 per Class A

Share and accept the structural changes proposed by the Special Committee had been conditioned on a recommendation by the Special Committee in favor of the proposed tender offer, and the Special Committee failed to take such action, the representative of Troutman asked whether the Offer to Purchase would still contain the structural changes and offer price of $20.10 per Class A Share. The representative of Scudder stated that, despite the Special Committee’s unwillingness to agree in advance to recommend in favor of the Offer, Messrs. Quinn and Fuller nonetheless would include the structural changes in this Offer to Purchase and would make this Offer at the Offer Price of $20.10 per Class A Share.

Later on September 10, 2007, Messrs. Quinn and Fuller authorized a press release to announce that Purchaser had executed the Financing Commitment and intended to commence the Offer within one week at the Offer Price of $20.10 per Class A Share.

On September 12, 2007, Purchaser filed this Offer to Purchase with the SEC and mailed this Offer to Purchase and the related documents to holders of Class A Shares for their consideration.

The Offer has not been approved by U.S. Xpress, its board of directors, or any committee thereof. To the best knowledge of Purchaser, Holding Company, and the Continuing Investors, no director or executive officer of U.S. Xpress has made any recommendation with respect to the Offer. Under the rules promulgated by the SEC, the Special Committee, on behalf of U.S. Xpress, is required to advise U.S. Xpress’s stockholders whether it recommends acceptance or rejection of the Offer, expresses no opinion, remains neutral with respect to the Offer, or is unable to take a position with respect to the Offer. None of the directors who are affiliated or associated with Purchaser will participate in U.S. Xpress’s consideration of the Offer for purposes of making any such recommendation or statement to U.S. Xpress’s stockholders.

2.	Purpose of the Offer; Purchaser’s Plans for U.S. Xpress; Consideration of Alternatives.

The purpose of the Offer is for Purchaser to acquire for cash as many Class A Shares as are necessary for Purchaser to own at least ninety percent (90%) of the issued and outstanding Class A Shares and Class B Shares combined as a first step in acquiring all of the equity interests in U.S. Xpress not owned by Purchaser, Holding Company, or the Continuing Investors. The acquisition of Class A Shares not owned by Purchaser, Holding Company, and the Continuing Investors has been structured as a cash tender offer and, if successful, will be followed by a cash Merger in order to effect a prompt and orderly transfer of ownership of U.S. Xpress from the public stockholders to Purchaser and provide U.S. Xpress stockholders with cash for all of their Class A Shares as promptly as practicable.

To consummate the Merger, upon satisfaction or waiver, where applicable, of all conditions to the Offer, the Continuing Investors will contribute the Class A Shares and Class B Shares owned by them to Purchaser and upon consummation of the Offer will cause Purchaser to effect the Merger with U.S. Xpress. Upon contribution of Class B Shares to Purchaser, such Class B Shares will be converted on a one-for-one basis into Class A Shares, and all outstanding shares of capital stock of U.S. Xpress will be of a single class. Under Chapter 92A of the Nevada Revised Statutes, once Purchaser owns at least ninety percent (90%) of the outstanding shares of all classes of U.S. Xpress capital stock and the Anti-Takeover Condition has been satisfied, Purchaser can effect the Merger without a vote of or prior notice to the stockholders or board of directors of U.S. Xpress. Pursuant to the Merger, each then outstanding Class A Share (other than Class A Shares owned by Purchaser or Class A Shares, if any, that are held by stockholders who are entitled to and who properly exercise appraisal rights under Nevada law), would be converted pursuant to the terms of the Merger to the right to receive the same amount of cash consideration paid in the Offer.

Purchaser, Holding Company, and the Continuing Investors believe that a cash tender offer for the Class A Shares is the best method for taking U.S. Xpress private. Once the Continuing Investors determined to acquire all outstanding equity interests of U.S. Xpress not owned by them, the Continuing Investors wanted to pursue the most efficient course and believed that offering to buy the Class A Shares directly from other U.S. Xpress stockholders would result in an expedited and fair process. The Continuing Investors chose a path consistent with applicable legal precedents for transactions involving the acquisition of minority interests of publicly traded companies by their controlling or significant stockholders. The Continuing Investors believed that a negotiated merger transaction would require a long lead time to negotiate and consummate, and potentially could involve additional legal risk to themselves, to U.S. Xpress, and to the U.S. Xpress board of directors.

Purchaser, Holding Company, and the Continuing Investors have not received the approval of U.S. Xpress or its board of directors with respect to the acquisition of the outstanding Class A Shares not owned by Purchaser, Holding Company, or the Continuing Investors. The Continuing Investors are prepared, however, to continue to meet with the Special Committee to discuss the conduct of, and analyses underlying the decision to commence, this Offer in an effort to ensure a smooth, proper, and successful Offer. In addition, the affirmative action of the Special Committee and the U.S. Xpress board of directors is necessary to satisfy the Anti-Takeover Condition.

The Continuing Investors believe that the employees of U.S. Xpress are important to the success of the business and operations of U.S. Xpress, and the Continuing Investors do not expect any material changes to the workforce as a result of the Offer or the Merger. An incentive program for key U.S. Xpress employees is planned following completion of the Offer and the Merger. At this time, Purchaser, Holding Company, and the Continuing Investors have not finalized any particular incentive plans, but they intend to work with management of U.S. Xpress to minimize any disruption to the U.S. Xpress team. In connection with the Merger, it is Purchaser’s intent to cause all remaining U.S. Xpress options to be cancelled, regardless of whether those options are vested or unvested. In exchange, option holders will receive a cash payment with respect to each Class A Share subject to each such option in an amount equal to the excess, if any, of $20.10, without interest thereon and less any required withholding taxes, over the exercise price of each such option, as such price may have been adjusted.

Except as otherwise described in this Offer to Purchase, none of Purchaser, Holding Company, or the Continuing Investors has any current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization, or liquidation involving U.S. Xpress; (ii) any purchase, sale, or transfer of a material amount of assets of U.S. Xpress; (iii) any material change in the present dividend rate or policy of U.S. Xpress; (iv) any change in the management of U.S. Xpress (other than the intention to appoint a board of directors comprised solely of members of Purchaser’s management after the Merger) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the corporate structure or business of U.S. Xpress.

Following the Offer and the Merger, Purchaser, Holding Company, and the Continuing Investors expect to review U.S. Xpress and its assets, corporate structure, capitalization, operations, properties, policies, management, and personnel to determine what changes, if any, would be desirable following the Merger. Purchaser, Holding Company, and the Continuing Investors expressly reserve the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments. In addition, U.S. Xpress regularly reviews investment and acquisition opportunities in the trucking industry and may pursue such opportunities when appropriate. In particular, the Continuing Investors are aware that certain investment and acquisition opportunities in the trucking industry recently have been under active consideration by management and the board of directors of U.S. Xpress. In two cases involving companies with combined revenues of approximately $200.0 million, the Continuing Investors are aware that non-binding and confidential agreements in principle have been reached for U.S. Xpress to acquire all of, or a minority interest in, such companies. One case involves the potential acquisition of 100% of the stock of a truckload carrier that generates approximately $35.0 million in revenue. Based on the relatively small size of this company in relation to U.S. Xpress, such company’s revenues, earnings, and assets are considered immaterial to U.S. Xpress. The second case involves a minority investment in a truckload carrier that generates approximately $165.0 million in revenue. It is anticipated that the second transaction may be similar to previous transactions involving Arnold Transportation Services, Inc., Total Transportation of Mississippi and its affiliated companies, Abilene Motor Express, Inc., and C&C Trucking of Duncan, Inc. Because this second transaction would be a minority investment at inception, Purchaser, Holding Company, and the Continuing Investors do not expect that the financial conditions and results of operations of the company involved in the possible investment would be consolidated with those of U.S. Xpress to be able to access the earnings or cash flows of such company for the foreseeable future. If the Offer and Merger are completed, Purchaser, Holding Company, and the Continuing Investors may cause U.S. Xpress to continue to pursue investment and acquisition opportunities, including opportunities originally arising prior to the Offer and Merger, if appropriate.

3.	Certain Effects of the Offer and Merger.

The consummation of the Offer and Merger will affect U.S. Xpress and its stockholders in a variety of ways. As a result of the Offer, the direct and indirect interest of Purchaser, Holding Company, and the Continuing Investors in the net book value and net income of U.S. Xpress will increase to the extent of the number of Class A Shares acquired under the Offer. Following consummation of the Merger, the interest of Holding Company and the Continuing Investors in such items will increase to one hundred percent (100.0%) and Holding Company and the Continuing Investors will be entitled to all benefits resulting from that interest, including all income generated by the operations of U.S. Xpress and any future increase in the value of U.S. Xpress. Similarly, Holding Company and the Continuing Investors also will bear the risk of losses generated by the operations of U.S. Xpress and any decrease in the value of U.S. Xpress after the Merger. Upon consummation of the Merger, U.S. Xpress will become a privately held corporation. Accordingly, former stockholders will not have any right to vote on corporate matters.

As a privately held corporation, the Class A Shares will not be publicly traded on NASDAQ. As soon as possible following the Merger, registration of the Class A Shares under the Exchange Act will be terminated, thereby reducing the amount of information about U.S. Xpress (including its financial statements) that must be publicly disclosed. Additionally, based on conversations with SunTrust and the credit rating agencies, Purchaser has agreed to appoint at least one independent director to its board of directors following the Merger. Such independent director(s) will not be a current director(s) of U.S. Xpress.

The Class A Shares presently are “margin securities” under the regulations of the Board of Governors of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Class A Shares. Following the Offer, depending on whether U.S. Xpress can remain listed on NASDAQ (which in turn depends, in part, on the number of Class A Shares outstanding not held by Purchaser and the total number of stockholders other than Purchaser, Holding Company, and the Continuing Investors), the Class A Shares may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the Class A Shares would be ineligible for use as collateral for margin loans made by brokers. Following the Merger, the Class A Shares will cease to be “margin securities” for the purposes of such margin regulations and will be ineligible for use as collateral for margin loans made by brokers.

Sales of Class A Shares pursuant to the Offer and the exchange of Class A Shares for cash pursuant to the Merger will be taxable transactions for federal income tax purposes and may also be taxable under applicable state, local, and other tax laws. For federal income tax purposes, a stockholder who is a United States taxpayer whose Class A Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Class A Shares sold or exchanged and the amount of cash received therefor. This gain or loss will be capital gain or loss if the Class A Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of fifteen percent (15%) in respect of property held for more than one year.

4.	Position of Purchaser, Holding Company, and the Continuing Investors Regarding Fairness of the Offer and Merger.

The rules of the SEC require Purchaser, Holding Company, and the Continuing Investors to express their belief as to the fairness of the Offer to the stockholders of U.S. Xpress who are not affiliated with U.S. Xpress, Purchaser, Holding Company, or the Continuing Investors (the “Unaffiliated Stockholders”). Purchaser, Holding Company, and the Continuing Investors believe that the Offer is both financially and procedurally fair to these Unaffiliated Stockholders based on the following:

•	The fact that the Offer is conditioned upon the tender of a majority of the Class A Shares not owned by Purchaser, Holding Company, the Continuing Investors, or the directors or executive officers of

U.S. Xpress. This Majority of Unaffiliated Shares Condition is not waivable. Purchaser, Holding Company, and the Continuing Investors believe that the stockholders of U.S. Xpress are sophisticated investors capable of evaluating the fairness of the Offer and an informed decision by holders of Class A Shares sufficient to satisfy the Majority of Unaffiliated Shares Condition will provide meaningful procedural protection for the Unaffiliated Stockholders.

•	The fact that, at $20.10 per Class A Share, the Offer Price represents a 41.5% premium over the reported closing price of the Class A Shares on NASDAQ on June 22, 2007, the last trading day prior to public announcement of the proposed tender offer. The Offer Price also represents premiums of 45.8%, 44.9%, and 35.5% over the average reported closing price of the Class A Shares on NASDAQ for the ten (10), thirty (30), and sixty (60) trading days ended on June 22, 2007, respectively. The Offer Price represents a premium of 12.5% over the average reported closing price of the Class A Shares on NASDAQ for the period between June 23, 2007, and September 11, 2007, the last full trading day prior to the date of this Offer.

•	The fact that the Offer Price is within or exceeds the range of implied offer prices suggested by the Stifel Nicolaus financial analysis, which is described in more detail below in “Special Factors — Section 5. Preliminary Report of Stifel Nicolaus to Purchaser”.

•	The historical and forecasted financial performance of U.S. Xpress, including the projections for fiscal years ending December 31, 2007 to December 31, 2011 described below in “The Tender Offer — Section 7. Certain Information Concerning U.S. Xpress”, as well as the current and anticipated operating environment and market conditions for companies within the trucking industry. In terms of historical financial performance, Purchaser, Holding Company, and the Continuing Investors noted that U.S. Xpress historically has underperformed the majority of other asset-based truckload carriers in its industry, as measured by the metrics of:

•	Operating ratio (i.e., the ratio of U.S. Xpress’s total operating expenses to its total operating revenue) — As of June 22, 2007, the last day prior to the announcement of the proposed tender offer, U.S. Xpress’s operating ratio ranked tenth out of twelve publicly traded asset-based truckload carriers.

•	Return on assets, equity, and invested capital — As of June 22, 2007, U.S. Xpress’s trailing twelve month return on assets of 2.0%, return on equity of 7.0%, and return on invested capital of 4.9% ranked eleventh, eighth, and eighth, respectively, out of twelve publicly traded asset-based truckload carriers,

•	Enterprise value as a multiple of EBITDA — As of June 22, 2007, U.S. Xpress’s enterprise value as a multiple of trailing twelve month earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was 4.8 times, which was tied for eighth out of twelve publicly traded asset-based truckload carriers.

See “Special Factors — Section 5. Preliminary Report of Stifel Nicolaus to Purchaser” for additional information. Further, although the operating and financial performance of U.S. Xpress improved year-over-year between 2005 and 2006, that performance suffered in the first and second quarters of 2007. U.S. Xpress experienced a net loss of approximately $2.6 million, or $0.17 per share, in the first quarter of 2007, compared to net income of approximately $0.7 million, or $0.05 per diluted share, in the first quarter of 2006. For the second quarter of 2007, U.S. Xpress reported net income of approximately $2.7 million, or $0.18 per diluted share, compared to net income of approximately $5.7 million, or $0.37 per diluted share, in the second quarter of 2006. For the six months ended June 30, 2007, U.S. Xpress reported net income of approximately $0.1 million, or $0.01 per diluted share, compared to net income of approximately $6.5 million, or $0.42 per diluted share, in the six months ended June 30, 2006. With respect to forecasted financial performance, Purchaser, Holding Company, and the Continuing Investors noted that, under management’s projections, the operating and financial performance of U.S. Xpress for full-year 2007 is expected to deteriorate from full-year 2006. Further, while the estimated operating and financial performance of U.S. Xpress shown in management’s projections for 2008 would represent an improvement over estimated performance in 2007, that projected performance is dependent upon significant operating improvements that may or may not be achieved. See “The Tender Offer — Section 7. Certain Information Concerning U.S. Xpress” for additional information.

•	The fact that the Offer and the Merger would shift risk with respect to the future operating and financial performance of U.S. Xpress from the Unaffiliated Stockholders, who do not have the power to control decisions made as to the business of U.S. Xpress, entirely to Holding Company and the Continuing Investors, who would have the power to control the business of U.S. Xpress and who have the resources to manage and bear the risks inherent in the business over the long term.

•	The fact that each Unaffiliated Stockholder will be able to decide voluntarily whether to tender such Unaffiliated Stockholder’s Class A Shares in the Offer, and if such Unaffiliated Stockholder elects not to tender, he, she, or it will receive exactly the same type and amount of consideration in the Merger that is expected to follow completion of the Offer. In addition, Unaffiliated Stockholders who do not tender their Class A Shares in the Offer will be entitled, upon consummation of the Merger following completion of the Offer, to exercise statutory appraisal rights in the Merger, which allow stockholders to have the fair value of their Class A Shares determined by a Nevada court and paid to them in cash.

•	The fact that the Offer and the Merger each will provide consideration to the stockholders of U.S. Xpress (other than Purchaser, Holding Company, and the Continuing Investors) entirely in cash, thus eliminating any uncertainty in valuing the consideration.

•	The fact that the Offer and the Merger will provide liquidity for stockholders of U.S. Xpress whose ability to sell their Class A Shares may be adversely affected by the limited trading volume and low public float in the Class A Shares.

Purchaser, Holding Company, and the Continuing Investors did not consider the liquidation value of U.S. Xpress because they consider U.S. Xpress to be a viable, going concern and therefore do not consider liquidation value to be a relevant valuation method. Purchaser, Holding Company, and the Continuing Investors did not consider other firm offers to acquire U.S. Xpress because they are not aware of any made within the past two (2) years. Further, Purchaser, Holding Company, and the Continuing Investors did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of U.S. Xpress as a going concern but rather is indicative of historical costs. Purchaser, Holding Company, and the Continuing Investors note, however, that the Offer Price represents a premium of 22.1% over the net book value per outstanding share as of June 30, 2007, and a premium of 97.9% to the tangible book value per outstanding share as of June 30, 2007.

The foregoing discussion of the information and factors considered and given weight by Purchaser, Holding Company, and the Continuing Investors in connection with the fairness of the Offer is not intended to be exhaustive but is believed to include all material factors considered by Purchaser, Holding Company, and the Continuing Investors. Purchaser, Holding Company, and the Continuing Investors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the Offer. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

The view of Purchaser, Holding Company, and the Continuing Investors as to the fairness of the Offer should not be construed as a recommendation to any stockholder as to whether that stockholder should tender such stockholder’s Class A Shares in the Offer.

5.	Preliminary Report of Stifel Nicolaus to Purchaser.

General.  Stifel Nicolaus was retained on June 22, 2007 as exclusive financial advisor and dealer/manager in connection with a potential offer. In selecting Stifel Nicolaus as its exclusive financial advisor, Purchaser considered primarily Stifel Nicolaus’ qualifications and knowledge of the business affairs of U.S. Xpress and the truckload industry, as well as the reputation of Stifel Nicolaus as an internationally recognized investment banking firm that has substantial experience in transactions similar to the Offer.

At the request of Purchaser, Stifel Nicolaus prepared a preliminary report (the “Preliminary Report”) that was intended to serve as a guide for Purchaser’s formulation of an offer price and also to be shared with the board of directors of U.S. Xpress and any special committee if and when such a committee were established.

On June 22, 2007, Stifel Nicolaus delivered a draft of the Preliminary Report in substantially final form to Purchaser. Stifel Nicolaus did not prepare the Preliminary Report to recommend or provide support for a fair or appropriate offer price for the Class A Shares not held by Purchaser. Had Stifel Nicolaus intended to do so, the information and comparisons presented in the Preliminary Report may have been different. Stifel Nicolaus was not asked to, and has not, delivered a valuation of U.S. Xpress or a fairness opinion to Purchaser or any other party (including U.S. Xpress) in connection with the Offer. Accordingly, the Preliminary Report does not constitute a valuation of U.S. Xpress or a fairness opinion and was provided for informational purposes only.

The full text of the Preliminary Report is attached as Exhibit (c) to the Schedule TO filed on September 12, 2007, in connection with the Offer and is incorporated into this document by reference. This summary of the Preliminary Report is qualified in its entirety by reference to the full text of the Preliminary Report. Stockholders are urged to read the Preliminary Report carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Stifel Nicolaus in connection with such Preliminary Report.

Copies of the Preliminary Report are also available for inspection and copying at the principal executive offices of Purchaser during regular business hours by any U.S. Xpress stockholder or stockholder representative who has been so designated in writing, and will be provided to any such stockholder or stockholder representative upon written request at the expense of the requesting party. U.S. Xpress stockholders interested in obtaining a copy of the Preliminary Report should contact Purchaser at 3993 Howard Hughes Parkway, Suite 250, Las Vegas, Nevada 89169-6754.

The Preliminary Report was solely for the information and use of Purchaser in connection with its consideration of a potential offer and is not to be relied upon by any stockholder of U.S. Xpress or any other person or entity. The Preliminary Report does not constitute a valuation, a fairness opinion, or recommendation to Purchaser or any other party (including U.S. Xpress) as to how Purchaser or any other party (including U.S. Xpress) should vote or act with respect to the Offer. The Preliminary Report does not compare the relative merits of the Offer with any other alternative transaction or business strategy which may have been available to Purchaser or U.S. Xpress and does not address the underlying business decision of Purchaser or U.S. Xpress to proceed with or effect the transaction contemplated by the Offer. Stifel Nicolaus was not involved in structuring or negotiating the Offer or any related agreements and was not requested to explore alternatives to the Offer or to solicit the interest of any other parties in pursuing transactions with Purchaser or U.S. Xpress.

The Preliminary Report is necessarily based upon financial, economic, market, and other conditions and circumstances existing and disclosed to Stifel Nicolaus as of the date of the Preliminary Report. It is understood that subsequent developments may affect the conclusions reached in the Preliminary Report, and that Stifel Nicolaus does not have any obligation to update, revise, or reaffirm the Preliminary Report. The Preliminary Report does not consider, address or include the legal, tax, or accounting consequences of the Offer on Purchaser, U.S. Xpress, or the holders of U.S. Xpress’s securities.

In providing financial advice and preparing the Preliminary Report, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to Stifel Nicolaus by Purchaser and U.S. Xpress or otherwise reviewed by Stifel Nicolaus, and has not assumed any responsibility or liability therefor.

Stifel Nicolaus was not asked to make, and has not assumed responsibility for making, any independent evaluation of U.S. Xpress and did not verify and has not assumed any responsibility for making any independent verification of the information Stifel Nicolaus reviewed. In addition, Stifel Nicolaus did not conduct any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to Stifel Nicolaus. Stifel Nicolaus also assumed that there have been no material changes in U.S. Xpress’s condition, results of operations, business, or prospects since the date of the most recent financial statements made available to Stifel Nicolaus. Stifel Nicolaus based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Stifel Nicolaus’ analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Stifel Nicolaus’

analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

Stifel Nicolaus as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes. Stifel Nicolaus is familiar with U.S. Xpress, having acted as lead underwriter in connection with its follow-on offering in 2004 and has also provided certain investment banking services to U.S. Xpress from time to time, and may provide investment banking services to U.S. Xpress in the future. Stifel Nicolaus provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities of U.S. Xpress for its own account and for the accounts of customers.

In providing financial advice and preparing the Preliminary Report, Stifel Nicolaus, among other things:

•	Reviewed certain publicly available business and financial information concerning U.S. Xpress and the asset-based truckload industry in which U.S. Xpress operates;

•	Reviewed U.S. Xpress’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, Annual Report on Form 10-K for the fiscal years ended December 31, 2003 to 2006, and Definitive Proxy Statement on Schedule 14A filed April 11, 2007;

•	Compared current and historical market prices at which U.S. Xpress’s Class A Shares have traded relative to the S&P 500 and an index of certain other asset-based dry van truckload companies Stifel Nicolaus deemed relevant for purposes of its analyses;

•	Compared the financial and operating performance of U.S. Xpress with publicly available information concerning certain other asset-based dry van truckload companies Stifel Nicolaus deemed relevant for purposes of its analyses;

•	Compared U.S. Xpress’s implied multiples and financial metrics based on a range of valuation with the publicly available financial terms of certain asset-based truckload acquisition transactions Stifel Nicolaus deemed relevant for purposes of its analyses;

•	Compared U.S. Xpress’s share premia with certain asset-based truckload acquisition transaction premia and offering premia from a database of going private transactions;

•	Reviewed equity analysts’ research estimates and implied multiples for U.S. Xpress;

•	Reviewed the financial forecast prepared by the management of U.S. Xpress and summarized below in “The Tender Offer — Section 7. Certain Information Concerning U.S. Xpress”; and

•	Performed such other financial studies and analyses and considered such other information as Stifel Nicolaus deemed appropriate for purposes of its analyses.

Summary of Preliminary Report Prepared by Stifel Nicolaus.  The following is a summary of the material financial analyses performed by Stifel Nicolaus in connection with the Preliminary Report. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel Nicolaus employed in reaching its conclusions. The data included in the summary tables and the corresponding imputed ranges of value for U.S. Xpress should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the Preliminary Report, including the assumptions underlying these analyses. Considering the data included in the summary tables without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

Preliminary Observations.  Stifel Nicolaus’ preliminary observations about U.S. Xpress were as follows:

•	U.S. Xpress’s truckload operating ratio for the years ended December 31, 2003 to 2006 ranged from a high of 97.9% in 2005 and reached a low of 96.1% in 2006. U.S. Xpress’s operating ratio has been deteriorating since 2006 and an “Equity Analyst Research” report indicates that it is expected to deteriorate from 96.1% in 2006 to 96.9% for fiscal year ending December 31, 2007. U.S. Xpress’s operating performance as measured by its operating ratio ranks tenth out of twelve publicly traded asset-based truckload carriers.

•	U.S. Xpress’s equity market capitalization, at approximately $220 million, as of June 21, 2007, ranked eighth out of twelve publicly traded asset-based truckload carriers; equity market capitalizations of the twelve publicly traded asset-based truckload carriers ranged from $4,392 million to $160 million.

•	U.S. Xpress’s latest twelve months (“LTM”) return on assets of 2.0%, return on equity of 7.0%, and return on invested capital (“ROIC”) of 4.9% rank eleventh, eighth and eighth, respectively, out of twelve publicly traded asset-based truckload carriers.

•	U.S. Xpress’s enterprise value as a multiple of LTM EBITDA is 4.8x, tied for eighth out of twelve publicly traded asset-based truckload carriers.

•	U.S. Xpress’s relative price performance has significantly lagged the S&P 500 and an index of four selected publicly traded comparable companies over the selected time periods ended June 20, 2007. In addition, more than 190% of U.S. Xpress’s “float” traded at prices below $19.00 during the one-year period ended June 20, 2007.

•	The Continuing Investors owned 6,398,334 Class A Shares and Class B Shares, representing 41% of the 15,526,068 Class A Shares and Class B Shares outstanding and representing 51% of the total voting rights of the Class A Shares and Class B Shares.

Comparable Public Company Analysis.  Stifel Nicolaus initially compared U.S. Xpress to eleven other publicly traded asset-based truckload carriers: Celadon Group, Inc., Covenant Transport Group, Inc., Frozen Food Express Industries, Inc., Heartland Express, Inc., J.B. Hunt Transport Services, Inc., Knight Transportation, Inc., Marten Transport, Ltd., P.A.M. Transportation Services, Inc., Patriot Transportation Holding, Inc., USA Truck, Inc., and Werner Enterprises, Inc. From this larger reference group Stifel Nicolaus eliminated the carriers with market capitalization over $1.0 billion because their liquidity generally provides enhanced trading valuation that is inapplicable to U.S. Xpress. Moreover, the historical operating performance of these companies (J.B. Hunt Transport Services, Inc., Knight Transportation, Inc., Heartland Express, Inc., and Werner Enterprises, Inc.) has been more consistent and markedly better than the performance of U.S. Xpress. Stifel Nicolaus also excluded the refrigerated carriers (Frozen Food Express Industries, Inc. and Marten Transport, Ltd.) as being subject to different market forces in the current shipping environment, as well as differences in operations. Stifel Nicolaus excluded Patriot Transportation Holding, Inc. as inapplicable based on its valuation being substantially based on real estate holdings.

Based on its analysis, Stifel Nicolaus selected Celadon Group, Inc.; Covenant Transport Group, Inc.; P.A.M. Transportation Services, Inc.; and USA Truck, Inc. as the publicly traded, asset-based truckload carriers most comparable to U.S. Xpress, based on similarity of business segment, equity market capitalization, and total enterprise value. In deeming these companies to be most similar to U.S. Xpress, Stifel Nicolaus noted that U.S. Xpress’s market capitalization fell between the mean and median market capitalization of the companies included as comparable companies, based on the closing prices on June 21, 2007. Moreover, based on the June 21 closing price, U.S. Xpress’s trading multiples of 2007 estimated net income, tangible book value, LTM EBITDA, and LTM earnings before interest and taxes (“EBIT”) were all between the mean and median of those measures for the comparable companies. U.S. Xpress’s June 21 trading multiples of 2006 actual and 2008 estimated net income, total book value, and LTM revenue were below the mean and median of those measures for the comparable companies.

It should be noted that the performance of individual comparable companies may be significantly better or worse than the mean or median. For example, the ROIC range is from 0.8% to 15.1%, the EBITDA multiple range is from 4.0x to 7.8x, and the book value range is from 0.8x to 2.8x. Accordingly, Stifel Nicolaus deemed relying on any one company to be inapplicable and viewed the mean and median as more informative.

In conducting its analysis, Stifel Nicolaus reviewed certain valuation metrics of the comparable companies based on the closing prices on June 21, 2007. The valuation metrics are commonly used in comparing relative valuations of publicly traded trucking companies and include the following:

•	Equity value as a multiple of 2006 actual net income.

•	Equity value as a multiple of 2007 estimated net income.

•	Equity value as a multiple of 2008 estimated net income.

•	Equity value as a multiple of book value.

•	Equity value as a multiple of tangible book value.

•	Enterprise value as a multiple of latest twelve months EBITDA.

•	Enterprise value as a multiple of latest twelve months EBIT.

The tables set forth below provide the statistics reviewed by Stifel Nicolaus:

Target Implied Multiples and Financial Metrics at Various Prices

							Equity Value As a Multiple of
							CY Net Income								Tang.		Enterprise Value As a Multiple of
		Premium to	Market	Total	Cash &				2007E		2008E		Book		Book		LTM		LTM		LTM		LTM
	Price	Close(a)	Cap.	Debt	Equiv.	TEV(b)	2006A		(c)		(c)		Value		Value		Revenue		EBITDA		EBIT		ROIC
	($ in millions, except per share data)

Target	$19.00	33.5%	$291.6	$362.5	$3.5	$650.6	14.7	x	24.1	x	14.5	x	1.2	x	1.9	x	0.4	x	5.3	x	12.4	x	4.9%
	19.50	37.0%	299.4	362.5	3.5	658.5	15.1	x	24.8	x	14.8	x	1.2	x	2.0	x	0.4	x	5.3	x	12.6	x	4.9%
	20.00	40.5%	307.3	362.5	3.5	666.3	15.5	x	25.4	x	15.2	x	1.2	x	2.0	x	0.4	x	5.4	x	12.7	x	4.9%
	20.50	44.1%	315.1	362.5	3.5	674.2	15.9	x	26.0	x	15.6	x	1.3	x	2.1	x	0.4	x	5.5	x	12.9	x	4.9%

Summary Selected Comparable Company Statistics

						Equity Value As a Multiple of
						CY Net Income								Tang.		Enterprise Value As a Multiple of
		Market	Total	Cash &				2007E		2008E		Book		Book		LTM		LTM		LTM		LTM
		Cap.	Debt	Equiv.	TEV(b)	2006A		(c)		(c)		Value		Value		Revenue		EBITDA		EBIT		ROIC
	($ in millions)

Selected Comparable Companies(d)	Min	$158.3	$41.3	$1.2	$240.2	11.2	x	15.5	x	12.6	x	0.8	x	1.1	x	0.5	x	4.0	x	9.9	x	0.8%
	Mean	232.2	92.2	3.1	321.3	13.9	x	16.2	x	15.0	x	1.5	x	1.7	x	0.6	x	5.3	x	11.3	x	6.8%
	Median	191.3	81.5	3.1	295.8	14.7	x	16.2	x	13.8	x	1.1	x	1.2	x	0.6	x	4.1	x	11.2	x	5.8%
	Max	388.2	164.5	5.3	453.3	16.0	x	17.0	x	18.5	x	2.8	x	3.2	x	0.9	x	7.8	x	12.8	x	15.1%

(a)	Closing price as of 6/21/07.

(b)	Total Enterprise Value = Market Capitalization of Equity + Total Debt — Cash + Market Value of Minority Interest.

(c)	Bloomberg consensus estimates.

(d)	Selected comparable companies include: CLDN, CVTI, PTSI, and USAK.
Excludes non-recurring items
Calculations may vary due to rounding.
Source: Company data, Bloomberg, and Stifel Nicolaus estimates.

As discussed above, Stifel Nicolaus believes the mean and median data for the comparable companies are more informative than individual company data. Accordingly, the mean and median for each such measure are set forth below, as well as the corresponding implied Class A Share price.

Comparable Public Company Analysis
($ in millions, except per share data)

	CY 2006 Net Income		CY 2007E Net Income		CY 2008E Net Income		Book Value
	Mean	Median	Mean	Median	Mean	Median	Mean	Median

Implied Enterprise Value	$632.9	$647.2	$677.8	$677.8	$653.5	$630.9	$720.8	$638.7
Implied Equity Value	$273.9	$288.2	$318.7	$318.7	$294.5	$271.9	$361.7	$279.7
Implied Share Price	$17.99	$18.93	$20.94	$20.94	$19.35	$17.86	$23.76	$18.37

	Tangible Book Value		LTM EBITDA		LTM EBIT
	Mean	Median	Mean	Median	Mean	Median

Implied Enterprise Value	$608.2	$537.6	$650.8	$499.1	$592.1	$585.2
Implied Equity Value	$249.2	$178.6	$291.7	$140.1	$233.1	$226.2
Implied Share Price	$16.37	$11.73	$19.16	$9.20	$15.31	$14.86

In evaluating the information set forth above, Stifel Nicolaus noted the following:

•	The median information in certain instances was skewed by the small number of companies in the sample. Thus, Stifel Nicolaus would tend to place more weight on the mean data, although Stifel Nicolaus did not prepare any weighted calculations.

•	The calendar year 2007 estimated net income implied valuation was affected by the multiple of one comparable company with a price to earnings multiple of 30.3x. This multiple is outside the norm because of very depressed earnings and should not be considered indicative. Accordingly, Stifel Nicolaus removed that company from the 2007 estimated net income valuation, which resulted in a mean and median implied share price of $20.94, based on calendar year 2007 estimated net income.

•	U.S. Xpress has a much higher percentage of intangible assets as a component of book value than the comparable companies as a group. Accordingly, the valuation data based on tangible book value may be more relevant than total book value.

•	The LTM revenue implied valuation was excluded from the mean and median calculations because the implied valuation range exhibited an extreme variance and Stifel Nicolaus did not believe that this valuation measure was meaningful because investors and/or acquirors generally do not utilize this metric in determining valuation.

After adjusting as set forth immediately above, the comparable company valuations resulted in an indicative range of $9.20 to $20.94 at the median and $15.31 to $23.76 at the mean. The $23.76 valuation related to the total book value, rather than tangible book value.

The average median valuation (weighting all seven valuation methods equally) was $15.98, and the average mean valuation was $18.98.

Stifel Nicolaus selected a range of $19.00 to $20.50 and computed U.S. Xpress’s implied multiples and financial metrics. Stifel Nicolaus noted that the selected range from $19.00 to $20.50 exceeds the average median and mean valuations of the comparable companies in most cases under the valuation methods set forth above.

Selected Asset-Based Truckload Acquisition Transactions Analysis.  In developing a list of comparable transactions, Stifel Nicolaus focused on acquisitions of publicly traded, asset-based truckload carriers since 2000. Stifel Nicolaus believed these transactions were the most relevant for purposes of comparison for several reasons, including the following:

•	Transactions involving public company targets were more relevant than private company transactions because SEC reporting requirements and more consistent accounting methods made available information more reliable for comparison purposes.

•	Transactions involving asset-based companies were more relevant than asset-light company transactions because of the substantial free cash flow and valuation advantages afforded asset-light companies.

•	Transactions involving truckload company targets were more relevant than less-than-truckload (“LTL”) company targets because the lower maintenance capital expenditure requirement of LTL companies may afford them a higher multiple of EBITDA, all else equal.

•	Transactions since 2000 were more relevant than older transactions because of changes in the competitive landscape.

Accordingly, Stifel Nicolaus selected eight acquisitions or going private transactions involving asset-based truckload companies from its proprietary mergers and acquisitions database, which Stifel Nicolaus believed to be all of the reported acquisitions/going private transactions involving publicly traded, asset-based truckload companies since 2000.

The table below sets forth selected statistical information about the selected public asset-based truckload transactions:

Selected Public Asset-Based Truckload Transaction Statistics

																		Implied Premium
												Equity Value/						1 Day	1 Month
						Enterprise Value/						LTM				Tangible		Prior	Prior
Effective	Target/	Target	Equity	Net	Enterprise	LTM		LTM		LTM		Net		Book		Book		to	to
Date	Acquiror	Status	Value	Debt	Value	Revenue		EBITDA		EBIT		Income		Value		Value		Announ.	Announ.
		($ in millions)

Pending	Smithway Motor Xpress Corp. Western Express, Inc.	Public	$53.1	$36.5	$89.6	0.4	x	4.1	x	9.4	x	12.4	x	1.7	x	1.8	x	23.5%	14.9%
05/10/07	Swift Transportation Co., Inc. Saint Corporation (Jerry Moyes)	Public	$2,411.2	$332.1	$2,743.3	0.9	x	5.6	x	11.3	x	15.5	x	2.4	x	2.6	x	31.2%	22.6%
02/28/06	Transport Corporation of America, Inc. Goldner Hawn Johnson & Morrison, Inc.	Public	$68.0	$45.4	$113.4	0.4	x	3.9	x	18.4	x	31.3	x	1.2	x	1.2	x	25.0%	30.0%
09/13/04	Boyd Bros. Transportation, Inc.(1) Investor Group & Management	Public	$27.4	$27.9	$55.3	0.4	x	4.1	x	NM		27.0	x	1.0	x	1.1	x	51.0%	66.3%
02/28/03	Landair Corp. Investor Group & Management	Public	$96.8	$3.2	$100.0	1.0	x	5.3	x	10.6	x	17.6	x	2.5	x	2.5	x	25.0%	26.9%
07/02/01	MS Carriers, Inc. Swift Transportation Co., Inc.	Public	$383.4	$301.4	$684.8	1.0	x	5.7	x	13.7	x	16.9	x	1.6	x	1.6	x	59.0%	89.0%
04/30/01	Kenan Transport Advantage Management Group	Public	$84.7	$2.0	$86.7	0.6	x	4.1	x	9.7	x	17.6	x	1.3	x	1.6	x	32.0%	46.6%
07/06/00	KLLM Transport Services, Inc. High Road Acquisition, Inc.	Public	$33.0	$47.0	$80.0	0.3	x	4.0	x	NM		NM		0.7	x	0.7	x	31.4%	23.8%
					Min	0.3	x	3.9	x	9.4	x	12.4	x	0.7	x	0.7	x	23.5%	14.9%
					Mean	0.6	x	4.6	x	12.2	x	19.7	x	1.5	x	1.6	x	34.8%	40.0%
					Median	0.5	x	4.1	x	10.9	x	17.6	x	1.5	x	1.6	x	31.3%	28.4%
					Max	1.0	x	5.7	x	18.4	x	31.3	x	2.5	x	2.6	x	59.0%	89.0%

(1)	In connection with this transaction, Stifel Nicolaus issued a Fairness Opinion to the Special Committee established for the specific transaction.

In conducting its analysis, Stifel Nicolaus reviewed certain valuation metrics of the selected public asset-based truckload transaction statistics it deemed relevant.

The valuation measures Stifel Nicolaus used included the following:

•	Enterprise value as a multiple of latest twelve months EBITDA.

•	Enterprise value as a multiple of latest twelve months EBIT.

•	Equity value as a multiple of latest twelve months net income.

•	Equity value as a multiple of book value.

•	Equity value as a multiple of tangible book value.

The valuation measures did not include equity value as a multiple of forecasted net income because of the difficulty of verifying consensus analyst estimates for companies that have not been publicly traded in some cases for many years. The valuation measures did not include enterprise value as a multiple of revenue because Stifel Nicolaus determined that, in its experience, such measure bears little relevance to purchasers of truckload companies.

Stifel Nicolaus focused on median and mean valuations rather than the minimum and maximum valuations. The mean and median for each valuation measure are set forth below.

Comparable Transaction Analysis

	LTM EBITDA		LTM EBIT		LTM Net Income		Book Value		Tangible Book Value
	Mean	Median	Mean	Median	Mean	Median	Mean	Median	Mean	Median
	($ in millions, except per share data)

Implied Enterprise Value	$565.3	$506.9	$638.6	$572.0	$689.4	$652.8	$740.7	$726.7	$604.6	$602.7
Implied Equity Value	$206.2	$147.8	$279.6	$213.0	$330.4	$293.8	$381.7	$367.6	$245.6	$243.6
Implied Share Price	$13.55	$9.71	$18.37	$13.99	$21.70	$19.30	$25.07	$24.15	$16.13	$16.00

In the course of its evaluation, Stifel Nicolaus noted the following:

•	The LTM net income multiples for the comparable transactions were between 12.4x and 17.6x except for the Transport Corporation of America, Inc. (“TCAM”) (31.3x) and Boyd Bros. Transportation, Inc. (“Boyd Bros.”) (27.0x) transactions. In those transactions, however, the multiples of tangible book value were 1.2x and 1.1x, respectively, and the multiples of EBITDA were 3.9x and 4.1x, respectively, in each case near the minimum multiples observed. Stifel Nicolaus believes the mean and median LTM net income multiples were artificially inflated by the Boyd Bros. and TCAM transactions and the effect of those transactions should be discounted. Excluding the LTM net income multiples for the TCAM and Boyd Bros. transactions would have resulted in implied mean and median values of $18.14 per share and $16.48 per share, respectively.

•	The two most recent transactions are Smithway Motor Xpress Corp. (“Smithway”) (pending) and Swift Transportation Co., Inc. (“Swift”). Swift’s ROIC for 2006 was 11.5%, Smithway’s was 7.6%, and U.S. Xpress’s was 6.0%. Swift’s operating ratio for 2006 was 92.3%, Smithway’s was 95.8%, and U.S. Xpress’s was 96.1%. Despite U.S. Xpress’s inferior returns, the valuation range of U.S. Xpress implies slightly lower enterprise value to EBITDA, greater enterprise value to EBIT and equity value to net income, and somewhat lower equity value to tangible book value.

•	Stifel Nicolaus believes that in the truckload industry, valuation based on the multiple of tangible book value is more relevant than the multiple of total book value.

The selected transactions resulted in an indicative range of $9.71 to $24.15 at the median and $13.55 to $25.07 at the mean. The high end of the range would have been $19.30 at the median and $21.70 at the mean excluding total book value.

The average median valuation (weighting all five valuation methods equally) produced an implied share price of $16.63, and the average mean valuation produced an implied share price of $18.96. Excluding the TCAM and Boyd Bros. net income multiples as described above would produce an average median valuation of $16.48 and an average mean valuation of $18.14.

Based on the above information and analysis, Stifel Nicolaus selected various prices ranging from $19.00 to $20.50 and computed U.S. Xpress’s implied multiples and financial metrics. Stifel Nicolaus noted that U.S. Xpress’s valuation multiples exceeded the mean and median multiples of the comparable transactions for every metric except LTM net income and total book value at every price in the indicated range of implied share prices of $19.00 to $20.50.

The table set forth below summarizes the valuation metrics of U.S. Xpress based on the range identified by Stifel Nicolaus and cited above:

Target Implied Multiples and Financial Metrics at Various Prices

				Enterprise Value/					Equity Value/
	Equity	Net	Enterprise	LTM	LTM		LTM		LTM				Tangible		Premium to
Price	Value	Debt	Value	Revenue	EBITDA		EBIT		Net Income		Book Value		Book Value		Current Price	1 Month Prior
	($ in millions, except per share data)

$19.00	$291.6	$359.0	$650.6	0.4x	5.3	x	12.4	x	17.3	x	1.2	x	1.9	x	33.5%	35.6%
19.50	299.4	359.0	658.5	0.4x	5.3	x	12.6	x	17.7	x	1.2	x	2.0	x	37.0%	39.2%
20.00	307.3	359.0	666.3	0.4x	5.4	x	12.7	x	18.2	x	1.2	x	2.0	x	40.5%	42.8%
20.50	315.1	359.0	674.2	0.4x	5.5	x	12.9	x	18.6	x	1.3	x	2.1	x	44.1%	46.3%

Summary of Going Private Transactions Analysis.  Stifel Nicolaus reviewed 181 going private transactions in a variety of industries that were completed between April 2001 and May 2007 with enterprise values ranging from $36,770 million to $1.2 million. From this dataset, Stifel Nicolaus selected going private transactions with enterprise values of at least $50 million up to $1,000 million to conduct an analysis of the premium paid as being more comparable to a transaction involving U.S. Xpress.

The table below summarizes the data Stifel Nicolaus analyzed.

Premium Range Considered: All

Enterprise Value $50 Million to $1,000 Million (91 Transactions)

	1 Day Prior	1 Month Prior

Min	(18.7)%	(17.4)%
Mean	22.3%	21.6%
Median	18.2%	16.2%
Max	82.7%	79.1%

All Transactions (181 Transactions)

	1 Day Prior	1 Month Prior

Min	(28.3)%	(22.3)%
Mean	23.8%	24.9%
Median	18.8%	20.8%
Max	117.4%	114.3%

Based on the previously identified range of $19.00 to $20.50 per U.S. Xpress share that Stifel Nicolaus analyzed, the implied premia of 33.5% (at $19.00) to 44.1% (at $20.50) over the prior day closing price of $14.23, in all cases, would be above the mean and median premia in the table above.

Summary of Implied Multiple Analysis — “Equity Analyst Research” Estimates. Stifel Nicolaus reviewed the earnings models and estimates contained in research reports on U.S. Xpress prepared in April and June 2007 by equity analyst research from five firms and utilized estimates found on Bloomberg© for two additional firms. For the average equity research case, Stifel Nicolaus used Bloomberg© consensus estimates for the earnings per share calculation and average figures compiled from six equity research firms for the remainder of the analysis.

The table below provides summary research estimates for U.S. Xpress.

Summary Equity Research Analyst Estimates

	Report		Earnings Per Share		EBITDA		Price
Firm	Date		2007E	2008E	2007E	2008E	Target
	($ in millions, except per share data)

Firm A	06/20/07	(1)	$0.68	$1.15	NA	NA	NA
Firm B	06/01/07		$0.61	$1.09	$102.00	$111.00	NA
Firm C	04/23/07		$0.82	$1.36	$126.20	$142.40	NA
Firm D	04/23/07		$0.75	$1.33	$121.80	$140.80	NA
Firm E	06/20/07	(2)	$0.88	$1.60	$130.60	$151.40	$22.00
Firm F	04/20/07	(1)	$1.05	$1.55	NA	NA	NA
Firm G	04/23/07		$0.74	$1.12	NA	NA	$15.00 - 16.00

(1)	Represents date of Earnings Per Share estimate found on Bloomberg.

(2)	Represents date of updated financial model.

Summary of Management Case — Stifel Nicolaus reviewed U.S. Xpress’s management case projections for fiscal years ending December 31, 2007 to December 31, 2011. See “The Tender Offer — Section 7. Certain Information Concerning U.S. Xpress” for a summary of these projections. Stifel Nicolaus noted that achieving management’s case in 2008 will require a 90 basis point improvement in operating ratio from management’s 2007 estimate. U.S. Xpress’ management case projects further improvement, with U.S. Xpress’ management case annual operating ratio reaching 95.0% for 2009 and 94.0% for 2011.

The Preliminary Report contains research reports and other material prepared by John Larkin, a Stifel Nicolaus research analyst who is not part of Stifel Nicolaus’ Investment Banking Department and who was not aware of or involved in any way in the Offer or Stifel Nicolaus’ engagement by Purchaser. The views of Mr. Larkin are provided for informational purposes only. None of the information reflecting Mr. Larkin’s views was reviewed or prepared by Mr. Larkin specifically for inclusion in the Preliminary Report.

In connection with Stifel Nicolaus’s role as financial advisor to Purchaser and dealer/manager in the Offer, Stifel Nicolaus will receive a fee upon the consummation of the Offer. In addition, Purchaser has agreed to indemnify Stifel Nicolaus for certain liabilities arising out of its engagement. Although Stifel Nicolaus is acting as Purchaser’s exclusive financial advisor in connection with the Offer, Stifel Nicolaus is not acting as a lender or other financing source to Purchaser in connection with the Offer. In the ordinary course of business, Stifel Nicolaus makes a market in U.S. Xpress’s common stock and Stifel Nicolaus or its affiliates may at any time hold a long or short position in such securities.

6.	Conduct of the Business of U.S. Xpress if the Offer is not Completed.

If the Offer is not completed because the Majority of Unaffiliated Shares Condition, the 90% Condition, or Antitrust Condition is not satisfied, or because the Funding Condition, Anti-Takeover Condition, or another condition is not satisfied or waived, Purchaser, Holding Company, and the Continuing Investors expect that the current management of U.S. Xpress, including Mr. Quinn and Mr. Fuller, will continue to operate the business of U.S. Xpress substantially as presently operated. However, if the Offer is not completed, Purchaser, Holding Company, and the Continuing Investors may consider:

•	engaging in open market or privately negotiated purchases of Class A Shares and/or exercising vested options held by Mr. Quinn and Mr. Fuller for Class A Shares to increase the aggregate ownership of Class A Shares by Purchaser, Holding Company, and the Continuing Investors to at least ninety percent (90%) of the then outstanding Class A Shares and Class B Shares combined and then effecting a short-form merger;

•	proposing that Purchaser, Holding Company, and U.S. Xpress enter into a merger agreement, which would require the approval of the board of directors and a vote of stockholders of U.S. Xpress in favor of that merger; or

•	refraining from future purchases of Class A Shares, or seeking to dispose of Class A Shares already owned.

If Purchaser, Holding Company, and the Continuing Investors were to pursue any of these alternatives, it might take considerably longer for the public stockholders of U.S. Xpress to receive any consideration for their Class A Shares (other than through sales in the open market) than if they had tendered their Class A Shares in the Offer. Any such transaction may result in proceeds per Class A Share to the public stockholders of U.S. Xpress that are more or less than or the same as the Offer Price.

7.	Appraisal Rights.

Holders of Class A Shares do not have appraisal rights in connection with the Offer. However, upon completion of the Offer and satisfaction of the Anti-Takeover Condition, Holding Company, and the Continuing Investors will cause Purchaser and U.S. Xpress to effect the Merger, unless it is not lawful to do so, and each holder of Class A Shares who has not tendered such holder’s Class A Shares in the Offer and who properly demands an appraisal of such holder’s Class A Shares under Sections 92A.300 through 92A.500 of the Nevada Revised Statutes (the “Nevada Dissenter’s Rights Statutes”) will be entitled, in lieu of receiving the merger consideration, to demand an appraisal of the fair value of such holder’s Class A Shares as long as the requirements of the Nevada Dissenter’s Rights Statutes are met.

Because holders of Class A Shares do not have appraisal rights in connection with the Offer, no demand for appraisal under the Nevada Dissenters’ Rights Statutes can be made at this time. Not later than ten (10) days following the effective date of the Merger, U.S. Xpress (as the surviving corporation in the Merger) will notify the record holders of Class A Shares as of the effective date of the Merger of the consummation of the Merger and of the availability of, and procedure for, demanding appraisal rights. This notice will:

•	specify where you should send your payment demand and where and when you must deposit your stock certificates, if any;

•	supply a form of payment demand that includes the date the Merger was first publicly announced and the date by which you must have acquired beneficial ownership of your Class A Shares in order to dissent;

•	set a date by which we must receive the payment demand, which may not be less than thirty days or more than sixty days after the date the dissenters’ notice is delivered; and

•	provide you a copy of the Nevada Dissenter’s Rights Statutes.

After you have received a dissenter’s notice, if you still wish to exercise your dissenters’ rights, you must:

•	demand payment either through the delivery of the payment demand form to be provided or other comparable means;

•	certify whether you have acquired beneficial ownership of the Class A Shares before the date set forth in the dissenter’s notice; and

•	deposit your certificates, if any, in accordance with the terms of the dissenter’s notice.

Failure to demand payment in the proper form or within the time period described above, or failure to deposit your certificates as described in the dissenter’s notice, will terminate your right to receive payment for your Class A Shares pursuant to the Nevada’s Dissenters’ Rights Statutes. Your rights as a stockholder will continue until those rights are cancelled or modified by the completion of the Merger.

Within thirty (30) days after receiving your properly executed payment demand, U.S. Xpress will pay you what it determines to be the fair value of your Class A Shares, plus accrued interest (computed from the effective date of the Merger until the date of payment). The payment will be accompanied by:

•	the balance sheet of U.S. Xpress as of the end of a fiscal year ended not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in stockholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how the fair value of the Class A Shares was estimated and how the interest was calculated;

•	information regarding your right to challenge the estimated fair value; and

•	a copy of the Nevada Dissenter’s Rights Statutes.

U.S. Xpress may elect to withhold payment from you if you became the beneficial owner of the Class A Shares on or after the date set forth in the dissenter’s notice. If U.S. Xpress withholds payment, after the consummation of the Merger, U.S. Xpress will estimate the fair value of the Class A Shares, plus accrued interest, and offer to pay this amount to you in full satisfaction of your demand. The offer will contain a statement of U.S. Xpress’s estimate of the fair value, an explanation of how the interest was calculated, and a statement of dissenter’s rights to demand payment under Section 92A.480 of the Nevada Dissenter’s Rights Statutes.

If you believe that the amount U.S. Xpress pays in exchange for your dissenting Class A Shares is less than the fair value of your Class A Shares or that the interest is not correctly determined, you can demand payment of the difference between your estimate and that of U.S. Xpress. You must make such demand within thirty (30) days after U.S. Xpress has made or offered payment; otherwise, your right to challenge the calculation of fair value terminates.

If there is still disagreement about the fair market value within sixty (60) days after U.S. Xpress receives your demand, U.S. Xpress will petition the District Court in Carson City, Nevada to determine the fair value of the Class A Shares and the accrued interest. If U.S. Xpress does not commence such legal action within the sixty (60) day period, U.S. Xpress will have to pay the amount demanded for all unsettled demands. All dissenters whose demands remain unsettled will be made parties to the proceeding, and are entitled to a judgment for either:

•	the amount of the fair value of the Class A Shares, plus interest, in excess of the amount U.S. Xpress paid; or

•	the fair value, plus accrued interest, of the after-acquired Class A Shares for which U.S. Xpress withheld payment.

U.S. Xpress will pay the costs and expenses of the court proceeding, unless the court finds the dissenters acted arbitrarily, vexatiously, or in bad faith, in which case the costs will be equitably distributed. Attorney fees will be divided as the court considers equitable.

Failure to follow the steps required by the Nevada Dissenter’s Rights Statutes for perfecting dissenter’s rights may result in the loss of such rights. If rights to an appraisal are not perfected, you will be entitled to receive the consideration receivable with respect to such Class A Shares in accordance with the Merger. In view of the complexity of the provisions of Nevada Dissenter’s Rights Statutes, if you are considering objecting to the merger you should consult your own legal advisor.

The foregoing discussion is qualified in its entirety by the full text of the Nevada Dissenter’s Rights Statutes, which is attached as Schedule C to this Offer to Purchase.

8.	Transactions and Arrangements Concerning the Class A Shares.

Except as set forth in “Special Factors — Section 1. Background of the Offer”, “The Tender Offer — Section 8. Certain Information Concerning Purchaser, Holding Company, and the Continuing Investors”, and

on Schedule B hereto, none of Purchaser, Holding Company, the Continuing Investors, or, to the best of their knowledge, any person listed in Schedule A hereto or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns any Class A Shares or Class B Shares.

Other than as set forth on Schedule B hereto, and other than ordinary course purchases or sales under U.S. Xpress’s 1993 Incentive Stock Plan, 1995 Non-Employee Directors Stock Award and Option Plan, 2002 Incentive Stock Plan, 2003 Non-Employee Directors Stock Award and Option Plan, 2006 Omnibus Incentive Plan, 2003 Employee Stock Purchase Plan, and the XPRE$$AVINGS 401(k) Plan, (collectively, the “Company Plans”), no transactions in the Class A Shares have been effected during the past sixty (60) days by Purchaser, Holding Company, the Continuing Investors, or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the foregoing, U.S. Xpress, the Company Plans, or any person listed in Schedule A hereto.

Except as set forth in this Offer to Purchase, including Schedule B hereto, no purchases of Class A Shares or Class B Shares were made by Purchaser, Holding Company, or the Continuing Investors during the past two (2) years.

On May 11, 1994, Messrs. Quinn and Fuller entered into an Agreement of Right of First Refusal With Regard to Class B Shares of U.S. Xpress Enterprises, Inc. (the “Right of First Refusal Agreement”). Pursuant to the Right of First Refusal Agreement, each of Mr. Quinn and Mr. Fuller has a right of first refusal to acquire Class B Shares in the event that the other desires to transfer such Class B Shares to unaffiliated third parties. This right of first refusal may be exercised through delivery of an equal number of Class A Shares in exchange for the Class B Shares sought to be transferred. Except for the Right of First Refusal Agreement, and except as set forth in this Offer to Purchase, none of Purchaser, Holding Company, the Continuing Investors, or, to the best of their knowledge, any person listed in Schedule A hereto, is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of U.S. Xpress (including, without limitation, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents, or authorizations). Except as described in this Offer to Purchase, there have been no negotiations, transactions, or material contacts during the past two (2) years concerning a merger, consolidation, or acquisition, a tender offer for, or other acquisition of, any securities of U.S. Xpress, an election of directors of U.S. Xpress, or a sale or other transfer of a material amount of assets of U.S. Xpress, between Purchaser, Holding Company, the Continuing Investors, or, to the best of their knowledge, any person listed in Schedule A hereto, on the one hand, and U.S. Xpress or any of its affiliates, on the other hand. Except as set forth in “Special Factors — Section 1. Background of the Offer”, neither Purchaser, Holding Company, nor any of the Continuing Investors has made any underwritten public offering of Class A Shares during the past three (3) years that was (i) registered under the Securities Act, or (ii) exempt from registration under the Securities Act pursuant to Regulation A thereunder.

In general, Purchaser, Holding Company, and the Continuing Investors will not tender Class A Shares owned by them pursuant to the Offer. However, certain Class A Shares held by the Continuing Investors in the 401(k) Plan may be tendered in the Offer or cancelled in the Merger for administrative ease. Such Class A Shares are not expected to exceed 20,000 in the aggregate. As of the date hereof, Purchaser, Holding Company, and the Continuing Investors do not know whether any other executive officer or director of U.S. Xpress intends to tender Class A Shares owned by him or her pursuant to the Offer. To the best knowledge of Purchaser, Holding Company, and the Continuing Investors, none of U.S. Xpress, its executive officers, directors, or affiliates has made any public recommendation with respect to the Offer.

9.	Related Party Transactions.

U.S. Xpress and certain of its subsidiaries and affiliates have engaged in certain transactions and are parties to certain arrangements with the Continuing Investors and certain parties related to the Continuing Investors. The information set forth herein describes the related party transactions occurring during the past two (2) years.

Mr. Quinn and Mr. Fuller together own one hundred percent (100%) of the outstanding common stock of Innovative Processing Solutions, LLC (“IPS”), a company that purchased the assets of Transcommunications, Inc. U.S. Xpress utilizes IPS charge cards for over-the-road fuel purchases, driver advances, and driver payroll. In 2006 and 2005, U.S. Xpress paid IPS an aggregate of approximately $333,000 and $203,000, respectively in fees for these services. IPS also provides communications services to U.S. Xpress and its drivers. In 2006 and 2005, U.S. Xpress paid approximately $190,000 and $208,000, respectively, for these services. Finally, IPS owns thirty percent (30%) of the outstanding stock of a provider of on-board computers for the trucking industry. In 2006, U.S. Xpress paid this provider $6.7 million, primarily for communications hardware.

Mr. Quinn and Mr. Fuller together own one hundred percent (100%) of the membership interests of Q&F Realty, LLC (“Q&F”). Q&F leases an office and a terminal in Tunnel Hill, Georgia, and a terminal in Oklahoma City, Oklahoma, to operating subsidiaries of U.S. Xpress. In the aggregate, rental payments to Q&F from the operating subsidiaries in 2006 and 2005 were approximately $976,000 and $932,000, respectively.

Lisa M. Pate, the daughter of Mr. Quinn, is employed by U.S. Xpress as Vice President and General Counsel. Patrick B. Quinn, the son of Mr. Quinn, is employed by U.S. Xpress as Vice President — Marketing Analysis and Sales Administration. William E. Fuller, the son of Mr. Fuller, is employed as Vice President and General Manager of Xpress Direct. Christopher Fuller, the son of Mr. Fuller, is a customer service representative for Xpress Direct. Stephen C. Fuller, the son of Mr. Fuller, was employed as Vice President General Manager of Xpress Direct from January 2004 until February 3, 2005 and as President of Xpress Global Systems from February 3, 2005 until August 1, 2005. During 2006 and 2005, these five individuals received aggregate compensation from U.S. Xpress in the amount of $461,000 and $648,427, respectively.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in “The Tender Offer — Section 11. Conditions to the Offer”, and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the “Offer Conditions”)), Purchaser will accept for payment, and pay for shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by “The Tender Offer — Section 4. Rights of Withdrawal”. The term “Expiration Date” means 5:00 p.m., New York City time, on October 11, 2007, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 5:00 p.m., New York City time, on October 11, 2007, as such may be extended, is referred to as the “Offering Period”.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Class A Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder’s Class A Shares. See “The Tender Offer — Section 4. Rights of Withdrawal”.

Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date:

•	to delay acceptance for payment of or (regardless of whether such Class A Shares were theretofore accepted for payment) payment for, any tendered Class A Shares, or to terminate or amend the Offer as to any Class A Shares not then paid for, on the occurrence of any of the event specified in “The Tender Offer — Section 11. Conditions to the Offer”; and

•	to waive any condition and to set forth or change any other term and condition of the Offer except as otherwise specified in “The Tender Offer — Section 11. Conditions to the Offer”;

in each case, by giving oral or written notice of such delay, termination, or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts any shares for payment pursuant to the terms of the Offer, it will accept for payment all Class A Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but no limited to the Offer Conditions, it will promptly pay for all Class A Shares so accepted for payment and will immediately accept for payment and promptly pay for all Class A Shares as they are tendered in any Subsequent Offering Period (as defined herein). Purchaser confirms that its reservation of the right to delay payment for Class A Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Any extension, delay, termination, or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law including (Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent, or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement; Purchaser shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

If, during the Offering Period, Purchaser in its sole discretion, shall decrease the percentage of Class A Shares being sought or increase or decrease the consideration offered to holders of Class A Shares, such increase or decrease shall be applicable to all holders whose Class A Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to the holders of Class A Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent, or given, the Offer will be extended until the expiration of such ten (10) business day period. Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6, and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an Offer must remain open a minimum period of time following a material change in the terms of the Offer. The release states that an Offer should remain open for a minimum of five (5) business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of shares sought, a minimum of ten (10) business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

Purchaser may elect, in its sole discretion, to provide a subsequent offering period of three (3) to twenty (20) business days (the “Subsequent Offering Period”). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be in an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Class A Shares not tendered during the Offering Period. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of twenty (20) business days) by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See “The Tender Offer — Section 4. Rights of Withdrawal”.

The Continuing Investors have exercised their rights as stockholders of U.S. Xpress to request the stockholder list and security position listings of U.S. Xpress for the purpose of disseminating the Offer to stockholders. U.S. Xpress has provided Purchaser with such stockholder list and security position listings for the purpose of disseminating the Offer to holders of Class A Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Class A Shares and will be furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Class A Shares.

2.	Acceptance for Payment and Payment for Class A Shares.

Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for Class A Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Class A Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Class A Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Class A Shares in order to comply, in whole or in part, with any applicable law. See “The Tender Offer — Section 11. Conditions

to the Offer”. In all cases, payment for Class A Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the following:

(i) certificates evidencing such Class A Shares (or a confirmation of a book-entry transfer of such Class A Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”));

(ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined herein) in lieu of the Letter of Transmittal; and

(iii) any other required documents.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment Class A Shares validly tendered and not withdrawn as, if, and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Class A Shares pursuant to the Offer. Payment for Class A Shares accepted for payment pursuant to the Offer will made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest on the purchase price for tendered Class A Shares be paid, regardless of any delay in making such payment.

If any tendered Class A Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Class A Shares than are tendered, certificates for such unpurchased Class A Shares will be returned, without expense to the tendering stockholder (or, in the case of Class A Shares tendered by book-entry transfer of such Class A Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “The Tender Offer — Section 3. Procedures for Tendering Class A Shares”, such Class A Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Class A Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Class A Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedures for Tendering Class A Shares.

Valid Tender.  To tender Class A Shares pursuant to the Offer:

(i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Class A Shares to be tendered, and other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

(ii) such Class A Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent’s Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

(iii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

The term “Agent’s Message” means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Class A Shares, which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Delivery.  The Depositary will establish accounts with respect to the Class A Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of Class A Shares by causing the Book-Entry Transfer Facility to transfer such Class A Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Class A Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to a book-entry transfer facility in accordance with such book-entry transfer facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations, and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, or the Stock Exchange Medallion Program or by any other “Eligible Guarantor Institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signature on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Class A Shares) of Class A Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Class A Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Class A Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Class A Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  A stockholder that desires to tender Class A Shares pursuant to the Offer and whose certificates for Class A Shares are not immediately available, or that cannot comply with the procedure for book-entry transfer on a timely basis, or that cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Class A Shares by following all of the procedures set forth below:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii) the certificate for all tendered Class A Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Class A Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or mailed to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

The method of delivery of the Class A Shares, the Letter of Transmittal, and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Class A Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, it is recommended that the stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

401(k) Plan Participants.  If Class A Shares are owned through the U.S. Xpress XPRE$$AVINGS 401(k) Plan, (the “401(k) Plan”) and the owner of such Class A Shares desires to direct the 401(k) Plan trustee to tender such Class A Shares, the owner must complete a Tender Offer Instruction Form (“Instruction Form”) and deliver such form to Ellen Philip Associates, Inc. (the “Independent Tabulator”) who will notify the trustee of the instructions in accordance with the Instruction Form. If the Offer is not completed because any conditions to the Offer are not satisfied, or the transaction otherwise fails to close, any Class A Shares that 401(k) Plan participants have instructed the Trustee to tender will be returned to the 401(k) Plan participants’ accounts from the Depositary promptly following expiration of the Offer. However, if the conditions are satisfied, or waived where applicable, and the Offer closes, the 401(k) Plan will receive a value equivalent to the number of Class A Shares tendered multiplied by the offer price of $20.10, without interest thereon, promptly following expiration of the Offer.

Other Requirements.  Notwithstanding any provision hereof, payment for Class A Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Class A Shares or a timely Book-Entry Confirmation with respect to such Class A Shares into the Depositary’s account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Class A Shares or Book-Entry Confirmations with respect to Class A Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the tendered Class A Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

Tender Constitutes an Agreement.  The valid tender of Class A Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment of Proxies.  By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Class A Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Class A Shares or other securities issued or issuable in respect of such Class A Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Class A Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Class A Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies, and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies, or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Class A Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, or adjourned meeting of the stockholders of U.S. Xpress, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Class A Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Class A Shares, Purchaser must be able to exercise full voting rights with respect to such Shares. The foregoing powers of attorney and proxies are effective only upon acceptance for payment and payment for Class A Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Class A Shares, for any meeting of U.S. Xpress stockholders.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt), and acceptance of any tender of Class A Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Class A Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Class A Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of Purchaser. None of Purchaser, Holding Company, the Continuing Investors, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

Backup Withholding.  In order to avoid “backup withholding” of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Class A Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of twenty-eight percent (28%). Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All stockholders that are U.S. persons surrendering Class A Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder’s exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4.  Rights of Withdrawal.

Tenders of Class A Shares made pursuant to the Offer are irrevocable except that Class A Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 11, 2007. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

For a withdrawal to be effective, a written, telegraphic, telex, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Class A Shares to be withdrawn, the number or amount of Class A Shares to be withdrawn, and the names in which the certificate(s) evidencing the Class A Shares to be withdrawn are registered, if different from that of the person that tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Class A Shares have been tendered for the account of any Eligible Institution. If Class A Shares have been tendered pursuant to the procedures for book-entry tender as set forth in “The Tender Offer — Section 3. Procedures for Tendering Class A Shares”, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Class A Shares. If certificates for Class A Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Class A Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, Holding Company, the Continuing Investors, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

Withdrawals of tenders of Class A Shares may not be rescinded, and any Class A Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Class A Shares may be retendered by following one of the procedures described in “The Tender Offer — Section 3. Procedures for Tendering Class A Shares”, at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Class A Shares, or is unable to accept for payment Class A Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Class A Shares, and such Class A Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

Participants in the 401(k) Plan who wish to withdraw their direction to tender Class A Shares must submit a new Instruction Form indicating the withdrawal. However, the new Instruction Form will only be effective if it is received by the Independent Tabulator by 5:00 p.m., New York City time, on October 9, 2007. Upon timely receipt of the new Instruction Form, the old instructions will be deemed canceled. If such participants wish to later re-tender their Class A Shares under the 401(k) Plan, then another, new Instruction Form must be received by the Independent Tabulator by 5:00 p.m., New York City time, on October 9, 2007. While a participant may change his or her instructions as frequently as such participant desires pursuant to the procedure in this section, any changes to the participant’s instructions must be received by the Independent Tabulator by 5:00 p.m., New York City time, on October 9, 2007 in order to be effective. Only the participant’s last instruction received by the Independent Tabulator prior to the deadline will count for tabulation purposes.

5.	Material United States Federal Income Tax Consequences of the Offer and Merger.

CIRCULAR 230 ADVISORY: Any discussion of tax matters contained in this Offer to Purchase is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under U.S. federal tax law. This Offer to Purchase was written to support the promotion or marketing of the Offer and the proposed Merger. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The following is a summary of the material U.S. federal income tax consequences to holders of Class A Shares upon the tender of Class A Shares for cash pursuant to the Offer and the exchange of Class A Shares for cash pursuant to the Merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Class A Shares in the Offer or the Merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the Offer and the Merger and, in particular, may not address U.S. federal income tax considerations to holders of Class A Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities, and holders who obtained their Class A Shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Class A Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Class A Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own Class A Shares as capital assets.

It is recommended that stockholders consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders.

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Class A Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes, any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a “U.S. Holder”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Class A Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

Payments with Respect to Class A Shares.  The exchange of Class A Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Class A Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Class A Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the Class A Shares is more than one (1) year at the time of the exchange of such holder’s Class A Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting.  Payments made with respect to Class A Shares exchanged for cash in the Offer or the Merger will be subject to information reporting and will be subject to U.S. federal backup withholding tax (at a rate of twenty-eight percent (28%)) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders.

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Class A Shares. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of a Class A Share that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with respect to Class A Shares.  Payments made to a Non-U.S. Holder with respect to Class A Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

(i) the gain on Class A Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders”, but such Non-U.S. Holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a thirty percent (30%) rate (or such lower rate as may be specified under an applicable income tax treaty));

(ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in such event the Non-U.S. Holder will be subject to tax at a flat rate of thirty percent (30%) or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Class A Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year); or

(iii) the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

Backup Withholding Tax and Information Reporting.  In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to Class A Shares exchanged for cash in the Offer or the Merger if you have provided the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If Class A Shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

6.  Price Range of the Class A Shares.

According to U.S. Xpress, as of August 1, 2007, there were 12,508,228 Class A Shares and 3,040,262 Class B Shares issued and outstanding. The Class A Shares are traded on NASDAQ under the symbol “XPRSA”. No market exists for Class B Shares. Listed below are the high and low sales prices with respect to Class A Shares, as reported by NASDAQ, for the periods indicated:

	High	Low

Fiscal Year 2007
Third Quarter (through September 11, 2007)	$19.25	$15.17
Second Quarter	19.38	13.10
First Quarter	20.75	16.60
Fiscal Year 2006
Fourth Quarter	$27.00	$15.97
Third Quarter	28.00	18.76
Second Quarter	27.40	17.71
First Quarter	19.56	15.20
Fiscal Year 2005
Fourth Quarter	$18.09	$9.02
Third Quarter	14.70	11.36
Second Quarter	17.00	10.49
First Quarter	34.44	15.35

On June 22, 2007, the last full trading day prior to the public announcement of the Offer, the closing sales price of the Class A Shares was $14.20 per Class A Share. On September 11, 2007, the last full trading day prior to the commencement of the Offer, the closing sales price of the Class A Shares was $19.20 per Class A Share. Stockholders are urged to obtain a current market quotation for the Class A Shares.

7.  Certain Information Concerning U.S. Xpress.

The information concerning U.S. Xpress contained in this Offer to Purchase has been furnished by U.S. Xpress or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources. Neither Purchaser, Holding Company, the Continuing Investors, nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning U.S. Xpress contained in such documents and records or for any failure by U.S. Xpress to disclose events that may have occurred or may affect the significance or accuracy of any such information.

General.  U.S. Xpress, a Nevada corporation headquartered in Chattanooga, Tennessee, is the fourth largest publicly owned truckload carrier in the United States, measured by revenue. U.S. Xpress provides regional, dedicated, and expedited truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. U.S. Xpress is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary of U.S. Xpress, is a leading provider of transportation, warehousing, and distribution services to the floor coverings industry and also provides distribution-related services to a number of other industries, including retail, automotive, and building materials. U.S. Xpress also offers logistics services, including through its joint ownership of Transplace.com, LLC, an Internet-based global transportation logistics company. U.S. Xpress has an eighty percent (80%) ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length-of-haul services with a fleet of approximately 1,600 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry-van service with a fleet of approximately 600 trucks primarily in the Eastern United States. Additionally, U.S. Xpress has a forty-nine percent (49%) ownership interest in Abilene Motor Express, Inc., a truckload carrier that provides medium length of haul and dedicated dry van truck services, primarily in the Eastern United States with a fleet of approximately 170 trucks, and a forty percent (40%) indirect ownership interest in C&C Trucking of Duncan, Inc., a truckload carrier that provides medium length of haul and dedicated dry van truck services primarily in the Eastern United States with a fleet of approximately 130 trucks.

U.S. Xpress regularly reviews investment and acquisition opportunities in the trucking industry and may pursue such opportunities when appropriate. In particular, the Continuing Investors are aware that certain investment and acquisition opportunities in the trucking industry recently have been under active consideration by management and the board of directors of U.S. Xpress. In two cases involving companies with combined revenues of approximately $200.0 million, the Continuing Investors are aware that non-binding and confidential agreements in principle have been reached for U.S. Xpress to acquire all of, or a minority interest in, such companies. One case involves the potential acquisition of 100% of the stock of a truckload carrier that generates approximately $35.0 million in revenue. Based on the relatively small size of this company in relation to U.S. Xpress, such company’s revenues, earnings, and assets are considered immaterial to U.S. Xpress. The second case involves a minority investment in a truckload carrier that generates approximately $165.0 million in revenue. It is anticipated that the second transaction may be similar to the previous transactions involving Arnold Transportation Services, Inc., Total Transportation of Mississippi and its affiliated companies, Abilene Motor Express, Inc., and C&C Trucking of Duncan, Inc. Because this second transaction would be a minority investment at inception, Purchaser, Holding Company, and the Continuing Investors do not expect that the financial conditions and results of operations of the company involved in the possible investment would be consolidated with those of U.S. Xpress to be able to access the earnings or cash flows of such company for the foreseeable future.

The principal executive offices of U.S. Xpress are located at 4080 Jenkins Road, Chattanooga, Tennessee 37421, and its telephone number at such address is (423) 510-3000.

Intent to Tender.  In general, Purchaser, Holding Company, and the Continuing Investors will not tender Class A Shares owned by them pursuant to the Offer. However, certain Class A Shares held by the Continuing Investors in the 401(k) Plan may be tendered in the Offer or cancelled in the Merger for administrative ease. Such Class A Shares are not expected to exceed 20,000 in the aggregate. As of the date hereof, (i) to the best of their knowledge, neither Purchaser, Holding Company, nor any Continuing Investor knows whether any other executive officer, director, or affiliate of U.S. Xpress intends to tender Class A Shares in the Offer, (ii) none of U.S. Xpress, its executive officers, directors, or affiliates has made any public recommendation with respect to the Offer, and (iii) U.S. Xpress has not made public any appraisal, report or opinion on the fairness of this transaction. As of the date hereof, to the best knowledge of Purchaser, Holding Company, and the Continuing Investors, a majority of the directors of U.S. Xpress who are not employees of U.S. Xpress has not retained an unaffiliated representative (other than the Special Committee) to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the transaction. Other than the Special Committee and Wachovia, which has been retained by the Special Committee as its financial advisor, to the best knowledge of Purchaser, Holding Company, and the Continuing Investors, a majority of the directors of U.S. Xpress who are not employees of U.S. Xpress has not retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of preparing a report concerning the fairness of the transaction. The Offer and Merger have not been approved by a majority of the directors of U.S. Xpress who are not employees of U.S. Xpress.

Prior Public Offerings.  For a description of certain prior public offerings of Class A Shares by U.S. Xpress and certain of the Continuing Investors, see “Special Factors — Section 1. Background of the Offer”.

Related Party Transactions.  For a description of certain business relationships between U.S. Xpress, on the one hand, and Purchaser, Holding Company, the Continuing Investors, and certain other related parties, see “Special Factors — Section 9. Related Party Transactions”.

Financial Information.  Certain financial information relating to U.S. Xpress hereby is incorporated by reference to the audited financial statements for U.S. Xpress’s 2005 and 2006 fiscal years set forth in U.S. Xpress’s Annual Report on Form 10-K for the year ended December 31, 2006, beginning on page 28 of such report. Certain financial information relating to U.S. Xpress is also hereby incorporated by reference to the unaudited balance sheets, comparative year-to-date statements of operations, and related earnings per share data and statements of cash flows for the second quarter of 2007 set forth in U.S. Xpress’s Form 10-Q for the quarter ended June 30, 2007, beginning on page 3. The reports may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “Available Information” below.

U.S. XPRESS ENTERPRISES, INC.
SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth summary historical financial data for U.S. Xpress as of and for the six months ended June 30, 2007 and 2006 and as of and for each of the years ended December 31, 2006 and 2005.

This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited financial statements, the accompanying notes thereto, and other financial information contained in U.S. Xpress’s Annual Report on Form 10-K for the year ended December 31, 2006, and the unaudited interim financial statements and other financial information contained in the U.S. Xpress’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by U.S. Xpress with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in U.S. Xpress’s Annual Report on Form 10-K for the year ended December 31, 2006, and as Item 1 in the U.S. Xpress’s Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2007, hereby are incorporated by reference herein. Copies of such reports and other documents may be examined at or obtained in the manner set forth under “Available Information” below.

	Six Months Ended
	June 30,		Twelve Months Ended December 31,
	2007	2006	2006	2005
	(In thousands, except per share amounts)

Statements of Operations Data:
Operating revenue	$761,220	$689,171	$1,471,764	$1,164,232
Total operating expenses	750,400	668,883	1,414,856	1,140,262
Net income	106	6,459	20,104	9,432
Earnings per share — basic	0.01	0.42	1.31	0.59
Earnings per share — diluted	0.01	0.42	1.29	0.59
Balance Sheet Data (at period end):
Current assets	$251,333	$225,238	$254,144	$202,970
Non-current assets	652,222	581,138	649,223	404,414
Current liabilities	228,192	229,534	236,986	164,846
Non-current liabilities	425,553	338,204	413,882	210,126
Total stockholders’ equity	249,810	238,638	252,499	232,412
Average Shares Outstanding:
Basic	15,215	15,323	15,316	15,930
Diluted	15,407	15,559	15,568	16,083

Ratio of Earnings to Fixed Charges.  U.S. Xpress historically has not reported a ratio of earnings to fixed charges.

Book Value per Share.  Net book value per share was $16.47 as of June 30, 2007. Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the number of Class A Shares and Class B Shares outstanding.

Projected Financial Information.  As executive officers and directors of U.S. Xpress, Mr. Quinn and Mr. Fuller routinely have participated in the preparation of, and otherwise been given access to, nonpublic management projections and internal financial forecasts. Senior management of U.S. Xpress does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the inherent unpredictability of the underlying assumptions and estimates. However, because financial forecasts prepared by senior management were available to Purchaser, Holding Company, the Continuing Investors, and their financial advisor in connection with their respective evaluations of the Offer and the Merger, material portions of these projections are included below in order to give stockholders access to certain nonpublic information available to Purchaser, Holding Company, the Continuing Investors, and their financial advisor for purposes of considering and evaluating the Offer. The inclusion of this information should not be regarded as an indication that Purchaser, Holding Company, the Continuing Investors, or their financial advisor considered, or now considers, it to be a reliable prediction of future results.

The projections and the internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and are beyond the control of U.S. Xpress. The projections also reflect estimates and assumptions related to the business of U.S. Xpress that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of U.S. Xpress. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections, or the guidelines established by the American

Institute of Certified Public Accountants for preparation and presentation of prospective financial information. U.S. Xpress’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion, or provided any form of assurance with respect to the financial projections, and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of U.S. Xpress, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes even less reliable with each successive year.

Readers of this Offer to Purchase are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder or anyone else regarding the information included in these projections.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this Offer to Purchase should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Purchaser, Holding Company, and the Continuing Investors do not intend to update or otherwise revise the following financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions are shown to be in error.

Management’s most recent projections, prepared in June 2007 (the “Management Projections”), included the following with respect to 2007:

	Projected Quarter Ending
	September 30,	December 31,
	2007	2007	Full-Year 2007
	(In thousands, except per share amounts)

Statements of Operations Data:
Operating revenue	$346,100	$347,800	$1,351,952
Total operating expenses	330,300	331,300	1,308,789

Income from operations	15,800	16,500	43,163
Other	(100)	(100)	(524)
Interest expense, net	5,400	5,300	21,775

Income before income taxes	10,500	11,300	21,912
Income tax provision	4,608	5,076	9,642

Net income	$5,892	$6,224	$12,269

Earnings per share	$0.38	$0.40	$0.79
Weighted average shares outstanding	15,500	15,500	15,500
Balance Sheet Data (at period end):
Total assets	$888,222	$912,698	$912,698
Total liabilities	631,238	648,490	648,490
Total stockholders’ equity	256,984	264,208	264,208

The Management Projections also included the following with respect to 2008 through 2011.

	Projected Year Ending
	December 31,	December 31,	December 31,	December 31,
	2008	2009	2010	2011
	(In thousands, except per share amounts and operating ratio)

Statements of Operations Data:
Operating revenue	$1,417,450	$1,487,275	$1,561,636	$1,639,712
Total operating expenses	1,359,710	1,412,912	1,475,781	1,541,330

Income from operations	57,740	74,363	85,855	98,382
Interest expense, net	21,600	16,590	13,800	14,000

Income before income taxes	36,140	57,773	72,055	84,382
Income tax provision	15,540	24,843	30,984	36,284

Net income	$20,600	$32,930	$41,071	$48,098

Earnings per share	$1.35	$2.15	$2.68	$3.14
Weighted average shares outstanding	15,300	15,300	15,300	15,300
Balance Sheet Data (at year end):
Total assets	$887,201	$910,007	$955,859	$978,100
Total liabilities	601,393	590,269	594,050	567,193
Total stockholders’ equity	285,808	319,738	361,809	410,907
Other Information:
Operating ratio(1)	95.93%	95.00%	94.50%	94.00%
EBITDA(2)	140,740	157,363	169,855	184,382

(1)	Ratio of total operating expenses to operating revenue.

(2)	EBITDA represents earnings before interest, taxes, depreciation, and amortization, a measure used by management to measure operating performance. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to income from operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements, or capital expenditure requirements. EBITDA was calculated in the following manner for each of the years presented:

	Projected Year Ending
	December 31,	December 31,	December 31,	December 31,
	2008	2009	2010	2011
	(In thousands, except per share amounts)

Net income	$20,600	$32,930	$41,071	$48,098
Add: Interest expense, net	21,600	16,590	13,800	14,000
Add: Income tax provision	15,540	24,843	30,984	36,284

Income from operations	57,740	74,363	85,855	98,382
Add: Depreciation and amortization	83,000	83,000	84,000	86,000

EBITDA	$140,740	$157,363	$169,855	$184,382

Available Information.  U.S. Xpress is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements, and other information with the SEC relating to its business, financial condition, and other matters. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. U.S. Xpress’s filings also are available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the SEC and other information concerning U.S. Xpress are available for inspection at the offices of NASDAQ located at One Liberty Plaza, 50th Floor, New York, New York 10006.

Information about U.S. Xpress also may be obtained from the U.S. Xpress website at www.usxpress.com. The U.S. Xpress website is provided as an inactive textual reference only. Information contained on the U.S. Xpress website is not incorporated by reference into, and does not constitute any part of, this Offer to Purchase.

8.	Certain Information Concerning Purchaser, Holding Company, and the Continuing Investors.

Purchaser is a newly formed Nevada corporation, and Holding Company is a newly formed Nevada limited liability company. Purchaser is the wholly owned subsidiary of Holding Company, and Holding Company, in turn, is wholly owned by the Continuing Investors. Each of Purchaser and Holding Company was organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. Until immediately prior to the time the Class A Shares are purchased pursuant to the Offer, it is not anticipated that Purchaser or Holding Company will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal offices of both Purchaser and Holding Company are located at 3993 Howard Hughes Parkway, Suite 250, Las Vegas, Nevada 89169-6754. The telephone number for both Purchaser and Holding Company is (423) 255-9757.

Patrick E. Quinn’s principal occupation is Co-Chairman of the Board, President, and Treasurer of U.S. Xpress. His business address is c/o U.S. Xpress, 4080 Jenkins Road, Chattanooga, Tennessee 37421. Max L. Fuller’s principal occupation is Co-Chairman of the Board, Chief Executive Officer, and Secretary of U.S. Xpress. His business address is c/o U.S. Xpress, 4080 Jenkins Road, Chattanooga, Tennessee 37421. Quinn Family Partners is a general partnership organized under the laws of the state of Tennessee. Its principal address is c/o U.S. Xpress, Inc., 4080 Jenkins Road, Chattanooga, Tennessee 37421. Quinn Family Partners holds shares of U.S. Xpress for the benefit of certain members of the Quinn family. The Max Fuller Family Limited Partnership is a limited partnership organized under the laws of the state of Nevada. Its principal address is c/o U.S. Xpress, Inc., 4080 Jenkins Road, Chattanooga, Tennessee 37421. The Max Fuller Family Limited Partnership holds shares of U.S. Xpress for the benefit of certain members of the Fuller family.

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted) and material positions held during the past five (5) years of each of the directors and executive officers of Purchaser, each manager of Holding Company, each partner of Quinn Family Partners, and each partner of the Max Fuller Family Limited Partnership are set forth in Schedule A to this Offer to Purchase.

None of Purchaser, Holding Company, or the Continuing Investors, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Purchaser, Holding Company, or the Continuing Investors, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto has, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.	Source and Amount of Funds.

Financing Commitment.  Purchaser, Holding Company, and the Continuing Investors estimate that the total amount of funds required to purchase all of the outstanding Class A Shares (other than those already owned directly or indirectly by Purchaser, Holding Company, and the Continuing Investors) pursuant to the

Offer and to pay related fees and expenses will be approximately $197.2 million. Purchaser has received the Financing Commitment, pursuant to which SunTrust (a) has committed to provide Purchaser with a $50.0 million revolving credit facility (the “Revolver”) and a $185.0 million tranche B term loan (the “Term Loan B” and, together with the Revolver, the “Bank Credit Facilities”), (b) has committed to provide Purchaser with a $142.8 million liquidity facility (the “Liquidity Facility” and, together with the Bank Credit Facilities, the “Senior Credit Facilities”) in support of an accounts receivable securitization commitment by Three Pillars Funding LLC (“Three Pillars”) to Xpress Receivables, LLC, an indirect wholly owned subsidiary of U.S. Xpress (“Xpress Receivables”), and (c) has committed to arrange an amendment and restatement of the Three Pillars accounts receivable securitization commitment to Xpress Receivables (the “Securitization Line”) after closing of the Merger. SunTrust’s commitment to provide the Term Loan B will be reduced dollar-for-dollar by the amount of any net proceeds from certain permitted real estate financing occurring after the date of the Financing Commitment and prior to the closing of the Bank Credit Facilities.

Use of Proceeds.  The proceeds of the Term Loan B will be used to finance the Offer and the Merger and to fund transaction costs. Transaction costs also may be funded from the Revolver, and the Revolver will be available at the time of the Merger to support outstanding letters of credit. The balance of funds needed to finance the Offer and the Merger and to pay transaction costs will be provided by U.S. Xpress’s cash on hand. The Revolver, the Liquidity Facility, and the Securitization Line will be used after the Offer and the Merger to fund working capital, to provide letters of credit, and for other general corporate purposes. Upon receipt of the funds committed under the Financing Commitment and after the consummation of the Offer, Purchaser, Holding Company, and the Continuing Investors are of the opinion that (i) U.S. Xpress will be able to pay its debts and liabilities and other commitments in the ordinary course of business, and (ii) the fair value of U.S. Xpress’s assets, taken as a whole, will be greater than the total amount of its liabilities, including contingent liabilities. The Offer is conditioned upon receipt by Purchaser of the funds committed under the Financing Commitment. Additional information regarding the Financing Commitment and the financing to be made available thereunder follows:

Conditions Precedent.  The availability of funds under the Financing Commitment is subject to, among other things, (a) there not having occurred a material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), properties, or prospects of Purchaser and its subsidiaries, taken as a whole, since the date of the Financing Commitment, and (b) there not having occurred a material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), properties, or prospects of U.S. Xpress and its subsidiaries, taken as a whole, as reflected in the consolidated financial statements of U.S. Xpress as of December 31, 2006; provided, however, that changes in the consolidated financial position, results of operation, and cash flows of U.S. Xpress and its subsidiaries, taken as a whole, between December 31, 2006 and June 30, 2007 reflected in the June 30, 2007 financial statements of U.S. Xpress and its subsidiaries filed with the SEC will not be considered in determining any such material adverse change. The availability of funds under the Financing Commitment also is subject to, among other things, the payment of fees and expenses and the negotiation, execution, and delivery of definitive documentation. There is a possibility that Purchaser will not obtain funds under the Financing Commitment due to various conditions in the Financing Commitment letter not being met. Purchaser, Holding Company, and the Continuing Investors currently have no other financing arrangements or alternative financing plans in place in the event that funding pursuant to the Financing Commitment is unavailable. Purchaser, Holding Company, and the Continuing Investors currently contemplate servicing the loans to be made pursuant to the Financing Commitment with income from operations of U.S. Xpress after consummation of the Offer and the Merger. For a complete list of the conditions to the Financing Commitment, please refer to the Financing Commitment, which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference,.

Expiration of Financing Commitment.  The Financing Commitment, and the commitments and obligations of SunTrust thereunder, will terminate on December 31, 2007, unless definitive documentation has been executed and delivered on or prior to that date.

Bank Credit Facilities Generally.  The borrower under the Bank Credit Facilities initially will be Purchaser and, immediately upon giving effect to the Offer and the Merger, all rights and obligations of Purchaser in connection with the Bank Credit Facilities will become, by operation of law, the rights and obligations of U.S. Xpress. The Bank Credit Facilities will be comprised of the Revolver and the Term Loan B. The principal amount of the Term Loan B will be reduced dollar-for-dollar by the amount of any net proceeds from certain permitted real estate financing occurring after the date of the Financing Commitment and prior to the closing of the Bank Credit Facilities. Loans under the Revolver are expected to bear interest, at the borrower’s option, (a) at a rate equal to the London interbank offer rate (“LIBOR”) plus an applicable margin, or (b) a rate equal to the higher of (i) the rate which SunTrust announces from time to time as its prime lending rate, and (ii) the federal funds effective rate plus 0.50%, plus an applicable margin. The Term Loan B is expected to bear interest, at the borrower’s option, (y) at a rate equal to LIBOR plus 4.00%, or (z) a rate equal to 2.75% plus the higher of (i) the rate which SunTrust announces from time to time as its prime lending rate, and (ii) the federal funds effective rate plus 0.50%. The borrower under the Bank Credit Facilities will be permitted to make voluntary prepayments of principal at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). The borrower will be required to make mandatory prepayments on the Term Loan B with (1) net proceeds received from any sale or other dispositions of assets other than (A) assets subject to liens permitted under the definitive loan documents (to the extent of the indebtedness repaid and secured by such liens), and (B) assets sold in the ordinary course of business, (2) net proceeds of any equity offering for cash and not as part of any employee compensation, and (3) a percentage of excess cash flow (to be defined).

Security for Bank Credit Facilities.  The obligations of the borrower and the guarantors under the Revolver will be secured by a first priority security interest in and lien on all personal property of the borrower and the guarantors, including without limitation, all cash, rolling stock, accounts, inventory, equipment, general intangibles, goods, documents, contracts, trademarks, patents, copyrights, intercompany obligations, stock, securities, commercial tort claims, books, records, instruments, investment property, and notes owned by the borrower and the guarantors and real property of the borrower and the guarantors; provided however that collateral for the Bank Credit Facilities shall exclude (i) all equipment securing the certain equipment notes, (ii) all other assets securing the existing accounts receivable securitization of U.S. Xpress and its subsidiaries or securing other indebtedness as of the date of the Financing Commitment (other than assets securing the existing revolving credit facility of U.S. Xpress, which assets will be collateral for the Bank Credit Facilities in any event), (iii) certain specified real property owned by U.S. Xpress as of the date of the Financing Commitment and all real estate acquired after the closing date of the Merger that remains unencumbered for 120 days or less, (iv) stock of any minority owned subsidiary of the borrower or any guarantor to the extent the borrower or such guarantor is contractually prohibited from pledging such stock, and (v) assets securing other indebtedness and lease financing in amounts to be mutually agreed upon in the definitive loan documentation. All Bank Credit Facilities will be cross-collateralized by a pledge of 100% of the capital stock of the borrower and each of the guarantors (excluding Holding Company) and a pledge (subject to customary restrictions) on 100% of the capital stock of Xpress Receivables (or any other special purpose subsidiary that acquires accounts receivables as part of the receivables securitization); provided, however, that all stock of U.S. Xpress acquired in connection with the Offer shall be excluded from collateral for the Bank Credit Facilities until the Merger is consummated.

Guarantors of Bank Credit Facilities.  All obligations under the Bank Credit Facilities will be guaranteed by Holding Company and each direct and indirect material subsidiary of Purchaser.

Other Terms of Bank Credit Facilities.  The Bank Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, (a) maintenance of existence, property, insurance, and material intellectual property, (b) engaging in same business or businesses reasonably related thereto, (c) compliance with laws, (d) payment of taxes and other charges that can result in liens (e) books and records, (f) visitation and inspection, (g) use of proceeds, (h) margin regulations, and (i) future guarantors/collateral. The Bank Credit Facilities also will include a covenant to merge Purchaser with and into U.S. Xpress immediately upon consummation of the Offer. The Bank Credit Facilities also will contain certain financial covenants such as a maximum fixed charge coverage ratio, maximum leverage ratio, and maximum capital expenditures. The Bank Credit Facilities also will include customary events of default, including a change of control default.

Liquidity Facility and Securitization Line.  The borrower under the Liquidity Facility and Securitization Line will be Xpress Receivables, a special purpose bankruptcy remote limited liability company that is an indirect wholly owned subsidiary of U.S. Xpress. Pursuant to the Liquidity Facility and Securitization Line, Three Pillars and SunTrust will fund loans and issue letters of credit in an aggregate amount of up to $140.0 million, subject to certain advance rate, borrowing base, and reserve limitations. Loans under the Liquidity Facility and Securitization Line are expected to bear interest as follows: (a) to the extent such loans are funded through the issuance of commercial paper notes by Three Pillars, the interest rate shall be equal to the per annum rate equivalent payable by Three Pillars in respect of such commercial paper notes, plus an applicable margin, or (b) to the extent such loans are not funded through the issuance of commercial paper notes by Three Pillars, the interest rate shall be equal to LIBOR plus an applicable margin. The Liquidity Facility and Securitization Line will contain customary representations, warranties, and covenants, including financial covenants to be agreed upon by the borrower and SunTrust. The Liquidity Facility and Securitization Line also will include customary events of default.

This summary of the Senior Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the Financing Commitment, which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference, and any further documents or instruments that Purchaser may enter into in connection with the Senior Credit Facilities. The description of the Senior Credit Facilities contained herein is based upon the terms set forth in the Financing Commitment, which terms are subject to the negotiation and execution of definitive documentation. As a result, the final terms of the Senior Credit Facilities may differ from those described in this Offer to Purchase.

10.	Dividends and Distributions.

U.S. Xpress has never paid a cash dividend on Class A Shares or Class B Shares, and has stated that it does not anticipate paying any cash dividends on Class A Shares or Class B Shares in the foreseeable future. U.S. Xpress has stated that it intends to continue to retain earnings to finance the growth of its business and reduce its indebtedness rather than to pay dividends. U.S. Xpress has stated that its ability to pay cash dividends currently is limited by restrictions contained in its revolving credit facility. U.S. Xpress has stated that future payments of cash dividends will depend on U.S. Xpress’s financial condition, results of operations, capital commitments, restrictions under then-existing agreements, and other factors the board of directors deems relevant.

If, at any time on or after the date hereof, U.S. Xpress should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Class A Shares pursuant to a stock dividend or stock split) with respect to the Class A Shares that is payable or distributable to stockholders of record on a date occurring prior to the transfer to the name of Purchaser or its nominees or transferees on U.S. Xpress’s stock transfer records of the Class A Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights described in “The Tender Offer — Section 11. Conditions to the Offer”, (i) the purchase price per Class A Share payable by Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution, and (ii) the whole of any non-cash dividend or distribution (including, without limitation, additional Class A Shares) will be required to be remitted promptly and transferred by each tendering stockholder to the Depositary for the account of Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, as determined by Purchaser in its sole discretion.

If, on or after the date hereof, U.S. Xpress should split the Class A Shares or combine or otherwise change the Class A Shares or its capitalization, then, without prejudice Purchaser’s rights described under the heading “The Tender Offer — Section 11. Conditions to the Offer”, appropriate adjustments to reflect such split, combination, or change may be made by Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

11.	Conditions to the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time in its sole discretion, Purchaser will not be required to accept for payment, purchase, or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Class A Shares (whether or not any Class A Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may amend or terminate the Offer, if the Majority of Unaffiliated Shares Condition, the 90% Condition, the Funding Condition, the Anti-Takeover Condition, or the Antitrust Condition has not been satisfied or, on or after the date of this Offer to Purchase and at or before the Expiration Date, any of the following events shall occur:

(a) any condition, event, or development has occurred or be threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations, or cash flows of U.S. Xpress, which has or might reasonably be expected to have a materially adverse effect on U.S. Xpress (an “Adverse Effect”); or

(b) there has been threatened or instituted by, or be pending before, any government or governmental authority or agency or other regulatory or administrative agency or commission, whether domestic (local, state or federal), foreign or supranational, court or arbitral panel, or any self-regulatory organization (a “Governmental Entity”), any action, proceeding, application, claim, or counterclaim or any judgment, ruling, order, or injunction sought or any other action taken by any person or entity, which (i) challenges the acquisition by Purchaser, Holding Company, or the Continuing Investors of any Class A Shares pursuant to the Offer or the Merger, seeks to restrain, prohibit, or delay the making or completion of the Offer or consummation of the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by Purchaser, Holding Company, or the Continuing Investors, or to compel Purchaser, Holding Company, or the Continuing Investors (or any affiliate thereof) to dispose of or to hold separate all or any material portion of the business or assets of Purchaser, Holding Company, or the Continuing Investors (or any affiliate thereof) or of U.S. Xpress as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of Purchaser, Holding Company, or the Continuing Investors (or any affiliate thereof) to conduct their respective businesses or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Purchaser, Holding Company, or the Continuing Investors (or any affiliate thereof) to acquire or hold, or to exercise full rights of ownership of, any Class A Shares, including the right to vote such Class A Shares on all matters properly presented to the stockholders of U.S. Xpress, (v) seeks to require divestiture by Purchaser, Holding Company, or the Continuing Investors (or any affiliate thereof) of any or all of the Class A Shares, or (vi) otherwise has or might reasonably be expected to have an Adverse Effect; or

(c) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling, or injunction or any other action taken by any Governmental Entity, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits, or materially delays the making or completion of the Offer or consummation of the Merger, or otherwise, directly or indirectly, materially and adversely affects the Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by U.S. Xpress, Purchaser, Holding Company, or the Continuing Investors of all or any material portion of the business or assets of U.S. Xpress or of Purchaser, Holding Company, the Continuing Investors, and their affiliates and subsidiaries taken as a whole, or compels U.S. Xpress, Purchaser, Holding Company, or the Continuing Investors (or any affiliate thereof) to dispose of or to hold separate all or any material portion of the business or assets of Purchaser, Holding Company, or the Continuing Investors and their affiliates and subsidiaries taken as a whole or of U.S. Xpress as a result of the transactions contemplated by the Offer or the Merger, (iii) imposes any material limitation on the ability of Purchaser, Holding Company, or the Continuing Investors (or any affiliate thereof) to conduct their respective businesses or own such assets, (iv) imposes or confirms any material limitation on the ability of Purchaser, Holding Company, or the Continuing Investors (or any affiliate thereof) to acquire or hold, or to exercise full rights of ownership of, any Class A Shares, including the right to vote such Class A Shares on all matters properly presented to the stockholders of U.S. Xpress, (v) requires divestiture by Purchaser, Holding

Company, or the Continuing Investors (or any affiliate thereof) of any or all of the Class A Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect; or

(d) there has been any statute, rule, or regulation enacted, promulgated, entered, enforced, or deemed applicable or asserted to be applicable to the Offer or the Merger, or any other action has been taken by any Governmental Entity, that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vi) of paragraph (b) above; or

(e) there has occurred (i) any general suspension of trading in, or limitation on times or prices for, securities on any U.S. national securities exchange, or in the over-the-counter market, (ii) any extraordinary or materially adverse change in the U.S. financial markets generally following the date of this Offer to Purchase, including without limitation, a decline of at least twenty percent (20%) in either the Dow Jones average of industrial stocks or the Standard & Poor’s 500 index following the date of this Offer to Purchase, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation by any Governmental Entity or any court that materially affects the extension of credit generally by lenders that regularly participate in the United States market in loans, (v) any commencement or escalation of war, armed hostilities, or other national or international calamity directly or indirectly involving the United States, (vi) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vii) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(f) U.S. Xpress, on the one hand, and Purchaser, Holding Company, or the Continuing Investors, on the other hand, have reached an agreement or understanding that the Offer be terminated or amended or Purchaser, Holding Company, or the Continuing Investors (or any affiliate thereof) has entered into a definitive agreement or an agreement in principle to acquire U.S. Xpress by merger or other business combination, or purchase of Class A Shares or assets of U.S. Xpress; or

(g) U.S. Xpress has (i) issued, distributed, pledged, sold, or authorized, or proposed the issuance of or distribution, pledge or sale to any person of any (A) shares of its capital stock of any class (including, without limitation, the Class A Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants, or options to acquire any such shares or convertible securities or any other securities of U.S. Xpress, (B) other securities in respect of, in lieu of, or in substitution for Class A Shares outstanding on the date of this Offer to Purchase, or (C) debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants, or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Class A Shares or other securities, (iii) proposed, recommended, authorized, declared, issued, or paid any dividend or distribution on any Class A Shares or any other security, whether payable in cash, securities, or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, or (vi) authorized, recommended, proposed, or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed, or publicly announced; or

(h) U.S. Xpress has amended, proposed to amend, or authorized any amendment to, its certificate of incorporation or by-laws or similar organizational documents, other than any amendment that is necessary to satisfy the Anti-Takeover Condition, or Purchaser, Holding Company, or the Continuing Investors has learned that U.S. Xpress has proposed, adopted, or recommended any such amendment, which has not previously been publicly disclosed by U.S. Xpress and also set forth in filings with the SEC; or

(i) a tender or exchange offer for some portion or all of the Class A Shares has been commenced or publicly proposed to be made by another person (including U.S. Xpress); or

(j) the members of the board of directors of U.S. Xpress, other than Messrs. Quinn and Fuller, fail to deliver to Purchaser their resignations from the board of directors of U.S. Xpress on or prior to the Expiration Date, with such resignations to be effective immediately upon consummation of the Offer.

The foregoing conditions in paragraphs (a) through (j) are for the sole benefit of Purchaser, Holding Company, the Continuing Investors, and their respective affiliates and may be asserted by Purchaser, Holding Company, the Continuing Investors, or their respective affiliates regardless of the circumstances (including any action or inaction by Purchaser, Holding Company, or the Continuing Investors (or any affiliate thereof)) giving rise to any such conditions or may be waived by Purchaser, Holding Company, and the Continuing Investors, in whole or in part, at any time and from time to time in the sole discretion of Purchaser, Holding Company, and the Continuing Investors. The Majority of Unaffiliated Shares Condition and Antitrust Condition may not be waived, and the 90% Condition may be waived only with the consent of the Special Committee. The determination as to whether any condition has been satisfied will be made in the sole judgment of Purchaser, Holding Company, and the Continuing Investors and will be final and binding. The failure by Purchaser, Holding Company, or the Continuing Investors at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right that may be asserted at any time or from time to time prior to the Expiration Date of the Offer.

12.	Effect of the Offer on the Market for the Class A Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations.

Market for the Class A Shares.  The purchase of Class A Shares by Purchaser pursuant to the Offer will reduce the number of holders of Class A Shares and the number of Class A Shares that might otherwise trade publicly and, depending upon the number of Class A Shares so purchased, could adversely affect the liquidity and market value of the remaining Class A Shares held by the public. Purchaser, Holding Company, and the Continuing Investors cannot predict whether the reduction in the number of Class A Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Class A Shares or whether it would cause future market prices to be greater or less than or the same as the Offer Price.

NASDAQ Listing.  Depending upon the number of Class A Shares purchased pursuant to the Offer, the Class A Shares may no longer meet the requirements for continued listing on the NASDAQ Global Select Market. According to its published guidelines, NASDAQ would consider disqualifying the Class A Shares for listing on the NASDAQ Global Select Market (though not necessarily for listing on the NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Class A Shares falls below 750,000, the total number of beneficial holders of round lots of Class A Shares falls below 400, the market value of publicly held Class A Shares over a thirty (30) consecutive business day period is less than $5.0 million, there are fewer than two (2) active and registered market makers in the Class A Shares over a ten (10) consecutive business day period, U.S. Xpress has stockholders’ equity of less than $10.0 million, or the bid price for the Class A Shares over a thirty (30) consecutive business day period is less than $1.00. Furthermore, NASDAQ would consider delisting the Class A Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Class A Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Class A Shares falls below 300, (c) the market value of publicly held Class A Shares over a thirty (30) consecutive business day period is less than $1.0 million, (d) there are fewer than two (2) active and registered market makers in the Class A Shares over a ten (10) consecutive business day period, (e) the bid price for the Class A Shares over a thirty (30) consecutive business day period is less than $1.00, or (f) (i) U.S. Xpress has stockholders’ equity of less than $2.5 million, (ii) the market value of the listed securities of U.S. Xpress is less than $35.0 million over a ten (10) consecutive business day period, and (iii) net income from continuing operations of U.S. Xpress is less than $500,000 for the most recently completed fiscal year and two (2) of the last three (3) most recently completed fiscal years. Class A Shares held by officers or directors of U.S. Xpress, or by any beneficial owner of more than ten percent (10%) of the Class A Shares, will not be considered as being publicly held for this purpose. According to U.S. Xpress, as of August 1,

2007, there were 12,508,228 Class A Shares outstanding. If, as a result of the purchase of Class A Shares pursuant to the Offer or otherwise, the Class A Shares are either no longer eligible for the NASDAQ Global Select Market or are delisted from NASDAQ altogether, the market for Class A Shares will be adversely affected.

If NASDAQ were to delist the Class A Shares, it is possible that the Class A Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Class A Shares would be reported by other sources. The extent of the public market for such Class A Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Class A Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Trading in the Class A Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration.  The Class A Shares currently are registered under the Exchange Act. The purchase of Class A Shares pursuant to the Offer may result in the Class A Shares becoming eligible for deregistration under the Exchange Act. Registration of the Class A Shares may be terminated by U.S. Xpress upon application to the SEC if the outstanding Class A Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Class A Shares. Termination of registration of the Class A Shares under the Exchange Act would reduce the information required to be furnished by U.S. Xpress to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Class A Shares. In addition, if the Class A Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to U.S. Xpress. Furthermore, the ability of “affiliates” of U.S. Xpress and persons holding “restricted securities” of U.S. Xpress to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Class A Shares under the Exchange Act were terminated, the Class A Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing or reporting on NASDAQ. If registration of the Class A Shares is not terminated prior to the Merger, then the registration of the Class A Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations.  The Class A Shares currently are “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Class A Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the Class A Shares might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the Class A Shares would be ineligible as collateral for margin loans made by brokers.

13.	Certain Legal Matters; Regulatory Approvals.

General.  Except as otherwise disclosed herein, based on a review of publicly available information filed by U.S. Xpress with the SEC, Purchaser, Holding Company, and the Continuing Investors are not aware of (i) any license or regulatory permit that appears to be material to the business of U.S. Xpress and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Class A Shares by Purchaser pursuant to the Offer, or (ii) any approval or other action, by any governmental, administrative, or regulatory agency or authority, domestic, foreign, or supranational, that would be required for the acquisition or ownership of Class A Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser, Holding Company, and the Continuing Investors currently contemplate that such approval or action would be sought. While Purchaser, Holding Company, and the Continuing Investors do not currently intend to delay the acceptance for payment of Class A Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of U.S. Xpress, Purchaser, Holding Company, or the Continuing Investors or that certain parts of the businesses of U.S. Xpress, Purchaser, Holding Company, or the Continuing Investors might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Class A Shares is subject to certain conditions. See “The Tender Offer — Section 11. Conditions to the Offer” for additional information.

United States Antitrust Approval.  Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. Purchaser, Holding Company, and the Continuing Investors intend to file a Notification and Report Form with respect to the Offer promptly.

Under the provisions of the HSR Act applicable to the Offer, the purchase of Class A Shares under the Offer may not be consummated until the expiration of a fifteen (15) calendar day waiting period following the filing by Purchaser, Holding Company, and the Continuing Investors. Purchaser, Holding Company, and the Continuing Investors intend to make such filing on or about September 13, 2007. The waiting period with respect to the Offer would expire at 11:59 p.m., Eastern time, on the date fifteen (15) days after such filing is made, unless Purchaser, Holding Company, and the Continuing Investors receive a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such fifteen (15) day period, either the Antitrust Division or the FTC requests additional information or material from Purchaser, Holding Company, or the Continuing Investors concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., Eastern time, on the tenth calendar day following the date of substantial compliance by Purchaser, Holding Company, and the Continuing Investors with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Purchaser, Holding Company, and the Continuing Investors. The Purchaser will not accept for payment Class A Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See “The Tender Offer — Section 11. Conditions to the Offer” for additional information.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser’s purchase of Class A Shares pursuant to the Offer. At any time before or after Purchaser’s purchase of Class A Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Class A Shares pursuant to the Offer or otherwise or seeking divestiture of Class A Shares acquired by Purchaser or divestiture of substantial assets of Purchaser. Private parties and state attorneys general also may bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Purchaser, Holding Company, the Continuing Investors, and U.S. Xpress are engaged, Purchaser, Holding Company, and the Continuing Investors believe that the acquisition of Class A Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Class A Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

Nevada Anti-Takeover Law.  Section 78.411 et seq. of the Nevada Revised Statutes (the “Combination with Interested Stockholders Statute”) prevents an “interested stockholder” and a Nevada corporation to which the Combination with Interested Stockholders Statute applies from entering into a “combination,” unless certain conditions are met. The Combinations with Interested Stockholders Statute applies to Nevada corporations with 200 or more shareholders of record, which: (a) as of the date the person became an “interested stockholder,” has a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act; or (b) provides for applicability of such act in its articles of incorporation. Nevada corporations may opt out of the Combination with Interested Stockholders Statute by provision in its original articles of incorporation or by amendment to the corporation’s articles of incorporation adopted at least eighteen months prior to the combination in question. A “combination” includes, among other transactions, any merger or consolidation with an “interested stockholder,” or any “affiliate” or “associate” thereof (even if the entity was not an “affiliate” or “associate” of the “interested stockholder” prior to the transaction) or sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions with an “interested stockholder” or an “affiliate” or “associate” thereof having: (i) an aggregate market value equal to five percent (5%) or more of the aggregate market value of the assets of a corporation; (ii) an aggregate market value equal to five percent (5%) or more of the aggregate market value of all outstanding shares of a corporation; or (iii) representing ten percent (10%) or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of ten percent (10%) or more of the voting shares of a corporation, or an affiliate or associate thereof. An “affiliate” is a person or entity that directly or indirectly is controlled by or is under common control with a specified person. An “associate,” when used to indicate a relationship with a person, is: (a) a corporation or organization of which that person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of voting shares; (b) any trust or other estate in which that person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of that person or any relative of the spouse, who has the same home as that person. As used in the Combinations with Interested Stockholders Statute, “person” includes any natural persons, entities, trusts and virtually all non-governmental organizations. A corporation may not engage in a “combination” within three (3) years after the person first became an interested stockholder unless the combination or transaction by which the person first became an interested stockholder was approved by the board of directors before the person first became an interested stockholder. If this approval is not obtained, then after the expiration of the three (3) year period, the business combination may be consummated if: (a) the combination was approved by the board of directors before the interested stockholder first became an interested stockholder; (b) a majority of the voting power held by the corporation’s disinterested stockholders approve the transaction subsequent to the three (3) year period. Alternatively, even without such approvals, a combination occurring more than three (3) years after the person first became and interested stockholder may be permissible if certain requirements relating to the consideration to be received by disinterested stockholders are met, and the interested stockholder has not, subject to certain exceptions, increased their holdings in the corporation.

Section 78.378 et seq. of the Nevada Revised Statutes (the “Acquisition of Controlling Interest Statute”) prohibits an acquirer, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation’s disinterested stockholders. The Acquisition of Controlling Interest Statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds in an offer or acquisition, those shares acquired within ninety (90) days immediately preceding his becoming an acquiring person become “Control Shares”. The acquiring person is prohibited from voting the Control Shares until disinterested stockholders restore the right. The Acquisition of Controlling Interest Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The board of directors is to notify the stockholders as soon as practicable after such an event has occurred that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenters’ rights. This statute is applicable only to Nevada corporations doing business in the state and that have at least 200 stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation.

The Offer is conditioned on the taking of all necessary action by the U.S. Xpress board of directors to render inapplicable all relevant anti-takeover statutes, including the Combination with Interested Stockholders Statute and the Acquisition of Controlling Interest Statute, and the continuing effectiveness of such action. See “The Tender Offer — Section 11. Conditions to the Offer” for additional information.

Other State Laws.  A number of other states have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders, and/or a principal place of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce, and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

U.S. Xpress conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser, Holding Company, and the Continuing Investors do not believe that the anti-takeover laws and regulations of any state other than the State of Nevada will by their terms apply to the Offer or the Merger, and, except as discussed above with respect to the Combination with Interested Stockholders Statute and the Control Share Acquisition Statute, neither Purchaser, Holding Company, nor any Continuing Investor has attempted to comply with any state anti-takeover statute or regulation. Purchaser, Holding Company, and the Continuing Investors reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Purchaser, Holding Company, or the Continuing Investors might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Class A Shares tendered pursuant to the Offer, or be delayed in completing the Offer. In addition, if enjoined, Purchaser might be unable to accept for payment any Class A Shares tendered pursuant to the Offer, or be delayed in continuing or completing the Offer and consummating the Merger. In such case, Purchaser may not be obligated to accept for payment any Class A Shares tendered in the Offer. See “The Tender Offer — Section 11. Conditions to the Offer” for additional information.

Other Antitrust Approvals.  In connection with the acquisition of the Class A Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the operations of U.S. Xpress conducted in such countries and jurisdictions as a result of the acquisition of the Class A Shares pursuant to the Offer. There can be no assurance that Purchaser, Holding Company, and the Continuing Investors will be able to cause U.S. Xpress or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for U.S. Xpress or any subsidiary after purchase of the Class A Shares pursuant to the Offer.

Stockholder Litigation.  On August 28, 2007, a stockholder of U.S. Xpress (the “Plaintiff”) filed a complaint in the District Court of Washoe County, Nevada, against U.S. Xpress, MLAC, and the directors of U.S. Xpress, captioned: Ronald S. Wiesenthal, et al. v. U.S. Xpress Enterprises, Inc., et al., Case No. 07 01958. This action was brought as a putative class action by the Plaintiff on behalf of himself and all holders of common stock of U.S. Xpress. The complaint generally alleges that: (1) MLAC, U.S. Xpress, and the individual U.S. Xpress directors breached their fiduciary duties as a result of the Offer; (2) the Offer Price is unfair and inadequate; (3) MLAC is engaging in self-dealing and is not acting in good faith towards U.S. Xpress’s public stockholders; and (4) the Offer is a product of the conflict of interest between MLAC and U.S. Xpress’s public stockholders. The lawsuit seeks, among other things, to enjoin or rescind the transactions contemplated by this Offer to Purchase and to recover costs of the action, including attorneys’ and experts’ fees.

14.	Fees and Expenses.

Purchaser has engaged Stifel Nicolaus to act as dealer manager in connection with the Offer, and Stifel Nicolaus has provided, and continues to provide, certain financial advisory services to Purchaser in connection with the Offer and the Merger. Purchaser will pay Stifel Nicolaus customary compensation for such services in connection with the Offer and the Merger. Purchaser has agreed to reimburse Stifel Nicolaus for all reasonable out-of-pocket fees, expenses, and costs, including reasonable fees and expenses of legal counsel (with such out-of-pocket fees, expenses, and costs not to exceed $50,000), and to indemnify Stifel Nicolaus and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

Purchaser has retained MacKenzie Partners, Inc. to serve as the Information Agent and LaSalle Bank National Association to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Class A Shares by personal interview, mail, telephone, telex, telegraph, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies, and other nominees to forward the Offer materials to beneficial holders. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses, and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

Except as discussed above, neither Purchaser, Holding Company, nor any Continuing Investor will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Class A Shares pursuant to the Offer. Brokers, dealers, banks, and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The following is an estimate of fees and expenses to be incurred by Purchaser, Holding Company, and the Continuing Investors in connection with the Offer:

Amount

Financial Advisor/Dealer Manager Fees and Expenses	$850,000
Advertising Costs	$20,860
SEC Filing Fee	$5,885
Hart-Scott-Rodino Filing Fee	$125,000
Depositary/Transfer Agent Fees and Expenses	$30,500
Information Agent Fees and Expenses (including mailing)	$15,000
Financing Costs	$5,194,750
Legal and Printing	$655,000
Miscellaneous	$28,005

Total	$6,925,000

U.S. Xpress will not pay any of the fees and expenses to be incurred by Purchaser, Holding Company, or the Continuing Investors.

15.	Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to the holders of Class A Shares other than Purchaser, Holding Company, and the Continuing Investors as described herein. Purchaser, Holding Company, and the Continuing Investors are not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser, Holding Company, or the Continuing Investors become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Class A Shares pursuant thereto, Purchaser, Holding Company, and the Continuing Investors will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser, Holding

Company, and the Continuing Investors cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Class A Shares in such state.

No person has been authorized to give any information or to make any representation on behalf of Purchaser, Holding Company, or the Continuing Investors not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser, Holding Company, and the Continuing Investors have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer, which includes the information required by Schedule 13E-3. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “The Tender Offer — Section 7. Certain Information Concerning U.S. Xpress”.

New Mountain Lake Acquisition Company

September 12, 2007

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
PURCHASER, THE MANAGERS OF HOLDING COMPANY,
THE PARTNERS OF QUINN FAMILY PARTNERS, AND
THE PARTNERS OF THE MAX FULLER FAMILY LIMITED PARTNERSHIP

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices, or employments for the past five (5) years, of (a) each director and executive officer of Purchaser, (b) each manager of Holding Company, (c) each partner of Quinn Family Partners, and (d) each partner of the Max Fuller Family Limited Partnership. Unless otherwise indicated, each such person is a citizen of the United States of America, and the business address of each such person is 4080 Jenkins Road, Chattanooga, Tennessee 37421. None of the listed persons, during the past five (5) years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated and except with respect to Purchaser and Holding Company, which were formed on August 28, 2007, each such person has held his or her present occupation as set forth below for the past five years.

Present Principal Occupation or Employment;
Name	Material Positions Held During the Past Five Years
Patrick E. Quinn	Patrick Quinn is the President, Treasurer, and a member of the board of directors of Purchaser. Mr. Quinn also is a manager of Holding Company. Mr. Quinn has served as Co-Chairman of the board of directors of U.S. Xpress since 1994 and as a director, President, and Treasurer since the formation of U.S. Xpress, Inc. in 1985. Mr. Quinn served as Chairman of the Truckload Carriers Association from 2001 to 2002 and Chairman of the American Trucking Associations since 2005. In addition, Mr. Quinn was appointed to the National Surface Transportation Policy and Revenue Study Commission in February 2006. He also serves on the Erlanger Hospital Board of Trustees, the Chattanooga Chamber of Commerce Board of Directors, and the board of Innovative Processing Solutions.
Max L. Fuller	Max L. Fuller is the Chief Executive Officer, Secretary, and a member of the board of directors of Purchaser. Mr. Fuller also is a manager of Holding Company. Mr. Fuller has served as Co-Chairman of the board of directors of U.S. Xpress since 1994 and as a director and Secretary since the formation of U.S. Xpress, Inc. in 1985. Effective November 2004, Mr. Fuller was appointed as the Chief Executive Officer of U.S. Xpress. From August 2005 to August 2006, Mr. Fuller also served as President of Xpress Global Systems, Inc., a wholly owned subsidiary of U.S. Xpress. Prior to his appointment as Chief Executive Officer, Mr. Fuller served as a Vice President from the inception of U.S. Xpress in 1985. Mr. Fuller also is a director of SunTrust Bank, Chattanooga, N.A., Transplace.com, LLC, and Innovative Processing Solutions.
Anna Marie Quinn	Anna Marie Quinn is the general partner of Quinn Family Partners. Mrs. Quinn’s principal occupation involves civic and philanthropic commitments.
Lisa M. Pate	Lisa M. Pate is a partner of Quinn Family Partners. Ms. Pate has been employed by U.S. Xpress as Vice President and General Counsel since March 2002.
Patrick B. Quinn	Patrick B. Quinn is a partner of Quinn Family Partners. Mr. Quinn has been employed by U.S. Xpress as Vice President — Marketing Analysis and Sales Administration since March of 2002.

A-1

Present Principal Occupation or Employment;
Name	Material Positions Held During the Past Five Years
Renee Anne Quinn	Renee Anne Quinn is a partner of Quinn Family Partners. Ms. Quinn’s principal occupation involves civic and philanthropic commitments.
Janice B. Fuller	Janice B. Fuller is the general partner of the Max Fuller Family Limited Partnership. Mrs. Fuller’s principal occupation involves civic and philanthropic commitments.
William E. Fuller	William E. Fuller is a partner of the Max Fuller Family Limited Partnership. Mr. Fuller has been employed by Xpress Direct, a subsidiary of U.S. Xpress, as Vice President and General Manager since December 2004.
Christopher Fuller	Christopher Fuller is a partner of the Max Fuller Family Limited Partnership. Mr. Fuller has been employed by Xpress Direct, a subsidiary of U.S. Xpress, as a full time customer service representative since January 2007.
Stephen C. Fuller	Stephen C. Fuller is a partner of the Max Fuller Family Limited Partnership. Mr. Fuller was Vice President General Manager of Xpress Direct and President of Xpress Global Systems, both subsidiaries of U.S. Xpress, from January 2004 until February 3, 2005, and February 3, 2005 until August 1, 2005, respectively.

A-2

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth (i) the current beneficial ownership of Class A Shares and Class B Shares by Purchaser, Holding Company, the Continuing Investors, directors and officers of Purchaser and Holding Company, the partners of Quinn Family Partners, and the partners of the Max Fuller Family Limited Partnership, (ii) transactions in Class A Shares by such persons during the past sixty (60) days, and (iii) purchases of Class A Shares by such persons during the past two (2) years. Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares indicated as beneficially owned by a person includes Class A Shares underlying options and restricted stock awards that are currently exercisable or will be exercisable within 60 days following August 1, 2007. Elsewhere in this Offer to Purchase, unless specifically noted otherwise, references to stock ownership and related percentages include ownership of all vested and unvested restricted Class A Shares, but do not include any options to purchase Class A Shares.

										Transactions
										in Class A
										Shares
										During Past
										Sixty Days
										(excluding
										ordinary
										course	Purchases of
	Securities Ownership									transactions	Class A
						Class A Shares and				under	Shares
	Class A Shares			Class B Shares		Class B Shares Combined				Company	During Past
Person	Number		Percent(1)	Number	Percent(1)	Number		Percent(1)		Plans)	Two Years

New Mountain Lake Acquisition Company	—		—	—	—	—		—		—	—
New Mountain Lake Holdings, LLC	—		—	—	—	—		—		—	—
Patrick E. Quinn	1,823,847	(2)	14.5%	1,520,131	50.0%	3,343,978	(2)	21.4%		—	70	(3)
Max L. Fuller	1,695,079	(4)	13.5%	1,520,131	50.0%	3,215,210	(4)	20.6%		—	—
Quinn Family Partners	300,000		2.4%	—	—	300,000		1.9%		—	—
Max Fuller Family Limited Partnership	344,916		2.8%	—	—	344,916		2.2%		—	—
Anna Marie Quinn	300,000	(5)	2.4%	—	—	300,000	(5)	1.9%		—	—
Lisa M. Pate	9,676	(6)	*	—	—	9,676	(6)	*		—	—
Patrick B. Quinn	2,706	(7)	*	—	—	2,706	(7)	*		—	—
Renee Anne Quinn	—		*	—	—	—		*		—	—
Janice B. Fuller	344,916	(8)	2.8%	—	—	344,916	(8)	2.2%		—	—
William E. Fuller	6,247	(9)	*	—	—	6,247	(9)	*		—	—
Christopher Fuller	—		*	—	—	—		*		—	—
Stephen C. Fuller	10,259		*	—	—	10,259		*		—	—

All Persons Combined	3,547,814		28.0%	3,040,262	100.0%	6,588,076		41.9	%(10)

*	Less than 1%.

(1)	Based on 12,508,228 Class A Shares outstanding (including 378,130 restricted Class A Shares) and 3,040,262 Class B Shares outstanding, in each case as of August 1, 2007, as reported by U.S. Xpress to Purchaser, Holding Company, and the Continuing Investors. The Class A Shares and Class B Shares are substantially identical in all respects, with the exception that holders of Class A Shares are entitled to one vote per share, while holders of Class B Shares are entitled to two votes per share. Once the Class B

B-1

Shares are no longer held by Mr. Quinn, Mr. Fuller, or certain members of their families, Class B Shares will be converted automatically into Class A Shares on a one-for-one basis. Class A Shares underlying stock options that are currently exercisable or will become exercisable within 60 days following August 1, 2007, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of “All Persons Combined,” but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Includes (a) 1,372,105 Class A Shares owned directly by Patrick E. Quinn, (b) 68,750 unvested restricted Class A Shares granted to Mr. Quinn as to which Mr. Quinn exercises voting power, (c) currently exercisable options to purchase 80,000 Class A Shares, (d) 2,992 Class A Shares held in Mr. Quinn’s 401(k) account (with the number of Class A Shares being equal to Mr. Quinn’s September 7, 2007 account balance divided by the closing price on September 7, 2007), and (e) 300,000 Class A Shares owned by Quinn Family Partners. Mr. Quinn’s spouse, Anna Marie Quinn, holds the sole power to vote and dispose of such shares as the managing partner of Quinn Family Partners.

(3)	On May 21, 2007, Patrick E. Quinn purchased 70 Class A Shares for the purpose of gifting at a price of $13.8116 per share.

(4)	Includes (a) 1,190,084 Class A Shares owned directly by Max L. Fuller, (b) 68,750 unvested restricted Class A Shares granted to Mr. Fuller as to which Mr. Fuller exercises voting power, (c) currently exercisable options to purchase 80,000 Class A Shares, (d) 11,329 Class A Shares held in Mr. Fuller’s 401(k) account (with the number of Class A Shares being equal to Mr. Fuller’s September 7, 2007 account balance divided by the closing price on September 7, 2007), and (e) 344,916 Class A Shares owned by the Max Fuller Family Limited Partnership. Mr. Fuller’s spouse, Janice B. Fuller, holds the sole power to vote and dispose of such shares as the general partner of the Max Fuller Family Limited Partnership.

(5)	Comprised of 300,000 Class A Shares owned by Quinn Family Partners.

(6)	Includes 4,007 unvested restricted Class A Shares granted to Ms. Pate as to which Ms. Pate exercises voting power, and currently exercisable options to purchase 5,000 Class A Shares.

(7)	Includes 2,278 unvested restricted Class A Shares granted to Mr. Quinn as to which Mr. Quinn exercises voting power.

(8)	Comprised of 344,916 Class A Shares owned by the Max Fuller Family Limited Partnership.

(9)	Includes 3,611 unvested restricted Class A Shares granted to Mr. Fuller as to which Mr. Fuller exercises voting power, and currently exercisable options to purchase 2,000 Class A Shares.

(10)	Based on the voting rights accorded to Class A Shares and Class B Shares as described above, the Class A Shares and Class B Shares beneficially owned by all persons combined represents approximately 51.3% of the aggregate voting power of all outstanding stock of U.S. Xpress.

B-2

SCHEDULE C

NEVADA DISSENTER’S RIGHTS STATUTES

NRS 92A.300. Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305. “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310. “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.

NRS 92A.315. “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320. “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325. “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330. “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335. “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340. Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350. Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360. Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370. Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d) Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390. Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410. Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420. Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430. Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440. Demand for payment and deposit of certificates; retention of rights of stockholder.

1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

NRS 92A.460. Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470. Payment for shares: Shares acquired on or after date of dissenter’s notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

NRS 92A.480. Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490. Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500. Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Class A Share certificates, and any other required documents should be sent or delivered by each stockholder of U.S. Xpress or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Offer is:

LaSalle Bank National Association

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:

LaSalle Bank National Association	(201) 680-4626	LaSalle Bank National Association
Attn: Reorganization Dept.		Attn: Reorganization Dept.
P.O. Box 3344		480 Washington Boulevard
480 Washington Boulevard		Mail Drop-Reorg.
Jersey City, NJ 07310	To Confirm Facsimile	Jersey City, NJ 07310
Transmissions:
(For Eligible Institutions Only)

(201) 680-4860

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (call collect)
(800) 322-2885 (toll-free)
Email:tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Stifel, Nicolaus & Company, Incorporated.
100 Light Street
Baltimore, MD 21202
(410) 454-5381 (direct dial)
(800) 424-8870 (toll-free)
(410) 454-4126 (facsimile)